As filed with the Securities and Exchange Commission on August 20, 2021

Registration Statement No. 333-257453

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3 to the

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IPSIDY INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	46-2069547
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ipsidy Inc.

670 Long Beach Boulevard

Long Beach, New York 11561

Tel: 516-274-8700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas L. Thimot

Chief Executive Officer

Ipsidy Inc.

670 Long Beach Boulevard

Long Beach, New York 11561

Tel: 516-274-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Fleming, Esq. Fleming PLLC 30 Wall Street, 8 th Floor New York, New York 10005 Tel. (516) 833-5034 Fax: (516) 977-1209	Anthony J. Marsico, Esq. Dorsey & Whitney LLP 51 West 52nd Street New York, New York 10019-6119 Tel.: (212) 415-9214 Fax: (212) 953-7201

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.0001 per share (3)	$11,500,000	$1,254.65
Underwriter’s warrants to purchase Common Stock (4)	-	$0.00
Common Stock issuable upon exercise of the Underwriter’s warrants (5)	$562,500	61.37
Total	$12,062,500	$1,316.02	*

*	Previously paid.

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.

(3)	Includes the aggregate offering price of additional shares of common stock that the underwriters have the option to purchase from the Registrant in this offering to cover over-allotments, if any.

(4)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.

(5)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The underwriter’s warrants are exercisable at a per share exercise price equal to 125% of the public offering price. The proposed maximum aggregate offering price of the underwriters’ warrants is $562,500, which is equal to 125% of $450,000 (4.5% of $10,000,000).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement related to these securities filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 20, 2021

1,468,429 Shares

Common Stock

Ipsidy Inc.

We are offering 1,468,429 shares of our Common Stock par value $0.0001 per share (“Common Stock”), at an assumed offering price of $6.81 per share (based upon the last reported sale price of our Common Stock on the OTCQB tier of the OTC Market Group, Inc. on August 19, 2021). The final public offering price of the shares of common stock in this offering will be determined through negotiation between us and the underwriters in the offering and the recent market price used throughout this prospectus may not be indicative of the final offering price.

Our Common Stock is currently traded on the OTCQB tier of OTC Market Group, Inc., under the symbol “AUID.” On August 19, 2021, the last reported sale price of our Common Stock was $6.81 per share. Effective June 14, 2021 we completed a 1-for-30 reverse stock split of our common stock. Effective July 13, 2021, our Common Stock trades under a new ticker symbol “AUID”.

We have applied to list our Common Stock on the Nasdaq Capital Market under the symbol “AUID.” No assurance can be given that our application will be approved or that a trading market will develop. This offering will occur only if Nasdaq approves the listing of our common stock.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of the risks that you should consider in connection with an investment in our securities. Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1% of the initial public offering price payable to the underwriter. We have agreed to reimburse the underwriters for certain expenses and the underwriters will receive compensation in addition to underwriting discounts and commissions. We have also agreed to issue warrants to the representative of the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with this offering. See the section titled “Underwriting” beginning on page 72 of this prospectus for additional disclosure regarding underwriter compensation and offering expenses.

Prior to the date hereof, certain of our officers and directors have indicated an interest, severally and not jointly, in purchasing up to approximately $1.3 million of our shares of common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the officers and directors may determine to purchase more, fewer or no shares in this offering or the underwriters may determine to sell more, fewer or no shares to such officers and directors.  The underwriters will receive the same discount on any of our shares purchased by the officers and directors as they will on any other shares sold to the public in this offering.

We have granted the underwriters an option for a period of 45 days to purchase up to 220,264 additional shares of our Common Stock at the public offering price, less underwriting discounts and commissions.

The underwriters expect to deliver the Company’s securities to the purchasers on or about              , 2021.

ThinkEquity

The date of this prospectus is          , 2021.

You should rely only on the information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” in the prospectus. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

For investors outside the United States: Neither we nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

Except where the context requires otherwise, in this prospectus the “Company,” “authID”, “authID.ai”, “Ipsidy,” “we,” “us” and “our” refer to Ipsidy Inc., a Delaware corporation and, where appropriate, its subsidiaries.

i

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

Cautionary NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for us to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

iii

PROSPECTUS SUMMARY

This summary highlights information about us, this offering and selected information contained elsewhere in and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the information set forth under the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on a retrospective and pro forma basis to reflect the reverse stock split of our outstanding shares of common stock at a ratio of 1-for-30 which we effected on June 14, 2021.

Our Company

authID.ai (Ipsidy Inc.) is a leading provider of secure, mobile, biometric identity verification software products delivered by an easy to integrate Identity as a Service (IDaaS) platform. Our mission is to eliminate all passwords and to be the preferred global platform for biometric identity authentication. Our vision is to enable every organization to “Recognise Your Customer” instantly, without friction or loss of privacy, powered by the most sophisticated biometric and artificial intelligence technologies.

The explosive growth in online and mobile commerce, telemedicine, remote working and digital activities of all descriptions is self-evident to everyone who lived through 2020. Identity theft, phishing attacks, spear-phishing, password vulnerabilities, account takeovers, benefits fraud - words that have entered our daily lexicon it seems like overnight. These risks are significant impediments to the operations and growth of any business or organization, and dealing with the consequences of these criminal activities has created significant friction in both time, cost and lost opportunity. Consider all the methods that organizations have had to implement in order to prevent fraud. The requests to receive and enter one-time passwords. The maddening questions you get asked – whether on-line or when reaching out to a call center – what was your first pet’s name? who was your best friend in high school? These steps all add up to friction, making it difficult for consumers to login, transact and execute daily tasks. Surely there is a better way to address these challenges? authID.ai believes there is.

authID.ai provides secure, biometric, identity verification, FIDO2 passwordless login and strong customer authentication. We maintain a global, cloud-based, IDaaS platform for our enterprise customers to enable their users to easily verify and authenticate their identity through a mobile phone or portable device of their choosing (as opposed to dedicated hardware). We establish a proven identity, creating a root of trust that ensures the highest level of assurance for our passwordless login and step-up verification products. Our system enables participants to consent to transactions using their biometric information with a digitally signed authentication response, embedding the underlying transaction data and each user’s identity attributes within every electronic transaction message processed through our platform.

Digital transformation across all market segments requires trusted identity. Our identity platform offers innovative solutions that are flexible, fast and easy to integrate and offer seamless user experiences. authID’s products help advance digital transformation efforts without the fear of identity fraud, while delivering frictionless user experiences. We believe that it is also essential that every electronic transaction has an audit trail, proving that the identity of the individual was duly authenticated. Our platform provides biometric and multi-factor identity software, which are intended to establish, authenticate, and verify identity across a wide range of use cases and electronic transactions.

authID’s products focus on the broad requirement for enabling frictionless commerce by allowing an entity to instantly “Recognise their Customer”. Organizations of all descriptions require cost-effective and secure means of growing their business while mitigating identity fraud. We aim to offer our enterprise customers products that can be integrated easily into each of their business and organizational operations, in order to facilitate their adoption and enhance the end user customer experience.

Our management believes that some of the advantages of our IDaaS Platform approach are the ability to leverage the platform to support a variety of vertical markets and the adaptability of the platform to the requirements of new markets and new products requiring cost-effective, secure, and configurable mobile solutions. Our target markets include banking, fintech and other disrupters of traditional commerce, small and medium sized businesses, and system integrators working with government and Fortune 1000 enterprises. At its core, the Company’s offering, combining its proprietary and acquired biometric and artificial intelligence technologies (or AI), is intended to facilitate frictionless commerce, whether in the physical or digital world. The Company intends to increase its investment in developing, patenting, and acquiring the various elements necessary to enhance the platform, which are intended to allow us to achieve our goals. One of the principal intended areas of investment is to enhance and expand our use of artificial intelligence in proprietary software, that we believe will increase our value to enterprise customers and stockholders alike.

authID.ai is dedicated to developing advanced methods of protecting consumer privacy and deploying ethical and socially responsible AI. authID is developing a culture that proactively encourages and rewards our employees for considering the ethical implications of our products. We believe that a proactive commitment to ethical AI presents a strong business opportunity for authID and will enable us to bring more accurate products to market more quickly and with less risk to better serve our global user base. Our methods to achieve ethical AI include engaging the users of our products with informed consent, prioritizing the security of our user’s personal information, considering and avoiding potential bias in our algorithms, and monitoring of algorithm performance in our applications.

Our Solutions and Products

We have established our Identity as a Service Platform with internally developed software as well as acquired and licensed technology, which provide the following services: (1) biometric capture and matching (e.g. for faces, voices and fingerprints); (2) remote document collection and authentication; (3) multi-factor authentication and passwordless login; and (4) step-up verification for electronic transactions (e.g. for high value payment transactions).

Identity as a Service (IDaaS) Platform

authID’s customers can leverage our IDaaS Platform through a simple application programming interface (or API) integration. The product suite includes a range of developer integration tools and documentation that help our customers and systems integrator partners create their own identity and transaction authentication solutions via integration to our secure RESTful API’s. Our platform is designed to support a wide variety of use cases across a broad range of verticals. The Company has the following product lines that are part of our IDaaS platform capabilities:

●	PROOFTM establishes the trusted identity of users based on a variety of ground truth sources, including chip based electronic machine-readable travel documents (or eMRTDs), over 9,000 national IDs, driver’s licenses and other government-issued documents, as well as through direct verification by national registries and other international databases. Upon presentation of a government-issued identity document, Proof can evaluate the validity of the document and biometrically match the cropped photograph from the document with a live user’s selfie. Proof ensures that the person presenting the identity document is its legitimate owner and is physically present, thereby establishing trust that the enterprise is interacting with the true account owner. This product can eliminate the need for costly face-to-face, in-person ID checks, and instead can provide a verified identity in seconds. In a world of increasing fraud and security threats, Proof offers our customers confidence in knowing the identities of their customers, employees, or visitors.

●

AUTHENTIFIDTM delivers trusted FIDO2 strong authentication for device-based passwordless login and transaction authorization, that is tied to a trusted identity. During initial registration for passwordless login, AuthentifID leverages Proof by authID to establish a digital chain of trust between biometrically verified individuals, their accounts, and their devices. AuthentifID eliminates password vulnerabilities and stops phishing attacks to protect users and systems against account takeovers, sim swaps, and man-in-the-middle attacks. The service can reduce costs of expensive password resets and increase customer satisfaction by getting rid of often forgotten or detectable secret questions (knowledge-based authentication or KBA) or one-time passcodes (or OTP). AuthentifID leverages the user’s proven identity and biometrics, thereby enabling seamless, self-service identity affirmation or recovery when a user adds, or replaces their device- a more cost-effective solution that does not require live support desk assistance.

Using public-key cryptography united with “one-touch” biometrics and/or security keys, AuthentifID enables consumers to use biometric authentication with any FIDO2 registered device. AuthentifID also offers banks, fintechs, and ecommerce merchants convenient and secure compliance with European Union-wide PSD2 strong customer authentication requirements, and helps organizations comply with applicable privacy laws.

●	VERIFIEDTM Our cloud-based, multi-factor authentication solution, provides banks, enterprises, and government departments a secure, convenient application for identity verification and transaction consent as part of any type of electronic transaction, when device-based authentication is not available or sufficient. Integration to the authID platform allows an enterprise to utilize biometric authentication to secure high-risk transactions with a higher level of certainty. The authID APIs provide a simple and secure way to access our IDaaS Platform and deliver a user experience that seamlessly integrates into our enterprise customers’ applications. Users can authenticate their identity through a mobile phone or portable device of their choosing (as opposed to dedicated hardware). The product provides a detailed audit trail created for each transaction, containing the digitally signed transaction details with proof of identity authentication and account owner consent.

●	IDENTITY - PORTAL Allows an enterprise to get started with our identity products without any integration. The portal allows our enterprise customers to biometrically verify identity of their users or authenticate transactions with a biometric audit trail simply by initiating transactions from the Portal.

Other Identity Products

●	SEARCHTM Our biometric fingerprint AFIS software, comprising of a front-end application software for desktop fingerprint capture, and image processing as well as a back-end fingerprint matching system using our own proprietary algorithms that includes an identity management middleware solution. SEARCH has been successfully used for public elections in Africa, as well as for a governmental application in the United States.

●	CARDSPLUS Secure plastic identity credentials and loyalty card products, currently being sold in Africa. Opportunities exist to expand the product offering.

Payment Processing

●	TRANXATM Multi-application payment gateway and switch that provides payment solutions for online retailers and physical merchant locations, currently being offered in Colombia. The Tranxa gateway platform operates in Colombia and powers the Company’s bill payment and money transmission services for customers of the Colombian Post Office 4/72.

●	An unattended kiosk application and backend management system, which when integrated with a transit ticketing system, facilitates fare collection and electronic ticketing for transit systems.

●	Our TRANSACT mobile digital issuance platform, has been developed to support, amongst other things, the issuance and management of closed loop pre-paid accounts (for both physical and virtual cards), The platform is multi-lingual and capable of being white labelled for our customers.

Growth Strategy

To achieve our goals of increasing our product penetration in the identity authentication market, the following plans comprise our growth strategy. authID intends to expand our focus on channel partners, by signing payment processors, system integrators and additional core banking software suppliers. We are also working to augment our go-to-market model with a new self-service fulfilment model to enable our customers to directly purchase and integrate our identity software products. The Company also intends to increase its investment in developing, patenting and acquiring the various elements necessary to enhance our IDaaS platform, which are intended to allow us to achieve our growth goals.

Channel Strategy

We intend to expand our channel strategy in order to bring our products to a broad market in an efficient and cost-effective way. We have signed and are pursuing various channel partners that play a key role in their respective verticals, such as Temenos, a digital technology provider for banks around the world, Atos, a global leader in digital transformation, and Inetum (formerly IECISA gfi) which supports the telecom, financial services, and other industries across 26 countries. We are also pursuing additional strategic partners, including payment processors, system integrators and core banking software suppliers.

These channel partners provide access to their wide-ranging enterprise customer portfolios, including new fintech disruptors, merchant services, ecommerce and sharing economy businesses, all of whom we believe could benefit from the use of our identity verification and authentication software products. By entering into agreements with such channel partners and leveraging their relationships, we believe we can expand our footprint much more rapidly and cost effectively, as compared to pursuing direct sales efforts with each customer. Moving forward, we intend to build a small, high-touch, strategic partner sales team to identify new use cases and drive expansion and standardization on authID within our partners’ customer portfolios.

 Self-Service

We intend to accelerate our growth by enabling self-service options for our identity authentication products to efficiently reach the small and medium sized business segment in the United States, as well as technology disruptors who require quick and easy use of our platform for authenticating their users. Our planned self-service offerings are intended to increase software developer and IT operator familiarity with our products and lead to quicker deployment of our products by our customers.

We also intend to expand our digital marketing efforts to drive prospective customers to the self-service portal, and therefore limit the need for extensive outbound sales efforts.

Innovation

As banking, fintech, traditional retailer, online e-tailers, and sharing economy providers continue to drive digital transformation across their channels, we aim to be at the forefront by developing new software products that leverage our platform and core competencies in biometric identity authentication. Our focus on innovation, is intended to add value to and retain our existing customers, as well as attract new customers. authID intends to build on its patent pending solutions by using machine learning to enhance the artificial intelligence capabilities of our IDaaS software and platform. We intend to establish a Center of Excellence focused on artificial intelligence, employing leading data scientists and machine learning experts. Their mission will be to make the authID biometric authentication platform the fastest and most accurate in the market, and then to continually improve our platform to maintain our leading position.

Consumer frustration with passwords, along with phishing attacks, social engineering and data breaches have driven the need to eliminate passwords and accelerate adoption of multifactor security across all channels. Today there are more than 5 billion smartphones, laptops and tablets around the world that can be used as secure authentication devices to access online services and authorize transactions. These trends are driving the need for a simple, secure, and fast way to manage device registration and deregistration. By combining our patent pending methods for single message authentication, authorization, and audit, and for device registration through strong identity verification, authID has created an Identity Recovery (IDR) software product that puts device management in the control of the account owner. By eliminating the need for users to contact a support center, this product helps our enterprise customers reduce their systems and personnel costs for supporting users attempting to recover their identity or register a new device for authentication.

In 2020 we signed an agreement with LoginID, under which we have jointly developed a FIDO2 compliant strong authentication solution, which we offer as AuthentifID. The AuthentifID service is intended to address the growing demand across all verticals for eliminating the security risks, operational costs, and consumer dissatisfaction with passwords. We also became a member of the FIDO Alliance, the leading international organization comprising global leaders in technology that help establish best practices for FIDO authentication deployment. FIDO compliant solutions eliminate passwords by using the combination of biometric verification and device authentication via cryptographic security, thereby speeding up and securing user login. By combining our core technologies, we have enhanced our IDaaS platform to offer device-based multi-factor identity software to complement our biometric multi-factor authentication product in order to support secure login as well as a broader set of electronic transactions.

Select Acquisitions

As we have done in the past, we intend to selectively pursue acquisitions that will help us achieve our strategic goals, enhance our technology capabilities, and accelerate growth. We believe pursuing these types of acquisitions will increase our ability to work with existing customers, add new customers, enter new markets, develop new services and enhance our processing platform capabilities. However, we have no commitments with respect to any such acquisitions at this time.

Revenue Model

Identity Management Solutions and Products

The biometric software products are priced based on a multi-year licensing model which is driven by the number of enrollees in the system and the volume of authentications required (for example the number of times a consumer logs into an application, changes their account profile, or approves a high value transaction). We provide our new IDaaS platform services based on a subscription model, with tiered fees per enrolled user, or device, comprising an initial enrollment fee, a periodic subscription and where applicable a per transaction fee. The Company’s CardsPlus plastic and credentials card products are sold at a per unit price which will vary based on the configuration of the features and functionality of the product, as well as the services provided.

Payment Processing Solutions and Products

The electronic payment gateway services are volume priced on a per transaction basis. The pricing for our closed loop financial payment platform is based on a combination of transaction fees and a subscription model based on numbers of cardholders and merchants enrolled. We also earn leasing income from the rental of unattended kiosks.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until December 31, 2023. However, if certain events occur prior to such date, including if we are deemed a “large accelerated filer” under the Exchange Act, our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we may cease to be an emerging growth company prior to such date.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

Corporate Information

We were incorporated in the State of Delaware on September 21, 2011 and changed our name to Ipsidy Inc. on February 1, 2017. We have decided that to better align the branding of our company with our future focus and goals that we should change our business name to “authID.ai”. To that end, we registered domain names under that name and applied for a United States trademark in that name.

Our Common Stock is currently traded on the OTCQB U.S. Market, under the symbol “AUID.” On August 19, 2021, the last reported sale price of our Common Stock was $6.81 per share.

Our corporate headquarters is located at 670 Long Beach Blvd., Long Beach, NY 11561 and our main phone number is (516) 274-8700. We maintain a website at www.authid.ai. The information contained on, or that can be accessed through, our websites is not incorporated by reference into this prospectus and is intended for informational purposes only.

The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

The Offering

Common Stock offered by us	1,468,429 shares

Common Stock issued and outstanding	21,510,544 shares

Total shares of Common Stock to be outstanding after this offering	22,978,973 shares (or 23,199,237shares if the underwriters exercise in full their option to purchase additional 220,264 shares to cover over-allotments, if any)

Over-allotment option	We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional 220,264 shares of Common Stock at the public offering price, less the underwriting discount.

Use of proceeds

We estimate that we will receive gross proceeds of approximately $10,000,000, assuming a public offering price of $6.81 per share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering for the following purposes:

●    investment in software product and platform development and artificial intelligence;

●   expanding our business development and sales and marketing capabilities; and

●   working capital and general corporate purposes.

See “Use of Proceeds” for additional information.

Risk factors	See “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

Proposed Nasdaq Capital Market symbol	We have applied to list the Common Stock to be issued in this offering on the Nasdaq Capital Market under the symbol “AUID.”

The number of Common Stock that will be outstanding after this offering as shown above is based on 21,510,544 shares of Common Stock issued and outstanding as of the date of this prospectus, and the issuance and sale of 1,468,429 shares of our Common Stock in this offering at a public offering price of $6.81 per share. This number excludes:

●	1,350,508 shares of Common Stock issuable upon the exercise of warrants outstanding as of the date of this prospectus, with an average exercise price of $4.41 per share;

●	9,065,839 shares of Common Stock issuable upon the exercise of options to directors, employees and consultants under our 2014 Equity Compensation Plan, 2017 Incentive Stock Plan and grants and awards approved by the Board (collectively the “Equity Incentive Plans”) at a weighted average exercise price of $5.97 of which 4,009,283 are vested as of the date of this prospectus;

●	427,887 shares of Common Stock reserved for future issuance under our Equity Incentive Plans; and

●	117,529 shares of Common Stock reserved for issuance on conversion of Convertible Notes, (including shares which may be issued in payment of accrued interest thereon through maturity).

Unless otherwise indicated, all information in this prospectus assumes and gives effect to:

●	no exercise of the underwriter’s over-allotment option; and

●	no exercise of the representative’s warrants.

Prior to the date hereof, certain of our officers and directors have indicated an interest, severally and not jointly, in purchasing up to approximately $1.3 million of our shares of common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the officers and directors may determine to purchase more, fewer or no shares in this offering or the underwriters may determine to sell more, fewer or no shares to such officers and directors.  The underwriters will receive the same discount on any of our shares purchased by the officers and directors as they will on any other shares sold to the public in this offering.

Summary Consolidated Financial Data

SELECTED FINANCIAL DATA

The following table sets forth our selected financial data as of the dates and for the periods indicated. We have derived the statement of operations data for the years ended December 31, 2020 and 2019 from our audited financial statements included elsewhere in this prospectus and for the three and six months ended June, 30, 2021 and 2020 from our unaudited financial statements included elsewhere in this prospectus. The following summary financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in future periods.

Statement of Operations Data:

(in thousands, except share and per share data)

	Six months ended June 30		Year Ended December 31,
	2021	2020	2020	2019
	(Unaudited)
Revenues:
Total revenues, net	$1,167	$1,115	$2,141	$2,552

Operating Expenses:
Cost of Sales	373	418	662	669
General and administrative	4,978	3,873	6,743	7,892
Research and Development	669	621	1,161	1,614
Impairment loss	-	1,035	1,334	1,672
Depreciation and amortization	624	647	1,250	790
Total operating expenses	6,644	6,594	11,150	12,639

Loss from operations	(5,477)	(5,479)	(9,010)	(10,086)

Other Income (Expense):
Interest expense - net	(554)	(489)	(969)	(376)
Debt extinguishment - gain/(loss)	486	(986)	(986)	-
Warrant exercise inducement expense	-	(367)	(367)	-
Other income/(expense)	8	35	70	24
Other (expense), net	(61)	(1,807)	(2,252)	(352)

(Loss) before income taxes	(5,538)	(7,286)	(11,262)	(10,437)

Income Taxes	(10)	(12)	(36)	(63)

Net (loss)	$(5,548)	$(7,298)	$(11,299)	$(10,563)

Net (loss) per share - Basic and Diluted	$(0.28)	$(0.42)	$(0.63)	$(0.63)

Weighted Average Shares Outstanding - Basic and Diluted	20,003,913	17,473,583	18,067,603	16,624,913

Balance Sheet Data

(in thousands)

U.S. dollars	Actual	Pro Forma As Adjusted (1)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,805	$10,705
Total assets	11,665	20,565
Total liabilities	3,748	4,123
Additional paid-in capital	111,494	120,394
Accumulated deficit	(103,782)	(104,157)
Total stockholders’ equity	$7,917	$16,442

(1)	The pro forma as adjusted balance sheet data gives additional effect to the sale of 1,468,429 shares of Common Stock in this offering at the assumed public offering price of $6.81 per share, (based upon the last reported sale price of our Common Stock on the OTCQB tier of the OTC Market Group, Inc. on August 19, 2021), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our financial statements and related notes, before deciding whether to purchase shares of our securities. If any of the following risks is realized, our business, operating results, financial condition and prospects could be materially and adversely affected. In that event, the price of our Common Stock could decline, and you could lose part or all of your investment.

Risks Related to Our Financial Condition and Capital Requirements

We have a history of losses and we may not be able to achieve profitability going forward.

We have an accumulated deficit of approximately $103.8 million as of June 30, 2021 and incurred an operating loss of approximately $9.0 million for the year ended December 31, 2020 and an operating loss of approximately $5.5 million for the six months ended June 30, 2021. We have had net losses in most of our quarters since our inception. We expect that we will continue to incur net losses in 2021. We may incur losses in the future for a number of reasons, including the other risks described in this report, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability. Our management is developing plans and executing certain programs to alleviate the negative trends and conditions described above, however there is no guarantee that such plans will be successfully implemented. Our ability to curtail our operating losses or generate a profit may be further impacted by the fact that our business plan is largely unproven. There is no assurance that even if we successfully implement our business plan, that we will be able to curtail our losses. If we incur significant additional operating losses, our stock price may decline, perhaps significantly and the Company will need to raise substantial additional capital in order to be able to continue to operate, which will dilute the existing stockholders and such dilution may be significant. Additional capital may not be available on terms acceptable to the Company, or at all.

We have yet to achieve positive cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

We have had negative cash flow from operating activities of approximately $4.7 million and approximately $6.0 million for the years ended December 31, 2020 and 2019, respectively. We anticipate that we will continue to have negative cash flows from operating activities for the foreseeable future as we expect to incur increased research and development, sales and marketing, and general and administrative expenses. Our business will require significant amounts of working capital to support our growth, particularly as we seek to introduce our new offered products. An inability to generate positive cash flow from operations may adversely affect our ability to raise needed capital for our business on reasonable terms, if at all. It may also diminish supplier or customer willingness to enter into transactions with us, and have other adverse effects that may impact our long-term viability. There can be no assurance we will achieve positive cash flows in the foreseeable future.

We need access to additional financing, hence we are undertaking the current offering, which may not be available to us on acceptable terms, or at all. If we cannot access additional financing when we need it and on acceptable terms, our business, prospects, financial condition, operating results and ability to continue as a going concern will be adversely affected. We believe that if we are able to achieve the maximum aggregate offering price we will have sufficient working capital in order to fund our operations through December 31, 2022.

Our growth-oriented business plan to offer products to our customers will require continued capital investment. Our research and development activities will also require continued investment. We raised approximately $8.2 million and $3.3 million and in 2020 and 2019, respectively, through equity and debt financing at varying terms. In order to implement and grow our operations through December 31, 2022, and achieve an expected annual revenue stream from our products we expect that we will need to raise between $9 and $12 million dollars under this offering. See Note 7 of the Consolidated Financial Statements for additional information with respect to conversion options or the respective convertible noteholders. There is no guarantee that our current business plan will not change, and as a result of such change, we will need additional capital to implement such business plan. Further, assuming we achieve our expected growth plan, of which there is no guarantee, we will need additional capital to implement growth beyond our current business plan.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We have been an emerging growth company since beginning operations. As an emerging growth company, we may take advantage of reduced reporting requirements that are otherwise applicable to public companies.  We may take advantage of these provisions until December 31, 2023. However, if certain events occur prior to such date, including if we are deemed a “large accelerated filer” under the Exchange Act, our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we may cease to be an emerging growth company prior to such date. We have a limited operating history and have generated limited revenue. As we look to further expand our existing products it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues or expenses. If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

There can be no assurance that we will successfully commercialize our products that are currently in development or that our existing products will sustain market acceptance.

There is no assurance that we will ever successfully commercialize our platform and related solutions that are under development or that we will experience market reception for our products in development or increased market reception for our existing products. Although our acquisitions have generated revenue, there is no guarantee that we will be able to successfully implement our new products utilizing the acquired technology, products, and customer base. There is no assurance that our existing products or solutions will achieve market acceptance or that our new products or solutions will achieve market acceptance. Further, there can be no guarantee that we will not lose business to our existing or potential new competitors.

We depend upon key personnel and need additional personnel.

Our success depends on the continuing services of Thomas L. Thimot, CEO, and Cecil N. Smith III, President and Chief Technology Officer, as well as certain other members of the current management team. Our executive team are incentivized by stock compensation grants that align the interests of investors with the executive team and certain executives have employment retention agreements. The loss of key management, engineering employees or third-party contractors could have a material and adverse effect on our business operations. Additionally, the success of our operations will largely depend upon our ability to successfully attract and maintain competent and qualified key management personnel. As with any company with limited resources, there can be no guarantee that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for our company. If we are successful in attracting and retaining such individuals, it is likely that our payroll costs and related expenses will increase significantly and that there will be additional dilution to existing stockholders as a result of equity incentives that may need to be issued to such management personnel. Our inability to attract and retain key personnel may materially and adversely affect our business operations. Any failure by our management to effectively anticipate, implement, and manage personnel required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations.

The market for our products is characterized by changing technology, requirements, standards and products, and we may be adversely affected if we do not respond promptly and effectively to these changes.

The market for our payment processing and identity management products is characterized by evolving technologies, changing industry standards, changing political and regulatory environments, frequent new product introductions and rapid changes in customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable. Our future success will depend on our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and product features that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers. In the future:

●	we may not be successful in developing and marketing new products or product features that respond to technological change or evolving industry standards;

●	we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and features; or

●	our new products and product features may not adequately meet the requirements of the marketplace and achieve market acceptance.

If we are unable to respond promptly and effectively to changing technologies and market requirements, we will be unable to compete effectively in the future.

There can be no assurance that we will successfully identify new product opportunities and develop and bring new products to market in a timely manner, or that the products and technologies developed by others will not render our products or technologies obsolete or noncompetitive. The failure of our new product development efforts could have a material adverse effect on our business, results of operations and future growth.

If our technology and solutions cease to be adopted and used by governmental and public and private organizations, we may lose some of our existing customers and our operations will be negatively affected.

Our ability to grow depends significantly on whether governmental and public and private organizations adopt our technology and solutions as part of their new standards and whether we will be able to leverage our expertise in governmental solutions into commercial solutions. If these organizations do not adopt our technology, we may not be able to penetrate some of the new markets we are targeting, or we may lose some of our existing customer base.

In order for us to achieve our growth objectives, our identity management technologies and solutions must be adapted to and adopted in a variety of areas including, among others, physical access control, computer access control, biometric fingerprint matching and identity card issuance and verification. Further, our payment processing technologies and solutions will need to be adopted by financial institutions, merchants and consumers.

We cannot accurately predict the future growth rate, if any, or the ultimate size of these markets. The growth of the market for our products and services depends on a number of factors such as the cost, performance and reliability of our products and services compared to the products and services of our competitors, customer perception of the benefits of our products and solutions, public perception of the intrusiveness of these solutions and the manner in which organizations use the information collected, customer satisfaction with our products and services and marketing efforts and publicity for our products and services. Our products and services may not adequately address market requirements and may not gain wide market acceptance. If our solutions or our products and services do not gain wide market acceptance, our business and our financial results will suffer.

We have sought in the past and will seek in the future to enter into contracts with governments, as well as state and local governmental agencies and municipalities, which subjects us to certain risks associated with such types of contracts.

Most contracts with governments or with state or local agencies or municipalities, or Governmental Contracts, are awarded through a competitive bidding process, and some of the business that we expect to seek in the future will likely be subject to a competitive bidding process. Competitive bidding presents a number of risks, including:

●	the frequent need to compete against companies or teams of companies with more financial and marketing resources and more experience than we have in bidding on and performing major contracts;

●	the substantial cost and managerial time and effort necessary to prepare bids and proposals for contracts that may not be awarded to us;

●	the need to accurately estimate the resources and cost structure that will be required to service any fixed-price contract that we are awarded; and

●	the expense and delay that may arise if our competitors protest or challenge new contract awards made to us pursuant to competitive bidding or subsequent contract modifications, and the risk that any of these protests or challenges could result in the resubmission of bids on modified specifications, or in termination, reduction or modification of the awarded contract.

We may not be afforded the opportunity in the future to bid on contracts that are held by other companies and are scheduled to expire, if the governments, or the applicable state or local agency or municipality determines to extend the existing contract. If we are unable to win particular contracts that are awarded through the competitive bidding process, we may not be able to operate in the market for the products and services that are provided under those contracts for a number of years. If we are unable to win new contract awards or retain those contracts, if any, that we are awarded over any extended period, our business, prospects, financial condition and results of operations will be adversely affected.

In addition, Governmental Contracts subject us to risks associated with public budgetary restrictions and uncertainties, actual contracts that are less than awarded contract amounts, the requirement for posting a performance bond and the related cost and cancellation at any time at the option of the governmental agency. Any failure to comply with the terms of any Governmental Contracts could result in substantial civil and criminal fines and penalties, as well as suspension from future contracts for a significant period of time, any of which could adversely affect our business by requiring us to pay significant fines and penalties or prevent us from earning revenues from Governmental Contracts during the suspension period. Cancellation of any one of our major Governmental Contracts could have a material adverse effect on our financial condition.

Governments may be in a position to obtain greater rights with respect to our intellectual property than we would grant to other entities. Governmental agencies also have the power, based on financial difficulties or investigations of their contractors, to deem contractors unsuitable for new contract awards. Because we will engage in the government contracting business, we will be subject to additional regulatory and legal compliance requirements, as well as audits, and may be subject to investigation, by governmental entities. Compliance with such additional regulatory requirements are likely to result in additional operational costs in performing such Governmental Contracts which may impact our profitability. Failure to comply with the terms of any Governmental Contract could result in substantial civil and criminal fines and penalties, as well as suspension from future contracts for a significant period of time, any of which could adversely affect our business by requiring us to pay the fines and penalties and prohibiting us from earning revenues from Governmental Contracts during the suspension period.

Furthermore, governmental programs can experience delays or cancellation of funding and suspension of appropriations has occurred, for example the partial United States government shutdown in 2018/19, which can be unpredictable; this may make it difficult to forecast our revenues on a quarter-by-quarter basis.

We rely in part on third-party software to develop and provide our solutions.

We rely in part on software licensed from third parties to develop and offer some of our solutions. Any loss of the right to use any such software or other intellectual property required for the development and maintenance of our solutions, or any defects or other issues with such software could result in problems or delays in the provision of our solutions until equivalent technology is either developed by us, or, if available from others, is identified, obtained, and integrated, which could harm our business.

In addition, the emergence of the coronavirus disease (COVID-19) could impact any or all of the third party providers and suppliers on whom we rely. While the continuing impact of this disease in the United States and worldwide is still unknown, any disruption of such providers and suppliers caused by this disease could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We have historically depended upon a small number of large system sales ranging from $50,000 to $1,500,000 and we may fail to achieve one or more large system sales in the future, or fail to successfully transition to new products generating recurring revenues.

Historically, we have derived a substantial portion of our revenues from a small number of sales of large, relatively expensive systems, typically ranging in price from $50,000 to $1,500,000. If we fail to receive orders for these large systems in a given sales cycle on a consistent basis, our business could be significantly harmed. We are trying to reduce such dependence by developing a range of products and solutions, which are in a lower price range and intended to generate recurring revenue from a large number of customers. We have invested heavily in developing and launching such products but there is no guarantee that such efforts will be successful and that a satisfactory return on such investment will be achieved. Further, our quarterly results are difficult to predict because we cannot predict in which quarter, if any, large system sales will occur in a given year, nor when (if at all), or at what rate the ramp in sales of new products will occur. As a result, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. In some future quarters, our operating results may be below the expectations of securities analysts and investors, in which case the market price of our Common Stock may decrease significantly.

Our efforts to expand our international operations are subject to a number of risks, any of which could adversely reduce our future international sales and increase our losses.

Most of our revenues to date are attributable to sales and business operations in jurisdictions other than the United States. Our international operations could be subject to a number of risks, any of which could adversely affect our future international sales and operating results, including:

●	trade restrictions;

●	export duties and tariffs;

●	export regulations or restrictions including sanctions;

●	uncertain political, regulatory and economic developments;

●	labor and social unrest;

●	inability to protect our intellectual property rights;

●	highly aggressive competitors;

●	currency issues, including currency exchange risk;

●	difficulties in staffing, managing and supporting foreign operations;

●	longer payment cycles;

●	increased collection risks; and

●	impact of the Coronavirus or other pandemics;

Negative developments in any of these areas in one or more countries could result in a reduction in demand for our products, the cancellation or delay of orders already placed, difficulty in collecting receivables, and a higher cost of doing business, any of which could adversely affect our business, results of operations or financial condition.

We are exposed to risks in operating in foreign markets, which may make operating in those markets difficult and thereby force us to curtail our business operations.

In conducting our business in foreign countries, we are subject to political, economic, legal, operational and other risks that are inherent in operating in other countries. Risks inherent to operating in other countries range from difficulties in settling transactions in emerging markets to possible nationalization, expropriation, price controls and other restrictive governmental actions. We also face the risk that exchange controls or similar restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency received or held by us in their countries into U.S. dollars or other currencies, or to take those dollars or other currencies out of those countries.

It is possible that countries in which we do or intend to do business, or companies and their principals become subject to sanctions under U.S. law. This would prevent us from doing business with those countries or with those entities or individuals. We could be exposed to fines and penalties in the event of breach any applicable sanctions legislation or orders. In addition, we might be required to suspend or terminate existing contracts in order to comply with such sanctions legislation or orders, which would adversely impact our future revenues and cash flows.

Additionally, we are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and other laws in the United States and elsewhere that prohibit improper payments or offers of payments to foreign governments and their officials and political parties for the purpose of obtaining or retaining business. We have operations in and deal with governments and officials in foreign countries. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, contractors or customers that could be in violation of various laws, including the FCPA, even though these parties are not always subject to our control. We have implemented safeguards to discourage these practices by our employees, consultants and customers. However, our existing safeguards and any future improvements may prove to be less than effective, and our employees, contractors or customers may engage in conduct for which we might be held responsible. Violations of the FCPA or similar laws may result in severe criminal or civil sanctions and we may be subject to other liabilities, which could adversely affect our business, financial condition and results of operations.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Cyber-attacks or other breaches of network or information technology (IT) security, natural disasters, terrorist acts or acts of war may cause equipment failures or disrupt our systems and operations. We may be subject to attempts to breach the security of our networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access. While we maintain insurance coverage for some of these events, the potential liabilities associated with these events could exceed the insurance coverage we maintain. A failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. To date, we have not been subject to cyber-attacks or other cyber incidents that we are aware of which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

For us to further penetrate the marketplace, the marketplace must be confident that we provide effective security protection for national and other secured identification documents and cards and other personally identifiable information or protected personal information, or PII. Although we are not aware that we have experienced any act of sabotage or unauthorized access by a third party of our software or technology to date, if an actual or perceived breach of security occurs in our internal systems or those of our customers, regardless of whether we caused the breach, it could adversely affect the market’s perception of our products and services. This could cause us to lose customers, resellers, alliance partners or other business partners, thereby causing our revenues to decline. If we or our customers were to experience a breach of our internal systems, our business could be severely harmed by adversely affecting the market’s perception of our products and services.

Most recently, we have considered the impact of the coronavirus pandemic (COVID-19) on our overall operations. The continuing impact of this disease in the United States and worldwide are unknown, and the widespread growth in infections, or travel restrictions, quarantines or site closures imposed as a result of the disease, is among other things, impacting the ability of our employees, sub-contractors, or our customers’ employees and sub-contractors to attend places of work, to meet with potential customers, or undertake implementations at our customer’s locations. In addition, the disease could lead to disruptions in our supply chain, causing shortages or unavailability of software updates, or necessary equipment. Any of these outcomes could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Interruptions, delays in service or defects in our systems could impair the delivery of our services and harm our business.

We depend on the efficient and uninterrupted operation of our computer network systems, software, telecommunications networks, and processing centers, as well as the systems and services of third parties, in order to provide services to our customers. Almost all of our network systems are hosted “in the cloud” by internationally recognized third party service providers such as Amazon Web Services and Microsoft Azure. Our systems and data centers are vulnerable to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, terrorist acts, war, unauthorized entry, human error, and computer viruses or other defects. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We have security, backup and recovery systems in place, and we are in the process of implementing business continuity plans that will be designed to ensure our systems will not be inoperable. However, there is still a risk that a system outage or data loss may occur which would not only damage our reputation but could also require the payment of penalties or damages to our clients if our systems do not meet certain operating standards. Despite precautions taken at these facilities, the occurrence of a natural disaster or an act of sabotage or terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in our service. Our property and business interruption insurance may not be applicable or adequate to compensate us for all losses or failures that may occur.

Any damage to, failure of, or defects, bugs or errors in our systems or those of third parties, errors or delays in the processing of payment or other transactions, telecommunications failures or other difficulties could result in loss of revenue, loss of customers, loss of customer and consumer data, harm to our business or reputation, exposure to fraud losses or other liabilities, negative publicity, additional operating and development costs, and diversion of technical and other resources.

Third parties could obtain access to our proprietary information or could independently develop similar technologies.

Our success depends in part on our ability to protect our core technology and intellectual property. To date, we have relied primarily on a combination of patents, patent applications, trade secret and copyright laws, as well as nondisclosure and other contractual restrictions on copying, reverse engineering and distribution to protect our proprietary technology. There can be no assurance that any of our patent applications will result in the issuance of a patent or that the examination process will not require us to narrow our claims in any application. In addition, any patents may be contested, circumvented, found unenforceable or invalid and we may not be able to prevent third parties from infringing on them.

Despite the precautions we take, third parties may copy or obtain and use our technologies, ideas, know-how and other proprietary information without authorization or may independently develop technologies similar or superior to our technologies. In addition, the confidentiality and non-competition agreements between us and most of our employees, distributors and clients may not provide meaningful protection of our proprietary technologies or other intellectual property in the event of unauthorized use or disclosure. If we are not able to successfully defend our industrial or intellectual property rights, we may lose rights to technologies that we need to develop our business, which may cause us to lose potential revenues, or we may be required to pay significant license fees for the use of such technologies.

Our current patents and any patents that we may register in the future may provide only limited protection for our technology and may not be sufficient to provide competitive advantages to us. For example, competitors could be successful in challenging any issued patents or, alternatively, could develop similar or more advantageous technologies on their own or design around our patents. Any inability to protect intellectual property rights in our technology could enable third parties to compete more effectively with us.

In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. Our means of protecting our intellectual property rights in the United States or any other country in which we operate may not be adequate to fully protect our intellectual property rights.

Third parties may assert that we are infringing their intellectual property rights; IP litigation could require us to incur substantial costs even when our efforts are successful.

We may face intellectual property litigation, which could be costly, harm our reputation, limit our ability to sell our products, force us to modify our products or obtain appropriate licenses, and divert the attention of management and technical personnel. Our products employ technology that may infringe on the proprietary rights of others, and, as a result, we could become liable for significant damages and suffer other harm to our business.

We have not been subject to material intellectual property litigation to date. Litigation may be necessary in the future to enforce any patents we have or may obtain and/or any other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity, and we may not prevail in any such future litigation. Litigation, whether or not determined in our favor or settled, could be costly, could harm our reputation and could divert the efforts and attention of our management and technical personnel from normal business operations. In addition, adverse determinations in litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, prevent us from licensing our technology or selling or manufacturing our products, or require us to expend significant resources to modify our products or attempt to develop non-infringing technology, any of which could seriously harm our business.

Our products may contain technology provided to us by third parties. Because we did not develop such technology ourselves, we may have little or no ability to determine in advance whether such technology infringes the intellectual property rights of any other party. Our suppliers and licensors may not be required to indemnify us in the event that a claim of infringement is asserted against us, or they may be required to indemnify us only with respect to intellectual property infringement claims in certain jurisdictions, and/or only up to a maximum amount, above which we would be responsible for any further costs or damages. In addition, we have indemnification obligations to certain parties with respect to any infringement of third-party patents and intellectual property rights by our products. If litigation were to be filed against these parties in connection with our technology, we would be required to defend and indemnify such parties.

Our officers and directors beneficially own a significant portion of our Common Stock and, as a result, can exercise control over stockholder and corporate actions.

Our officers and directors of the Company currently beneficially own approximately 6.7% of our outstanding Common Stock, and 18.0% on a fully diluted basis assuming the exercise of both vested and unvested options and warrants. In addition, certain of our officers and directors have indicated an interest, severally and not jointly, in purchasing up to approximately $1.3 million of our shares of common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the officers and directors may determine to purchase more, fewer or no shares in this offering or the underwriters may determine to sell more, fewer or no shares to such officers and directors. As such, they have a significant influence over most matters requiring approval by stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s Common Stock or prevent stockholders from realizing a premium over the market price for their Shares.

We face competition. Some of our competitors have greater financial or other resources, longer operating histories and greater name recognition than we do and one or more of these competitors could use their greater resources and/or name recognition to gain market share at our expense or could make it very difficult for us to establish market share.

We have created an IDaaS platform allowing us to on-board customers who wish to deploy our services and solutions in order to know with biometric certainty who is engaging with them. authID’s solutions include the ability to verify the identity of a user, via remote identity proofing, then enable digital access, as well as transaction and device authentication, all digitally signed by the user’s identity. The Company’s platform utilizes commodity, consumer grade mobile devices for customer deployment with users engaging the platform via a web-browser or corresponding Android or iOS smartphone app.

We also offer certain payment processing solutions and smart card products manufacturing and printing. The industry sectors in which these products compete are characterized by rapid change and new entrants. We will need to consistently develop and improve our products in order to remain competitive.

We have developed and deployed a proprietary IDaaS platform allowing our customers to establish trust in identity, authenticate and verify an identity without a password but with biometric certainty. authID.ai’s IDaaS platform has three major products each facing different competitors and incumbent technologies we can replace. The three product lines are “Proof”, “AuthentifID” and “Verified”. To our knowledge there is no business that currently is able to provide this complete suite of identity software.

The “Proof” product line delivers seamless identity verification with quick, mobile identity document capture and tamper check, liveness confirmation and facial biometric matching of a selfie to the identity credential photo. AuthentifID our FIDO2 strong customer authentication and passwordless login product, leverages strong identity verification during device authenticator registration to create a digital chain of trust between biometrically verified individuals, their accounts, and their devices. Rooted to a trusted identity obtained during the Proof process, Verified offers high-assurance, biometric, cloud-based, multi-factor authentication to secure high-risk transactions.

In reviewing the competitors that exist for the Company’s current and planned platform products relating to the three main elements of identity management: the establishing of identity, use of identity through device based authentication, and use of identity through cloud based biometric verification the Company considers a number of factors. authID’s platform utilizes an Identity as a Service (IDaaS) approach which combines the three elements into a single fast, secure, and fully automated, platform. authID believes that this full stack platform approach is exceptional in that it offers documentary identity verification, FIDO device authentication, and cloud based, biometric, multi-factor verification covering digital account access and transaction confirmation use cases. The competitive landscape includes several companies that mainly address only one element, with some addressing multiple elements independently without a seamless integration between them.

In looking further at our competition, the Company does not consider providers who do not offer a consumer application solution for smartphones, such as the authID App. Neither do we consider competitors, which are major conglomerates with vertically integrated cybersecurity companies, due to the vast array of services which they offer. Furthermore, some of the competitors which do offer solutions for digital use cases, are major legacy providers offering hardware heavy solutions principally for governmental users. These include Idemia, Thales, and Supercom. This is in contrast to authID’s IDaaS approach which is based on offering app and browser-based software products which are usable on mobile and desktop computing devices without additional hardware requirements.

To further breakdown the competitive landscape into companies that provide identity proofing we consider the following competitors: Jumio, Au10Tix, OnFido, Clear, Mitek, Trulioo, ID.me and Acuant. Companies that provide only a single solution may be seeking to combine with authentication and biometric verification technology providers to expand their ID proofing solutions’ capabilities. While authID will continue to offer Proofing (especially for SMBs that need a complete IDaaS solution, Proof is used once at enrollment, whereas our authentication products AuthentifID and Verified are used over and over in a recurring revenue model. In appropriate cases we may decide to cooperate with these entities and yield the one-time revenue, to gain the recurring authentication revenue.

Another aspect of the competitive landscape is device based authentication products using the FIDO standard. Companies that are believed to be competing with authID in this area are: HYPR, Strongkey, Daon, Ping Identity, Yubico, Callsign, Duo and Transmit. These companies and others such as Twilio Authy and LexisNexis leverage legacy authentication services such as some type of one-time password, or OTP sent via SMS to the consumer’s mobile phone, or knowledge-based authentication, or KBA, which challenges the users with questions about their personal history. authID believes that the simplicity and elegance of simply looking at your phone to “trust your selfie” should compete well against these incumbents, and offer a more ubiquitous, cost-effective solution without dedicated hardware.

Finally, looking at the competitive landscape for cloud based biometric identity verification applications the companies that are believed to be competing with authID in this area are Jumio, Aware, Acuant, Au10Tix, NEC, and Idemia.

There are new entrants into each of these markets continually. Each competitor may have a different offering or approach to solve similar problems, which overlap with those of the Company. Some competitors also include manufacturers who provide systems, or platform solutions to third party operators and, therefore, do not directly compete with the Company, which operates its own systems. For example, Stripe announced in June 2021 that they are entering the proofing market but it is not possible to say what impact that may have on competition.

The Cards Plus business faces competition both locally in South Africa and internationally. China has become a source of imports of card products at highly competitive pricing and some local suppliers are reliant on Chinese card manufacturers. Local competitors include Card Technology Services, Easy Card and Open Gate, Cardz Group and XH Smart Technology (Africa). That said, we believe that we are the only significant manufacturer in South Africa using digital print technology.

The payment processing industry has many competitors who provide gateway services, closed loop end-to-end solutions, payment processing, peer-to-peer payments and bill payments. As these types of services are usually supplied by regional or country specific companies, the following summary of this competitive landscape, is focused on those countries or regions the Company is actively pursuing business in today. In Colombia and elsewhere in Latin America where the Company is focused, major competitors include PayU, Credibanco, Redeban, Mercado Pago, Nequi, and QPagos. Some of these companies may on the other hand be potential customers for our identify transaction platform and biometric authentication services. Companies in this region that also compete in those sectors include Veritran, Certicamaras, Olimpia IT, Evertec-Processa and Indra.

The resources available to our competitors to develop new products and introduce them into the marketplace exceed the resources currently available to us. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period of time that we can. This intense competitive environment may require us to make changes in our products, pricing, licensing, services, distribution, or marketing to develop a market position. Each of these competitors has the potential to capture market share in our target markets which could have an adverse effect on our position in our industry and on our business and operating results.

Government regulation could negatively impact the business.

We do not have or require any approval from government authorities or agencies in order to operate our regular business and operations. However, data protection legislation in various countries in which the Company does business (including Colombia and the United Kingdom) may require it to register its databases with governmental authorities in those countries and to comply with additional disclosure and consent requirements with regard to the collection, storage and use of personal information of individuals resident in those countries. To the extent that our business is based on Governmental Contracts, the relevant government authorities will need to approve us as a supplier and the terms of those contracts. However, it is possible that any proposed expansion to our business and operations in the future would require government approvals. Due to the security applications and biometric technology associated with our products and platforms the activities and operations of our company are or could become subject to license restrictions and other regulations, such as (without limitation) export controls and other security regulation by government agencies. Expansion of our activities in payment processing may in due course require government licensing in different jurisdictions and may subject us to additional regulation and oversight. Aspects of payment processing and related financial services are already subject to legislation and regulations in various jurisdictions. As indicated, “We are exposed to risks in operating in foreign markets” above, the imposition of sanctions on particular countries, entities or individuals would prevent us from doing business with such countries, entities or individuals. If our existing and proposed products become subject to licensing, export control and other regulations, we may incur increased costs necessary to comply with existing and newly adopted or amended laws and regulations or penalties for any failure to comply. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations (and amendments thereto) relating to our business or industry.

Some states in the United States have adopted legislation governing the collection, use of, and storage of biometric information and other states are considering such legislation. Specifically, several states are considering adopting a Biometric Information Privacy Act, or BIPA modelled on the Illinois statute, which governs the collection, processing, storage and distribution of biometric information such as facial biometric templates and fingerprints. Several of these new statutes give individuals rights of action to sue violators, which have resulted in a number of class action lawsuits. The widespread adoption of such legislation could result in restrictions on our current or proposed business activities or we may incur increased costs to comply with such regulations. In addition, a new privacy law took effect in California at the beginning of 2020, and in Maine in July 2020, and other states are considering additional regulations. These regulations could have a significant impact on our businesses.

Our business is subject to changing regulations regarding corporate governance, disclosure controls, internal control over financial reporting and other compliance areas that will increase both our costs and the risk of noncompliance. If we fail to comply with these regulations, we could face difficulties in preparing and filing timely and accurate financial reports.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act. Maintaining compliance with these rules and regulations, particularly after we cease to be an emerging growth company, will increase our legal, accounting and financial compliance costs, will make some activities more difficult, time-consuming and costly and may also place increased strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and at the time we cease to be an emerging growth company and a smaller reporting company, we will be required to provide attestation that we maintain effective disclosure controls and procedures by our registered public accounting firm. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations. Any failure to implement and maintain effective internal control also could adversely affect the results of periodic management evaluations regarding the effectiveness of our internal control over financial reporting that are required to include in our periodic reports filed with the SEC, under Section 404(a) of the Sarbanes-Oxley Act or the annual auditor attestation reports regarding effectiveness of our internal controls over financial reporting that we will be required to include in our periodic reports filed with the SEC upon our ceasing to be an emerging growth company and a smaller reporting company, unless, under the JOBS Act, we meet certain criteria that would require such reports to be included prior to then, under Section 404(b) of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of shares of our Common Stock.

In order to maintain the effectiveness of our disclosure controls and procedures and internal control over financial reporting going forward, we will need to expend significant resources and provide significant management oversight. There is a substantial effort involved in continuing to implement appropriate processes, document our system of internal control over relevant processes, assess their design, remediate any deficiencies identified and test their operation. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts will also involve substantial accounting-related costs. We may experience difficulty in meeting these reporting requirements in a timely manner.

If we are unable to maintain key controls currently in place or that we implement in the future and pending such implementation, or if any difficulties are encountered in their implementation or improvement, (1) our management might not be able to certify, and our independent registered public accounting firm might not be able to report on, the adequacy of our internal control over financial reporting, which would cause us to fail to meet our reporting obligations, (2) misstatements in our financial statements may occur that may not be prevented or detected on a timely basis and (3) we may be deemed to have significant deficiencies or material weaknesses, any of which could adversely affect our business, financial condition and results of operations.

Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In the event that we are not able to demonstrate compliance with Section 404 of the Sarbanes-Oxley Act in a timely manner, our internal controls are perceived as inadequate or that we are unable to produce timely or accurate financial statements, our stock price could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Our amended and restated bylaws designate certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated bylaws provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of ours to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or the bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Forum Provision”). In addition, our amended and restated bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the Delaware Forum Provision.

Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the Delaware Forum Provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

We recognize that the Delaware Forum Provision in our amended and restated bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the Delaware Forum Provision may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we expect to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company” (1) we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (2) we will be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements, (3) we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (4) we will not be required to hold nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.

In addition, we are eligible to delay the adoption of new or revised accounting standards applicable to public companies until those standards apply to private companies, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. The Company has adopted and will be adopting all standards as they become effective for public companies.

We also take advantage of reduced disclosure requirements, including regarding executive compensation. If we remain an “emerging growth company” in the future, we may take advantage of other exemptions, including the exemptions from the advisory vote requirements and executive compensation disclosures under the Dodd-Frank Wall Street Reform and Customer Protection Act, and the exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act. We may take advantage of these provisions until December 31, 2023. However, if certain events occur prior to such date, including if we are deemed a “large accelerated filer” under the Exchange Act, our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we may cease to be an emerging growth company prior to such date.

The exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find our Common Stock less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may decline and/or become more volatile.

Even if we meet the initial listing requirements of the Nasdaq Capital Market, there can be no assurance that we will be able to comply with the continued listing standards of the Nasdaq Capital Market. Our failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a de-listing of our Common Stock.

Even if we meet the initial listing requirements of the Nasdaq Capital Market, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our Common Stock on the Nasdaq Capital Market. If after listing we fail to satisfy the continued listing requirements of the Nasdaq Capital Market, such as the corporate governance requirements or the minimum stockholder’s equity requirement, the Nasdaq Capital Market may take steps to de-list our Common Stock. Such a de-listing would likely have a negative effect on the price of our Common Stock and would impair our stockholders’ ability to sell or purchase our Common Stock when they wish to do so. In the event of a de-listing, we would take actions to restore our compliance with the Nasdaq Capital Market’s listing requirements, but we can provide no assurance that any action taken by us would result in our Common Stock becoming listed again, or that any such action would stabilize the market price or improve the liquidity of our Common Stock.

If you purchase shares of our Common Stock in this offering you will experience immediate and substantial dilution in the book value per share of the Common Stock you purchase.

The public offering price per share of our Common Stock will be substantially higher than the net tangible book value per share of our Common Stock immediately prior to the offering. After giving effect to the sale of shares of our Common Stock at an assumed public offering price of $6.81 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us, purchasers of our Common Stock in this offering will incur immediate dilution of $6.45 per share in the net tangible book value of the Common Stock they acquire. For a further description of the dilution that investors in this offering will experience, see “Dilution.”

In addition, to the extent that outstanding stock options have been or may be exercised or other shares issued, you may experience further dilution.

Sales of a substantial number of shares of our Common Stock in the public market by our existing stockholders could cause our share price to fall.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our Common Stock, our stock price and trading volume could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our shares, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analysts who may cover us were to cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Shares of our Common Stock are an illiquid investment as there is presently a limited market for our Common Stock. We do not know whether a market for our Common Stock will be sustained or what the trading price of our Common Stock will be and as a result it may be difficult for you to sell your shares of Common Stock.

There is presently a limited market for our Common Stock. Although we intend to list our Common Stock on the Nasdaq Stock Market, an active trading market for our Common Stock may not develop or be sustained. It may be difficult for you to sell your shares of Common Stock without depressing the market price for our Common Stock or at all. As a result of these and other factors, you may not be able to sell your shares of Common Stock at or above the offering price or at all. Further, an inactive market may also impair our ability to raise capital by selling our Common Stock and may impair our ability to enter into strategic partnerships or acquire companies, products, or services by using our equity securities as consideration.

We do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Common Stock as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

We may need additional capital, and the sale of additional shares or equity or debt securities could result in additional dilution to our stockholders.

We believe that our current cash and cash used in operations, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs through December 31, 2022. We may, however, require additional cash resources due to changed business conditions or other future developments, including further adverse effects to our business from COVID-19 related issues. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain one or more credit facilities. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Management will have broad discretion as to the use of the proceeds from this offering.

Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering and as described in the section titled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 1,468,429  shares of our Common Stock in this offering will be approximately $8,900,000 (or approximately $10,160,000  if the underwriter will exercise its over-allotment option in full), based upon an assumed public offering price of $6.81 per share, (based upon the last reported sale price of our Common Stock on the OTCQB tier of the OTC Market Group, Inc. on August 19, 2021), and after deducting underwriting discounts and commissions and offering expenses payable by us.

A $1.00 increase or decrease in the assumed public offering price of $6.81 per share would increase or decrease the net proceeds from this offering by approximately $1.4 million, assuming that the number of shares of Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 150,000 in the number of shares of Common Stock offered by us would increase or decrease our net proceeds by approximately $0.9 million, assuming the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering for:

●	Approximately $1.6 million for investment in software product and platform development and artificial intelligence;

●	Approximately $2.1 million in expanding our business development and sales and marketing capabilities; and

●	the remainder for working capital and general corporate purposes.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our global marketing and sales efforts, with development efforts, economic and political effects of COVID-19 and government responses to it, and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, financial condition, future prospects and any other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2021:

●	on an actual basis as of June 30, 2021; and

●	on a pro forma as adjusted basis to give further effect to the issuance and sale of shares of our Common Stock in this offering at an assumed public offering price of $6.81 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as if the sale of the Common Stock had occurred on June 30, 2021.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

The as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

(In thousands, except share and per share data)	Actual	Pro Forma As Adjusted (1)
Cash, cash equivalents and short-term investments	$1,805	$10,705

Accrued interest	1	1
Convertible debt	662	662
Current liabilities	3,262	3,637

Long term debt	486	486

Stockholders’ equity
Common Stock	2	2
Additional paid-in capital	111,494	120,394
Accumulated deficit	(103,782)	(104,157)
Accumulated comprehensive income	203	203
Total stockholders’ equity	7,917	$16,442
Total Capitalization	$9,722	$27,147

(1)	A $1.00 increase or decrease in the assumed public offering price of $6.81 per share of Common Stock would increase or decrease the amount of each of cash and cash equivalents and total stockholders’ equity by approximately $1.4 million, assuming that the number of shares of Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 150,000 in the number of shares of Common Stock offered by us would increase or decrease each of cash and cash equivalents and total stockholders’ equity by approximately $0.9 million, assuming the assumed public offering price remains the same, after deducting estimated underwriting discounts and commissions and any estimated offering expenses payable by us.

The number of shares presented in the table above does not include:

●	1,411,341 shares of Common Stock issuable upon the exercise of warrants outstanding as of June 30, 2021, with an average exercise price of $4.41 per share;

●	9,167,643 shares of Common Stock issuable upon the exercise of options to directors, employees and consultants under our Equity Incentive Plans at a weighted average exercise price of $5.92, of which 4,111,087 were vested as of June 30, 2021;

●	427,887 shares of Common Stock reserved for future issuance under our Equity Incentive Plans as of June 30, 2021; and

●	117,529 shares of Common Stock reserved for issuance on conversion of Convertible Notes, (including shares which may be issued in payment of accrued interest thereon through maturity).

DILUTION

If you invest in our Common Stock, you will experience immediate and substantial dilution to the extent of the difference between the public offering price of our Common Stock and the as adjusted net tangible book value per share of Common Stock immediately after the offering. On June 30, 2021, we had a deficit in net tangible book value of $0.01 per share of Common Stock. Net tangible book value per share of Common Stock represents the amount of our total tangible assets less our total liabilities, divided by 21,363,027 the total number of Common Stock outstanding on June 30, 2021.

Our pro forma negative net tangible book value as of June 30, 2021, was $8,317,000 representing approximately $0.36 per share of Common Stock. Pro forma net tangible book value per share of Common Stock represents the amount of our total tangible assets less our total liabilities, divided by 21,363,027, the total number of Common Stock outstanding on June 30, 2021, and gives effect to an increase in assets of approximately $8.9 million and an increase of 1,468,429 shares of Common Stock, assuming an offering price of $6.81, (based upon the last reported sale price of our Common Stock on the OTCQB tier of the OTC Market Group, Inc. on August 19, 2021).

After giving effect to the sale of the Common Stock offered by us in this offering and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming no exercise of the Underwriter’s over-allotment option, our pro forma as adjusted net tangible book value estimated at June 30, 2021 would have been approximately $8.3 million, representing $0.36 per share of Common Stock. At the assumed public offering price for this offering of $6.81 per share of Common Stock, (based upon the last reported sale price of our Common Stock on the OTCQB tier of the OTC Market Group, Inc. on August 19, 2021), this represents an immediate increase in historical net tangible book value of $0.37 per share of Common Stock to existing stockholders and an immediate dilution in net tangible book value of $6.45 per share of Common Stock to purchasers of Common Stock in this offering. Dilution for this purpose represents the difference between the price per share of Common Stock paid by these purchasers and as adjusted net tangible book value per share of Common Stock immediately after the completion of this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share, (based upon the last reported sale price of our Common Stock on the OTCQB tier of the OTC Market Group, Inc. on August 19, 2021)	$6.81
Historical adjusted net tangible book value per share as of June 30, 2021	$(0.01)
Increase in net tangible book value per share attributable to new investors in this offering	$0.37
As adjusted net tangible book value per share after offering	$0.36
Dilution in tangible book value per share to new investors	$6.45

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering to be determined at pricing. A $1.00 increase or decrease in the assumed initial public offering price of $6.81 per share of Common Stock would increase or decrease our as adjusted net tangible book value per share of Common Stock after this offering by $0.06 and the dilution per share of Common Stock to new investors by $6.39, assuming the number of Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Common Stock we are offering.

An increase or decrease of 150,000 in the number of Common Stock offered by us would increase or decrease our as adjusted net tangible book value after this offering by approximately $0.9 million and the as adjusted net tangible book value per share of Common Stock after this offering by $0.04 per share of Common Stock and would increase or decrease the dilution per share of Common Stock to new investors by $6.41, assuming the assumed public offering price remains the same, after deducting estimated underwriting discounts and estimated offering expenses payable by us.

The following table summarizes, on an as adjusted basis as of June 30, 2021, the differences between the number of Common Stock acquired from us, the total amount paid and the average price per share of Common Stock paid by the existing holders of our Common Stock and by investors in this offering and based upon an assumed public offering price of $6.81 per share of Common Stock, (based upon the last reported sale price of our Common Stock on the OTCQB tier of the OTC Market Group, Inc. on August 19, 2021).

	Shares		Total Consideration		Average Price Per Share of Common
	Number	Percent	Amount	Percent	Stock
Existing stockholders	21,363,027	93.6%	$111,496,110	92.6%	$5.22
New investors	1,468,429	6.4%	$8,900,000	7.4%	$6.06
Total	22,831,456	100.0%	$120,396,110	$100.0%	$5.27

The total number of Common Stock that will be outstanding after this offering is based on 21,363,027 shares of Common Stock issued and outstanding as of June 30, 2021, and excludes:

●	1,411,341 shares of Common Stock issuable upon the exercise of warrants outstanding as of June 30, 2021, with an average exercise price of $4.41 per share;

●	9,167,643 shares of Common Stock issuable upon the exercise of options to directors, employees and consultants under our Equity Incentive Plans at a weighted average exercise price of $5.92, of which 4,111,087 vested as of June 30, 2021;

●	427,887shares of Common Stock reserved for future issuance under our Equity Incentive Plans as of June 30, 2021; and

●	117,529 shares of Common Stock reserved for issuance on conversion of Convertible Notes, (including shares which may be issued in payment of accrued interest thereon through maturity).

To the extent that new options are granted under our equity benefit plans, there will be further dilution to investors purchasing Common Stock in this offering.

If all of such issued and outstanding options, warrants and performance rights had been exercised as of June 30, 2021, the number of Common Stock held by existing stockholders would increase to 32,059,540, or 95.6% of the total number of shares of Common Stock outstanding after this offering, and the average price per share of Common Stock paid by the existing stockholders would be $5.66.

If the underwriter exercises its option to purchase additional shares of Common Stock in full in this offering, the number of shares of Common Stock held by new investors will increase to 1,688,693 or 5.0% of the total number of Common Stock outstanding after this offering and the percentage of Common Stock held by existing stockholders will decrease to 95.0% of the total Common Stock outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

As used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” except where the context otherwise requires, the term “we,” “us,” “our,” or “the Company,” refers to the business of Ipsidy Inc.

Overview

authID.ai (Ipsidy Inc.) is a leading provider of secure, mobile, biometric identity verification software products delivered by an easy to integrate Identity as a Service (IDaaS) platform. Our mission is to eliminate all passwords and to be the preferred global platform for biometric identity authentication. Our vision is to enable every organization to “Recognise Your Customer” instantly, without friction or loss of privacy, powered by the most sophisticated biometric and artificial intelligence technologies.

The explosive growth in online and mobile commerce, telemedicine, remote working and digital activities of all descriptions is self-evident to everyone who lived through 2020. Identity theft, phishing attacks, spear-phishing, password vulnerabilities, account takeovers, benefits fraud - it seems like these words have entered our daily lexicon overnight. These are significant impediments to the operations and growth of any business or organization, and dealing with the risks and consequences of these criminal activities has created significant friction in both time, cost and lost opportunity. Consider all the methods that organizations have had to implement in order to prevent fraud. The requests to receive and enter one-time passwords. The maddening questions you get asked – whether on-line or when reaching out to a call center – what was your first pet’s name? who was your best friend in high school? These steps all add up to friction, making it difficult for consumers to login, transact and execute daily tasks. Surely there is a better way to address these challenges? authID.ai believes there is.

authID.ai provides secure, biometric, identity verification, FIDO2 passwordless login and strong customer authentication. We maintain a global, cloud-based IDaaS platform for our enterprise customers to enable their users to easily verify and authenticate their identity through a mobile phone or portable device of their choosing (as opposed to dedicated hardware). We establish a proven identity, creating a root of trust that ensures the highest level of assurance for our passwordless login and step-up verification products. Our system enables participants to consent to transactions using their biometric information with a digitally signed authentication response, embedding the underlying transaction data and each user’s identity attributes within every electronic transaction message processed through our platform.

authID’s products focus on the broad requirement for enabling frictionless commerce by allowing an entity to instantly “Recognise their Customer”. Organizations of all descriptions require cost-effective and secure means of growing their business while mitigating identity fraud. We aim to offer our enterprise customers products that can be integrated easily into each of their business and organizational operations, in order to facilitate their adoption and enhance the end user customer experience.

authid.ai is dedicated to developing advanced methods of protecting consumer privacy and deploying ethical and socially responsible AI. authID is developing a culture that proactively encourages and rewards our employees for considering the ethical implications of our products. We believe that a proactive commitment to ethical AI presents a strong business opportunity for authID and will enable us to bring more accurate products to market more quickly and with less risk to better serve our global user base. Our methods to achieve ethical AI include engaging the users of our products with informed consent, prioritizing the security of our user’s personal information, considering and avoiding potential bias in our algorithms, and monitoring of algorithm performance in our applications.

Ipsidy Inc. (formerly ID Global Solutions Corporation) (formerly IIM Global Corporation) (formerly Silverwood Acquisition Corporation) was incorporated on September 21, 2011 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Ipsidy has been in the developmental stage since inception.

Our headquarters are in Long Beach, New York.

Key Trends

We believe that our financial results will be impacted by several market trends in the identity verification and authentication markets, as well as expanding digital transformation efforts across a wide range of market segments. These trends include growing concerns over identity theft and fraud, in part resulting from the impact of the Coronavirus pandemic on the acceleration of digital transformation, for example online shopping and remote working; the growth in the sharing economy; and the increase in electronic payments and alternative money transfer solutions provided by both bank and non-bank entities. The key drivers for these alternative payment methods are consumer demands for safe, convenient payment transactions, with less friction. Our results are also impacted by the changes in levels of spending on identity verification, management and security methods, and thus, negative trends in the global economy and other factors which negatively impact such spending may negatively impact the growth our revenue from those products. The global economy has been undergoing a period of political and economic uncertainty and stock markets are experiencing high levels of volatility, and it is difficult to predict how long this uncertainty and volatility will continue.

We plan to grow our business by adding new customers through our channel partners, expanding our channel partners, attracting new customers who onboard quickly through a self-service portal, and by continued innovation that drives expanded use of our services by our existing customers. If we are successful in these efforts, we would expect our revenue to continue to grow. In addition, based on the positive trends in the international payment processing industry noted above, we anticipate that as and when more payments are made using electronic and mobile methods, such as those that we offer, our revenue would also increase.

Going Concern

As of June 30, 2021, the Company had an accumulated deficit of approximately $103.8 million. For the six months ended June 30, 2021 the Company earned revenue of approximately $1.2 million and incurred a loss from operations of approximately $5.5 million.

The reports of our independent registered public accounting firm on our consolidated financial statements for the years ended December 31, 2020 and 2019 contained an explanatory paragraph regarding our ability to continue as a going concern based upon our net losses.

Our consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. The continuation of the Company as a going concern is dependent upon financial support from the Company’s current stockholders, the ability of the Company to obtain additional equity financing to continue operations, the Company’s ability to generate sufficient cash flows from operations, successfully locating and negotiating with other business entities for potential acquisition and /or acquiring new clients to generate revenues and cash flows.

On October 30, 2020 and on November 6, 2020, Ipsidy Inc. entered into Securities Purchase Agreements with several accredited investors (the “October 2020 Accredited Investors”) pursuant to which the October 2020 Accredited Investors agreed to purchase an aggregate of 1,747,833 shares of the Company’s Common Stock together with Warrants to acquire 873,917 shares of Common Stock for a term of five years at an exercise price of $4.50 per share for an aggregate purchase price of approximately $5.24 million.

The Company believes that the net proceeds of this offering, if successful will provide sufficient working capital to enable the Company to meet its obligations through December 31, 2022.

There is no assurance that the Company will ever be profitable or be able to secure funding or generate sufficient revenues to sustain operations. As such, there is substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements included in this prospectus do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our consolidated financial statements. Those material accounting estimates that we believe are the most critical to an investor’s understanding of our financial results and condition are discussed immediately below and are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by our management to determine the appropriate assumptions to be used in the determination of certain estimates.

Use of Estimates

In preparing these consolidated financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions included in our consolidated financial statements relate to the valuation of long-lived assets, accruals for potential liabilities, and valuation assumptions related to derivative liabilities, equity instruments and share based payments.

Revenue Recognition

Below is the Company’s revenue recognition policy determined by revenue stream for its significant revenue generating activities.

Cards Plus - The Company recognizes revenue for the design and production of cards at the point in time when products are shipped, or services have been performed due to the short-term nature of the contracts.

Payment Processing – The Company recognizes revenue for variable fees generated for payment processing solutions that are earned on a usage fee over time based on monthly transaction volumes or on a monthly flat fee rate. Additionally, the Company also sells certain equipment from time to time for which revenue is recognized at a point in time the equipment is delivered to the customer.

Identity Solutions Software – The Company recognizes revenue based on the identified performance obligations over the performance period for fixed consideration and for variable fees generated that are earned on a usage fee based over time based on monthly transaction volumes or on a monthly flat fee rate. We allocate the selling price in the contract to one customer which has multiple performance obligations based on the contract selling price that we believe represents a fair market price for the service rendered.

All contracts are reviewed for their respective performance obligations and related revenue and expense recognition implications. Certain of the revenues are derived from the identity services could include multiple performance obligations. A performance obligation under the revenue standard is defined as a promise to provide a “distinct” good or service to a customer. The Company has determined that one possible treatment under the standard is that these services will represent a stand-ready series of distinct daily services that are substantially the same, with the same pattern of transfer to the customer. Further, the Company has determined that the performance obligation to provide account access and facilitate transactions may meet the criteria for the “as invoiced” practical expedient, in that the Company has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date. As a result, the Company anticipates it may recognize revenue in the amount to which the Company has a right to invoice, based on completed performance at the relevant date. Additionally, the contracts could include implementation services, or support on an “as needed” basis and we will review each contract and determine whether such performance obligations are separate and distinct and apply the standard accordingly to the revenue and expense derived from or related to each such service.

Additionally, the Company capitalizes the incremental costs of acquiring and fulfilling a contract with a customer if the Company expects to recover those costs. The incremental costs of acquiring and fulfilling a contract are those that the Company incurs to acquire and fulfill a contract with a customer that it would not have incurred if the contract had not been acquired (for example, a sales commission or specific incremental costs associated with the contract).

Financing revenue related to direct financing leases is recognized over the term of the lease using the effective interest rate method.

Accounts Receivable

All customers are granted credit on a short-term basis and related credit risks are considered minimal. The Company routinely reviews its trade receivables and makes provisions for probable doubtful accounts; however, those provisions are estimates and actual results could differ from those estimates and those differences may be material. Trade receivables are deemed uncollectible and removed from accounts receivable and the allowance for doubtful accounts when collection efforts have been exhausted. On December 31, 2020 and 2019 no allowance for doubtful accounts was necessary.

Inventories

Inventory of plastic/ID cards, digital printing material, which are held by Cards Plus Pty Ltd., are at the lower of cost (using the average method) or market. The Plastic/ID cards and digital printing material are used to provide plastic loyal ID and other types of cards. Inventories of kiosks held by IDGS S.A.S are stated at the lower of cost (using the first-in, first-out method) or net realizable value. The kiosks provide electronic ticketing for transit systems.

Inventories at December 31, 2020 consist solely of cards inventory and inventories at December 31, 2019 consist of cards inventory and kiosks that have not been placed into service. As of December 31, 2020, the Company recorded an inventory valuation allowance of approximately $18,000 to reflect net realizable value of the cards inventory. As of December 31, 2019, the Company had an inventory valuation allowance for kiosks of $236,000 that were being held for sale and $18,000 for the cards inventory.

Any adjustments to reduce the cost of inventories to their net realizable value are recognized in earnings in the current period.

Property and Equipment, net

Property and equipment consist of furniture and fixtures and computer equipment and are stated at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of three to five years. Maintenance and repairs are expensed as incurred and improvements are capitalized. Gains or losses on the disposition of property equipment are recorded upon disposal.

Other Assets - Software Development Costs

Other assets includes when applicable, costs associated with software development of new product offerings and enhancements to existing applications. Research & development costs are expensed as incurred. Development costs of computer software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. As of December 31, 2020, all assets have been placed into service. As of December 31, 2019, a portion of the software was still under development and had not been placed in service. Upon completion, the amounts were transferred to the appropriate asset category and expensed over their estimated useful lives. In 2020 and 2019, approximately $0.1 million and $3.1 million of software development costs were placed into service and classified as internally developed software.

Intangible Assets

Excluding goodwill, acquired intangible assets and internally developed software are amortized over their estimated useful lives which is currently five to ten years. Acquired amortizing intangible assets are carried at cost, less accumulated amortization. Internally developed software costs are capitalized upon reaching technological feasibility.

Goodwill

Goodwill is recorded when the purchase price paid for an acquisition exceeds the fair value of net identified tangible and intangible assets acquired. The Company performs an annual impairment test of goodwill and further periodic tests to the extent indicators of impairment develop between annual impairment tests. The Company’s impairment review process compares the fair value of the reporting unit to it carrying value, including the goodwill related to the reporting unit utilizing qualitative considerations. To determine the fair value of the reporting unit, the Company may use various approaches including an asset or cost approach, market approach or income approach or any combination thereof. These approaches may require the Company to make certain estimates and assumptions including future cash flows, revenue and expenses. These estimates and assumptions are reviewed each time the Company tests goodwill for impairment and are typically developed as part of the Company’s routine business planning and forecasting process. While the Company believes its estimates and assumptions are reasonable, variations from those estimates could produce materially different results.

During the year ended December 31, 2020, the Company recorded an impairment loss of approximately $1.0 million, associated with goodwill at one of its reporting units. As a result of the current pandemic and its potential impact on future results, the Company updated its reporting unit projections, and it indicated a goodwill impairment as the carrying value may not be recovered as revenue assumptions and related revenue were revised downward.

During the year ended December 31, 2019, the Company updated its projections associated with its reporting units and it indicated that the carrying value may not be recovered as revenue assumptions were not met. The goodwill impairment loss for the year ended December 31, 2019 was approximately $1.5 million across the three reporting units.

The fair value of the reporting unit in both years was determined using discounted cash flow as well as future realizable value.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.

If the carrying amount of an asset exceeds its undiscounted estimated future cash flows, an impairment review is performed. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Generally fair value is determined using valuations techniques such as expected discounted cash flows or appraisals, as appropriate. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. During the year ended December 31, 2020, the Company impaired intangible assets of approximately $297,000 at one of the reporting units as the carrying were in excess its recoverable amount. During the year ended December 31, 2019, the Company impaired intangible assets related to developed software of approximately $155,000 as the net assets were no longer being used for commercial purposes.

Research and Development Costs

Research and development costs consist of expenditures for the research and development of new products and technology. These costs are primarily expenses to vendors contracted to perform research projects and develop technology for the Company’s products. Research and development costs are expensed as incurred.

Stock-based Compensation

The Company has accounted for stock-based compensation under the provisions of FASB ASC 718 – “Stock Compensation” which requires the use of the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (stock options and Common Stock purchase warrants). For employee awards, the fair value of each stock option award is estimated on the date of grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. For non-employees, the fair value of each stock option award is estimated on the measurement date using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. For non-employees, the Company utilizes the graded vesting attribution method under which the entity treats each separately vesting portion (tranche) as a separate award and recognizes compensation cost for each tranche over its separate vesting schedule. Expected volatilities are based on historical volatility of peer companies and other factors estimated over the expected term of the stock options. For employee awards, the expected term of options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term.

The Company adopted as of January 1, 2019 the requirements of ASU 2018-07 which simplified the accounting for share-based payments granted to non-employees for share based payments granted to non-employees for goods and services. Under the ASU, most of the guidance on such payments to non-employees were aligned with the share-based payments granted to employees. The Company determined on the date of adoption that the impact was not significant.

Recent Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04, “Intangibles-Goodwill and Other: Simplifying the Test for Goodwill Impairment” (ASU 2017-04). The standard simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the amendments of ASU 2017-04, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with it carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, but the loss cannot exceed the total amount of goodwill allocated to the reporting unit. The Company adopted ASU 2017-04 for the calendar year ending December 31, 2020, the effective date for adoption. The adoption of this standard did not have a have a material impact on the Company’s financial statements.

Adjusted EBITDA for the six months ended June 30, 2021

This discussion includes information about Adjusted EBITDA that is not prepared in accordance with GAAP. Adjusted EBITDA is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similar measures presented by other companies. A reconciliation of this non-GAAP measure is included below.

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) adjusted to exclude (1) interest expense, (2) interest income, (3) provision for income taxes, (4) depreciation and amortization, (5) stock-based compensation expense (stock options and restricted stock) and (6) certain other items management believes affect the comparability of operating results.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management, and it will be a focus as we invest in and grow the business. Additionally, we will continue to use Adjusted EBITDA in connection with our executive performance-based compensation in 2021.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation from, or as a substitute for, analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

●	Adjusted EBITDA does not include the impact of certain charges or gains resulting from matters we consider not to be indicative of our ongoing operations.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as a supplement to our GAAP results.

Reconciliation of Net Loss to Adjusted EBITDA

	For the Quarter Ended		For the Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Net loss	$(3,057,610)	$(3,462,448)	$(5,547,609)	$(7,298,869)

Add Back:

Interest Expense	256,550	310,153	553,988	489,203
Debt extinguishment - loss/(gain)	(485,760)	-	(485,760)	985,842
Warrant exercise inducement expense	-	366,795	-	366,795
Severance cost	-	426,175	-	426,175
Other expense/(income)	(6,121)	(24,713)	(7,658)	(34,666)
Depreciation and amortization	314,317	321,987	624,146	647,331
Taxes	2,354	3,592	9,542	12,466
Impairment loss	-	163,822	-	1,035,629
Stock compensation	1,623,547	460,883	2,261,126	629,993

Adjusted EBITDA (Non-GAAP)	$(1,352,723)	$(1,433,754)	$(2,592,225)	$(2,740,101)

Adjusted EBITDA loss for the quarter ended June 30, 2021 decreased approximately $0.1 million compared to the previous year due to a decrease in overall spending while focusing costs on key products.

Three and Six Months Ended June 30, 2021 and June 30, 2020

Revenues, net

During the three months and six months ended June 30, 2021, the Company had revenues of approximately $0.6 million and $1.2 million compared to $0.3 million and $1.1 million in the three months and six months ended June 30, 2020. The increase in revenue in the three months period ended June 30, 2021 is principally related to increased activity at Cards Plus in the current year compared to the prior year, when business was severely impacted due to Covid-19. Ipsidy revenues increased slightly in the three and six month periods ended June 30, 2021 and Multipay revenues were relatively flat during both periods.

Cost of sales

During the three months ended June 30, 2021, cost of sales was higher than the cost of sales in the three months ended June 30, 2020 principally due to higher revenue at Cards Plus. In the six month period ended June 30, 2021 compared to June 30, 2020, cost of sales was lower as Cards Plus sold products at higher margins.

General and administrative expenses

During the three-month and six-month periods ended June 30, 2021, compared to June 30, 2020, general and administrative expense increased by approximately $0.7 million and $1.1 million due to higher non-cash stock compensation charges.

Research and development expenses

During the three-month and six-month periods ended June 30, 2021 compared to June 30, 2020, research and development expenses increased by approximately $0.2 million and $0.1 million. In the three months ended June 30, 2020, the Company reduced overall spend including lower staff levels and in the six months ended June 30, 2021, the Company focused resources on key products initiatives and moderately adding certain skillsets.

Impairment loss

During the three and six months ended June 30, 2020, the Company recorded an impairment loss of approximately $164,000 and $1,036,000, respectively, associated with goodwill of one of its reporting units.

As a result of the current pandemic and its potential impact on future results, the Company updated its reporting unit projections, and it indicated a goodwill impairment as the carrying value was in excess of its estimated recoverable value. The fair value of the reporting unit was determined using a discounted cash flow analysis.

Depreciation and amortization expense

Depreciation and amortization expense was approximately the same in both the three and six months ended June 30, 2021 and June 30, 2020.

Other Income (Expense)

During the six months ended June 30, 2021, the Company recorded a gain on the extinguishment of a note payable of approximately $486,000 related to the forgiveness of one Paycheck Protection Program loan.

During the six months ended June 30, 2020, the Company recorded a charge of approximately $985,000 related to an extinguishment of a note payable and a charge of approximately $367,000 in connection with an inducement to certain warrant holders to exercise their outstanding warrants.

Interest expense

Interest expense decreased during the three months ended June 30, 2021 and increased in the six months ended June 30, 2021 compared to the three and six months ended June 30, 2020. The increase in the six months ended June 30, 2021, is principally due to the issuance of convertible debt in February 2020.

Liquidity and Capital Resources

As of June 30, 2021 the Company had approximately $1.8 million of cash on hand and has a deficiency in working capital of approximately $0.4 million as the remaining convertible debt has been reclassified to a current liability as it is due in February 2022.

Cash used in operating activities was approximately $2.4 million and $2.0 million in the six months ended June 30, 2021, and June 30, 2020, respectively.

In January 2021, the Company received a second loan of approximately $486,000 under the Paycheck Protection Program of the U.S. Small Business Association (“USSBA”) related to its U.S. operations. The Company anticipates, subject to approval by the USSBA, if certain requirements are met, the loan will be forgiven. Any amount not forgiven will be required to be repaid.

During the first quarter of 2021, convertible notes totaling $120,000 and a portion of their accrued interest at the option of the noteholders were converted into approximately 33,000 shares of common stock of the Company.

Additionally, in the six months ended June 30, 2021, the Company received conversion notices from (i) the Stern Trust converting the principal amount, repayment premium and interest in the amount of approximately $3.5 million payable under the Restated Stern Note into approximately 561,000 shares of common stock, (ii) the 8% Note Investors converting principal and interest in the amount of approximately $0.4 million into approximately 180,000 shares of common stock and (iii) the 2020 Note Investors converting principal, repayment premium and interest in the amount of approximately $2.5 million into approximately 398,000 shares of common stock. The Stern Trust is owed approximately $0.7 million in interest under the Restated Stern Note, which has not been converted and remains outstanding. As a result, a total of approximately $6.1 million of Company net indebtedness was converted and the Company issued 1,138,000 shares of common stock in the aggregate.

On June 28, 2021, the Company filed a Registration Statement on Form S-1 and a preliminary prospectus for an underwritten public offering of its common stock par value $0.0001 (“Common Stock”) to be undertaken by ThinkEquity LLC. On August 20, 2021, the Company filed an Amendment to such Form S-1, indicating that, based on an assumed offering price of $6.81 per share, the Company was intending to offer approximately 1.5 million shares, for an aggregate offering price of approximately $10 million (before expenses). The Registration Statement also indicates that the Company has applied for its shares to be admitted to listing on the Nasdaq Capital Market under the symbol “AUID”. There is no assurance that such public offering will be completed, for the amount proposes, or at all, nor that the Company’s Common Stock will be admitted for listing to the Nasdaq market.

In order to implement and grow our operations through December 31, 2022, achieve an expected revenue stream from our products and repay our outstanding convertible debt obligation (to the extent that the same is not converted to common stock), we expect that we will need to raise approximately $9.0 to $12.0 million. There is no guarantee that our current business plan will not change and, as a result of such change, that we will need additional capital to implement such business plan.

Covid 19

A novel strain of coronavirus (“Covid-19”) emerged globally in December 2019 and has been declared a pandemic. The extent to which Covid-19 will impact our customers, business, results and financial condition will depend on current and future developments, which are highly uncertain and cannot be predicted at this time. The Company’s day-to-day operations have been impacted differently depending on geographic location and services that are being performed. The Cards Plus business located in South Africa operations has had limitations on its operations as they are following the guidance and requirements of the South African government. Our operations in the United States and Colombia have suffered less immediate impact as most staff can work remotely and can continue to develop our product offerings.

That said we have seen our business opportunities develop more slowly as business partners and potential customers are dealing with Covid-19 issues, working remotely and these issues are causing delays in decision making and finalization of negotiations and agreements.

See above – Impairment loss and Note 13 to the unaudited financial statements.

Adjusted EBITDA for the fiscal year ended December 31, 2020.

This discussion includes information about Adjusted EBITDA that is not prepared in accordance with U.S. GAAP. Adjusted EBITDA is not based on any standardized methodology prescribed by U.S. GAAP and is not necessarily comparable to similar measures presented by other companies. A reconciliation of this non-GAAP measure is included below.

Adjusted EBITDA is a non-GAAP financial measure that represents U.S. GAAP net income (loss) adjusted to exclude (1) interest expense, (2) interest income, (3) provision for income taxes, (4) depreciation and amortization, (5) stock-based compensation expense (stock options and restricted stock) and (6) certain other items management believes affect the comparability of operating results. Other items included the following:

●	Severance cost of $0.4 million in 2020

●	Impairment loss of $1.3 million in 2020 and $1.7 million in 2019

●	Extinguishment of debt of $1.0 million in 2020

●	Warrant inducement expense of $0.4 million in 2020.

Management believes that Adjusted EBITDA, when viewed with our results under U.S. GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management, and it will be a focus as we invest in and grow the business.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation from, or as a substitute for, analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

●	Adjusted EBITDA does not include the impact of certain charges or gains resulting from matters we consider not to be indicative of our ongoing operations.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only as a supplement to our U.S. GAAP results.

Reconciliation of Net Loss to Adjusted EBITDA

	For the Year Ended
	December 31, 2020	December 31, 2019
Net loss	$(11,298,558)	$(10,500,358)

Add Back:

Interest expense - net	969,396	375,598
Debt extinguishment	985,842	-
Warrant exercise inducement expense	366,795	-
Other income, net	(69,563)	(23,920)
Severance cost	426,175	-
Depreciation and amortization	1,250,542	790,367
Taxes	36,323	62,931
Impairment loss	1,333,566	1,671,804
Stock compensation	823,564	1,246,019

Adjusted EBITDA (Non-GAAP)	$(5,175,918)	$(6,377,559)

The decrease in Adjusted EBITDA loss in 2020 compared to 2019 is principally due to the Company’s increased focus and investment on its principal products combined with its cost minimization programs to reduce overall expenses.

Results of Operations and Financial Condition for the Year Ended December 31, 2020 as Compared to the Year Ended December 31, 2019

Revenues

For the year ended December 31, 2020 compared to the year ended December 31, 2019, the Company’s revenue decreased $2.1 million from $2.6 million, or $0.5 million. The decrease in revenue for the year ended December 31, 2020 is principally due to the Covid-19 pandemic. Revenue at Cards Plus and our Colombian operations declined by $0.3 million and $0.1 million respectively.

Cost of sales

During the years ended December 31, 2020 and December 31, 2019, cost of sales was $0.7 million in both periods. Costs of sales was slightly higher in the year ended December 31, 2020 compared to December 31, 2019 due to lower margin revenue at Cards Plus. Although sales decreased, cost of sales was comparable year over year due to sales of inventory purchased in prior year that was brought at a higher exchange rate causing lower margins.

General and administrative

General and administrative expenses for the year ended December 31, 2020 decreased by approximately $1.2 million as compared to the same period in 2019 due in part to lower stock compensation charges (reduced by $0.4 million) with the balance related to staff reductions and other cost minimization efforts.

Research and development

During the year ended December 31, 2020 compared to the year ended December 31, 2019, research and development expenses decreased by approximately $0.5 million as the Company reduced its overall spend while focusing its resources on key product initiatives and reducing staff.

Impairment loss

During the year ended December 31, 2020, the Company recorded a goodwill impairment loss of approximately $1.0 million, associated with goodwill at a reporting unit based in Africa. Additionally, in the year ended December 31, 2020, the Company recorded an impairment on intangible assets of approximately $0.3 million at a reporting unit in Latin America as the carrying value was in excess of its estimated recoverable value. As a result of the current pandemic and its potential impact on future results, the Company updated its reporting unit projections and these indicated impairments for either goodwill or intangible assets were required as the carrying value may not be recovered as revenue assumptions and related revenue were revised downward. The fair value of the reporting unit was determined using discounted cash flow.

Depreciation and amortization

Depreciation and amortization expense increased during the year ended December 31, 2020 compared to December 31, 2019 due to increased amortization expense associated with approximately $3.1 million in capitalized software being placed into service in 2019.

Interest Expense

Interest expense increased during the year ended December 31, 2020 compared to the year ended December 31, 2019 due to convertible debt offerings in December 2019 and February 2020 that increased the level of debt outstanding and related interest expense.

Other Income (Expense)

During the year ended December 31, 2020, the Company recorded a charge of approximately $986,000 related to the amendment of a promissory note which was treated as an extinguishment of a note payable and a charge of $367,000 in connection with the inducement to certain warrant holders to exercise their outstanding warrants.

Covid-19

A novel strain of coronavirus (“Covid-19”) emerged globally in December 2019 and has been declared a pandemic. The extent to which Covid-19 has impacted and will impact our customers, business, results and financial condition will depend on current and future developments, which are highly uncertain and cannot be predicted at this time. The Company’s day-to-day operations beginning March 2020 have been impacted differently depending on geographic location and services that are being performed. The Cards Plus business located in South Africa did not have any operations in April 2020 and has had limitations on its operations starting in May 2020, as the Company is following the guidance and requirements of the South African government. Our operations in the United States and Colombia have suffered less immediate impact as most staff can work remotely and can continue to develop our product offerings.

That said, we have seen our business opportunities develop more slowly as business partners and potential customers are dealing with Covid-19 issues, working remotely and these issues are causing delays in decision making and finalization of negotiations and agreements. However, the level of inquiries about our services has increased since the last quarter of 2020 and into 2021, as our products are designed to serve an increasingly mobile economy and workforce.

Liquidity and Capital Resources

As of December 31, 2020, current assets were $4.4 million and current liabilities outstanding amounted to $2.9 million which resulted in net working capital of $1.5 million.

Net cash used by operating activities was $4.7 million for the year ended December 31, 2020 compared to $6.1 million in 2019. Cash used in operations for 2020 and 2019 was the primarily result of funding the business operations as the Company invested in people and product a developing business.

Net cash used in investing activities in 2020 and 2019 was approximately $0.3 million and $1.6 million as the Company invested in software development expenditures which were capitalized.

Net cash provided by financing activities for 2020 and 2019 was approximately $8.2 million and $3.3 million, which consisted primarily of the net proceeds from the sale of Common Stock, issuance of convertible notes payable, and the exercise of warrants in 2020 and the sale of Common Stock and issuance of convertible notes payable in 2019.

Description of Indebtedness

As described in the “Risk Factors” elsewhere in this prospectus, the Company has a history of losses and may not be able to achieve profitability in the near term. The Company has not been able to achieve positive cash flows from operations and raised additional financing in 2019 and 2020 from equity financing and convertible notes payable financing.

See Notes 6 and 7 of the Consolidated Financial Statements for additional information associated with the notes and convertible notes payable.

The following is a summary of the convertible notes payable outstanding on December 31, 2020:

8% convertible notes payable issued December 2019	$428,000
15% convertible notes payable issued February 2020	5,265,000
10% convertible notes payable issued February 2020	662,000
Unamortized discount on convertible notes	(494,138)
Unamortized debt issuance costs	(59,886)
$5,800,976

●	On January 31, 2017, the Company entered and closed a Securities Purchase Agreement with the Stern Trust pursuant to which the Stern Trust invested an aggregate of $3,000,000 into the Company in consideration of the Stern Note and 150,000 shares of Common Stock. The Stern Note bears interest of 10% per annum, which compounds annually. On August 9, 2018, the Company prepaid $1,000,000 of principal of the Stern Note plus the related accrued interest of approximately $158,000. On February 14, 2020 the Company and the Stern Trust entered an Amended and Restated Promissory Note (the “Restated Stern Note”) providing that the $2,000,000 principal of the Stern Note will be due and payable on the same terms (bearing interest at 15% per annum) and on the same maturity date as the 2020 Notes (as defined below). The interest due under the Stern Note as of January 31, 2020 in the amount of $662,000 has been capitalized and will earn interest at 10% per annum, which at the election of the Stern Trust can be paid in shares of Common Stock at a conversion price of $6.00 and the maturity of such interest shall be extended to the same maturity date as the 2020 Notes.

●	On December 13, 2019, the Company, entered into Securities Purchase Agreements with several accredited investors (the “8% Note Investors”) providing for the sale by the Company to the Investors of 8% Convertible Notes in the aggregate amount of $428,000 (the “8% Notes”). The 8% Notes mature on November 30, 2021 and pursuant to the amendment in February 2020 referenced below, are a secured obligation of the Company. The Company shall pay interest on the 8% Notes at the rate of 8.0% per annum payable at the earlier of the maturity date or conversion date, in cash or, at the holder’s option, shares of Common Stock of the Company. At the option of the 8% Note Investors, all or a portion of the 8% Notes may be converted into shares of Common Stock of the Company at a conversion price of $2.40. On February 14, 2020 the Company and the 8% Note Investors entered into an amendment agreement pursuant to which the principal and interest due under the 8% Notes will remain due and payable on the same terms as exist in the 8% Notes prior to modification, save that the maturity shall be extended to the same maturity date as the 2020 Notes.

●	On February 14, 2020, the Company entered into Securities Purchase Agreements with several accredited investors (the “2020 Note Investors”) providing for the sale by the Company to the 2020 Note Investors of 15% Senior Secured Convertible Notes in the aggregate amount of $1,510,000 which mature in February 2022 (the “2020 Notes”). At the option of the 2020 Note Investors, they may at any time convert the 2020 Notes. The amount of shares delivered shall be equal to 150% of the amount of the principal converted divided by the conversion price of $6.00 The security interest granted to the holders of the 2020 Notes, 8% Notes and Stern Note ranks pari passu. Each of the secured parties appointed Mr. Stern and a third-party investor as joint collateral agents. Mr. Stern, a former director of the Company, is the trustee of the Stern Trust.

Paycheck Protection Program

●	In May 2020, the Company received a loan of approximately $486,000 under the Paycheck Protection Program (“PPP”) as part of the CARES Act which is administered by the U.S. Small Business Association (“USSBA”) related to its U.S. Operations. The Company received notice on May 23, 2021, the May 2020 loan was forgiven as the Company met the applicable requirements. In accordance with ASC 470, extinguishment accounting, the amount forgiven by the USSBA is recorded as other income.

●	In January 2021, the Company received a second loan of approximately $486,000 under the PPP related to its U.S. Operations. The Company anticipates subject to approval by USSBA, if certain requirements are met the second loan will be forgiven. Any amounts not forgiven will be required to be repaid.

If the USSBA determines that the January 2021 PPP loan was not properly obtained and/or expenditures supporting forgiveness were not appropriate, the Company would need to repay some or all of the PPP loan and record additional expense which could have an adverse effect on the Company’s financial condition and results of operations in a future period.

As of December 31, 2020, the total notes payable is approximately $493,300 of which approximately $485,800 could be forgiven under the provisions of the USSBA PPP. As noted above, the Company met the requirements for forgiveness of the USSBA PPP loan and the amount due as of December 31, 2020 was forgiven on May 23, 2021. Additionally, the Company has approximately $5.8 million of Convertible Notes Payable outstanding, net of discounts as of December 31, 2020.

Equity Financing

See Note 9 of the Consolidated Financial Statements for additional information associated with equity financing in 2020 and 2019.

2020 Common Stock Transactions

●	In June 2020, the Company entered into Subscription Agreements with two accredited investors (the “June 2020 Accredited Investors”) pursuant to which the June 2020 Accredited Investors agreed to purchase 114,719 shares of Common Stock for $200,000.

●	On June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s $3.00 Warrants were exercised for cash at an exercise price of $2.10 per share. In addition, the holders that exercised the $3.00 Warrants received a $4.50 Warrant for every four $3.00 Warrants exercised. As a result, the Company issued 333,361 shares of Common Stock and 83,403 $4.50 Warrants in consideration of $700,583.

●	On June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s $1.50 Warrants were exercised for cash. In addition, the holders that exercised the $1.50 Warrants received a $4.50 Warrant for every two $1.50 Warrants exercised. As a result, the Company issued 154,400 shares of Common Stock and 77,200 $4.50 Warrants, in consideration of $231,600. Separately, certain holders of the $1.50 Warrants to acquire 59,000 shares of Common Stock exercised on a cashless basis resulting in the issuance of 18,689 shares of Common Stock.

●	On June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s $1.80 Warrants were exercised. In addition, the holders that exercised the $1.80 Warrants also received $4.50 Warrant for every two $1.80 Warrants exercised. As a result, the Company issued 176,000 shares of Common Stock and 88,000 $4.50 Warrants in consideration of $316,800.

●	On October 30, 2020 and on November 6, 2020, the Company entered into Securities Purchase Agreements with several accredited investors (the “October 2020 Accredited Investors”) pursuant to which the October 2020 Accredited Investors agreed to purchase an aggregate of 1,747,833 shares of the Company’s Common Stock together with Warrants to acquire 873,917 shares of Common Stock for a term of five years at an exercise price of $4.50 per share for an aggregate purchase price of approximately $5.24 million. In connection with this private offering, the Company paid a registered broker-dealer, a cash fee of approximately $367,000 and issued the broker-dealer a Common Stock purchase warrant to acquire approximately 105,000 shares of Common Stock of the Company exercisable for a term of five years at an exercise price of $4.50 per share.

●	During 2020, the Company issued approximately 56,667 million shares of Common Stock pursuant to cashless exercises of Common Stock purchase warrants and options, other than the June 2020 warrant exercises.

2019 Common Stock Transactions

●	In June 2019, the Company entered into Subscription Agreements with accredited investors (the “2019 Accredited Investors”) pursuant to which the 2019 Accredited Investors purchased an aggregate of approximately 1,292,133 shares of the Company’s Common Stock for an aggregate purchase price of approximately $3,100,000. In connection with the private offering, the Company paid a cash fee of approximately $173,000 and issued 41,725 Common Stock purchase warrants with a fair value of approximately $79,000 that are exercisable during a term of five years at an exercise price of $2.64 per share.

Our growth-oriented business plan to offer products to our customers will require continued capital investment. Research and development activities will also require continued investment. We raised approximately $8.2 million and $3.5 million and in 2020 and 2019, respectively, through equity and debt financing at varying terms. In order to implement and grow our operations through December 31, 2022 and achieve an expected annual revenue stream from our products we expect that we will need to raise between $9 and $12 million dollars under the Offering. See Note 7 of the Consolidated Financial Statements for additional information with respect conversion options of the respective convertible noteholders. There is no guarantee that our current business plan will not change, and as a result of such change, we will need additional capital to implement such business plan. Further, assuming we achieve our expected growth plan, of which there is no guarantee, we will need additional capital to implement growth beyond our current business plan.

As of December 31, 2020, the total notes payable is approximately $493,300 of which approximately $485,800 could be forgiven under the provisions of the USSBA Paycheck Protection Program. As noted above, the Company met the requirements for forgiveness of the USSBA PPP loan and the amount due as of December 31, 2020 was forgiven on May 23, 2021. Additionally, the Company has approximately $5.8 million of Convertible Notes Payable outstanding, net of discounts as of December 31, 2020.

Off-Balance Sheet Arrangements

We have no off-balance sheet financing arrangements.

Contractual Obligations

As of December 31, 2020, the Company had the following contractual obligations.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Notes Payable	$493,300	$6,000	$487,300	$-	$-
Convertible Notes Payable	6,355,000	-	6,355,000	-	-
Operating Leases	180,100	130,300	49,800	-	-
Capital Leases	53,900	10,800	43,100	-	-
	$7,082,300	$147,100	$6,935,200	$-	$-

As noted above, in June 2021 the Company received voluntary notices of conversion in the aggregate principal amount of approximately $5.7 million to reduce the convertible note payable obligation by approximately $5.7 million (excluding interest).

BUSINESS

Business Overview

authID.ai (Ipsidy Inc.) is a leading provider of secure, mobile, biometric identity verification software products delivered by an easy to integrate Identity as a Service (IDaaS) platform. Our mission is to eliminate all passwords and to be the preferred global platform for biometric identity authentication. Our vision is to enable every organization to “Recognise Your Customer” instantly, without friction or loss of privacy, powered by the most sophisticated biometric and artificial intelligence technologies.

The explosive growth in online and mobile commerce, telemedicine, remote working and digital activities of all descriptions is self-evident to everyone who lived through 2020. Identity theft, phishing attacks, spear-phishing, password vulnerabilities, account takeovers, benefits fraud - it seems like these words have entered our daily lexicon overnight. These are significant impediments to the operations and growth of any business or organization, and dealing with the risks and consequences of these criminal activities has created significant friction in both time, cost and lost opportunity. Consider all the methods that organizations have had to implement in order to prevent fraud. The requests to receive and enter one-time passwords. The maddening questions you get asked – whether on-line or when reaching out to a call center – what was your first pet’s name? who was your best friend in high school? These steps all add up to friction, making it difficult for consumers to login, transact and execute daily tasks. Surely there is a better way to address these challenges? authID.ai believes there is.

authID.ai provides secure, biometric, identity verification, FIDO2 passwordless login and strong customer authentication. We maintain a global, cloud-based IDaaS platform for our enterprise customers to enable their users to easily verify and authenticate their identity through a mobile phone or portable device of their choosing (as opposed to dedicated hardware). We establish a proven identity, creating a root of trust that ensures the highest level of assurance for our passwordless login and step-up verification products. Our system enables participants to consent to transactions using their biometric information with a digitally signed authentication response, embedding the underlying transaction data and each user’s identity attributes within every electronic transaction message processed through our platform.

Digital transformation across all market segments requires trusted identity. Our identity platform offers innovative solutions that are flexible, fast and easy to integrate and offer seamless user experiences. authID’s products help advance digital transformation efforts without the fear of identity fraud, while delivering frictionless user experiences. We believe that it is also essential that every electronic transaction has an audit trail, proving that the identity of the individual was duly authenticated. Our platform provides biometric and multi-factor identity software, which are intended to establish, authenticate and verify identity across a wide range of use cases and electronic transactions.

authID’s products focus on the broad requirement for enabling frictionless commerce by allowing an entity to instantly “Recognise their Customer”. Organizations of all descriptions require cost-effective and secure means of growing their business while mitigating identity fraud. We aim to offer our enterprise customers products that can be integrated easily into each of their business and organizational operations, in order to facilitate their adoption and enhance the end user customer experience.

Our management believes that some of the advantages of our IDaaS Platform approach are the ability to leverage the platform to support a variety of vertical markets and the adaptability of the platform to the requirements of new markets and new products requiring cost-effective, secure, and configurable mobile solutions. Our target markets include banking, fintech and other disrupters of traditional commerce, small and medium sized businesses, and system integrators working with government and Fortune 1000 enterprises. At its core, the Company’s offering, combining its proprietary and acquired biometric and artificial intelligence technologies (or AI), is intended to facilitate frictionless commerce, whether in the physical or digital world. The Company intends to increase its investment in developing, patenting and acquiring the various elements necessary to enhance the platform, which are intended to allow us to achieve our goals. One of the principal intended areas of investment is to enhance and expand our use of artificial intelligence in proprietary software, that we believe will increase our value to enterprise customers and stockholders alike.

authid.ai is dedicated to developing advanced methods of protecting consumer privacy and deploying ethical and socially responsible AI. authID is developing a culture that proactively encourages and rewards our employees for considering the ethical implications of our products. We believe that a proactive commitment to ethical AI presents a strong business opportunity for authID and will enable us to bring more accurate products to market more quickly and with less risk to better serve our global user base. Our methods to achieve ethical AI include engaging the users of our products with informed consent, prioritizing the security of our user’s personal information, considering and avoiding potential bias in our algorithms, and monitoring of algorithm performance in our applications.

We were incorporated in the State of Delaware on September 21, 2011, and changed our name to Ipsidy Inc. on February 1, 2017. We have decided that to better align the branding of our company with our future focus and goals that we should change our business name to “authID.ai”. To that end, we registered domain names under that name and applied for a United States trademark in that name.

Our Common Stock is traded on the OTCQB U.S. Market under the trading symbol “AUID”. On August 19, 2021, the last reported sale price of our Common Stock was $6.81 per share.

Our corporate headquarters is located at 670 Long Beach Blvd., Long Beach, NY 11561 and our main phone number is (516) 274-8700. We maintain a website at www.authid.ai. The information contained on, or that can be accessed through, our websites is not incorporated by reference into this prospectus and is intended for informational purposes only.

Global Market Opportunity

We believe that there are several market trends that drive growth in the identity verification and authentication marketplace. These trends include digital transformation and the impact of the widespread adoption of mobile technology, increased fraud as a result of that adoption and increased regulation by governments around the world to protect consumers personally identifiable information, or PII. The events of 2020 and the reaction to the global COVID-19 pandemic are also significant trends which we believe impact our business.

Digital Transformation

Digital and mobile technologies have significantly changed people’s lives in a remarkably short time, including how we shop, socialize and bank. In 2020, the response to the COVID-19 pandemic with its stay-at-home mandates accelerated digital adoption by even the most reluctant consumers. The global health crisis dramatically altered service delivery across broad market segments, creating lasting effects that we believe are likely to stay, even after the pandemic ends.

Enterprises that were able to, scrambled to reduce reliance on physical outlets and to drive customers to remote digital channels offering seamless and secure user experiences. Electronic services—from mobile banking to online grocery shopping to tele-medicine—have increased multifold within the past year. According to a study conducted by Enterprise Technology Research of 1,200 chief information officers from across the world, the number of permanent remote workers is expected to double to 34.4% of their companies’ workforces in 2021, compared with 16.4% before the coronavirus outbreak (Reuters, “Permanently remote workers seen doubling in 2021 due to pandemic productivity: survey” 2020).

Accordingly, digital transformation efforts that pre-dated the 2020 crisis are likely to have been prioritized and accelerated. Statista estimates that between 2020 and 2023 digital transformation investments are projected to total US$6.8 trillion. The company also forecasts that as much as 65% of the world’s gross domestic product will be digitalized by 2022. (Statista “Spending on digital transformation technologies and services worldwide from 2017 to 2023” 2020).

Key to successful transformation efforts is the ability to onboard new users with speed and accuracy as well as to stop identity fraud at the entrance. MarketsandMarkets, the B2B research firm, projects that the global digital identity solutions market will grow from US$13.7 billion in 2019 to US$30.5 billion by 2024, at a CAGR of 17.3%. The firm further predicts that the market for digital identity and document verification services, a subset of the digital identity market, offers significant potential for growth opportunities, with revenues to rise to US$15.8 billion by 2025. (MarketsandMarkets “Digital Identity Market” 2020 and “Identity Verification Market” 2020).

Forrester Research has stated that the average help desk labor cost for a single password reset is about $70. (Forrester Research “Best Practices: Selecting, Deploying, And Managing Enterprise Password Managers” 2018) Forrester Research determined that large organizations spend up to $1 million per year on staffing and infrastructure to handle password resets alone. Passwords are the leading cause of major security breaches and Verizon’s Data Breach report estimates that over 80% of breaches are caused by weak or stolen passwords. The ability to eliminate the need for passwords by enabling the consumer to easily and securely authenticate with their own biometrics represents a significant cost savings opportunity across all industries.

The Increase in Identity Fraud

Unfortunately, with this increased demand for online services and digital convenience, organizations also face another proliferating challenge – the need to improve cybersecurity measures. Never before have criminals been able to access such vast quantities of personal information.

According to Statista, over 11,000 data breaches have occurred in the United States since 2005 with more than 1.7 billion individual records breached (Statista “Annual number of data breaches and exposed records in the United States from 2005 to 1st half 2020” 2021). And in the age of COVID-19, scams grew by 400% in the first quarter of 2020, making the pandemic not only a health threat but also a significant security risk. (Panda Security “43 Covid-19 Cybersecurity Statistics” 2020). Digital transformation efforts must address these risks.

Identity Verification Impact Across Sectors

Financial services, ecommerce and the shared economy, healthcare and government organizations are confronted by the challenges of identifying their customers, patients and benefits recipients with ease and certainty in the digital world. Governments around the world are imposing new data privacy and authentication regulations, which also impose a “call to action” for many of these businesses and organizations.

Financial Services

Financial services institutions are facing a range of digital transformation challenges and a growth in the millennial embrace of non-traditional fin-tech providers, such as peer-to-peer mobile payment apps. Key to this effort is the ability to accelerate the digital onboarding of customers—offering a convenient digital onboarding experience with real-time account opening decisions—at lower costs.

Convenience, however, traditionally opposes stronger identity assurance – the easier it is to open or access an account the less safeguards there may be to prevent fraud. Javelin Strategy & Research found that in 2019 fraud losses in the financial services industry grew 15% to $16.9 billion, as fraudsters moved from card payments to financial accounts (Javelin Strategy & Research “2020 Identity Fraud Report” 2020). The study reported that account takeovers—identity theft where a criminal uses stolen credentials or data to take control of a consumer’s online account—increased a staggering 72% over 2018. And with 40% of all fraudulent activity related to account takeover reported to occur within a day, the need for strong customer authentication is critical.

Experts recommend that efforts to combat this fraud must focus on moving consumers from static passwords to safer authentication methods. According to Gartner, their clients are increasingly seeking “passwordless” authentication methods such as FIDO2 Strong Authentication to improve user experience (UX) and enhance security by eliminating centrally stored passwords—a key target for cyber criminals (Gartner Research Ibid). Goode Intelligence believes that mobile biometrics are key to securely effecting this transformation and forecasts that over $1.67 trillion of mobile biometric payments will be made annually by 2023, with over $8.7 billion in annual revenue generated for suppliers of mobile biometric technology by 2023 (Goode Intelligence “Mobile Biometrics for Financial Services; Market and Technology Analysis, Adoption Strategies and Forecasts 2018-2023” 2019).

E-Commerce & Shared Economy

Good consumer experience and personalization is key to driving revenue growth in e-commerce and the shared economy. Biometric identity verification integrated into online experiences can reduce friction for first-time buyers who are uninterested in opening accounts before completing their orders or for return customers who expect online purchases to be seamless and secure. A survey of 7,000 North American and European consumers indicated that 92 percent expect digital retail experiences to be fast, frictionless and secure, and 73 percent believe account creation or online transactions should happen instantly. Allowing users to identify themselves with their trusted biometrics not only foils the scammers, but it is also a more effortless and elegant user interface.

In the last year, both traditional and online retailers were driven by the COVID-19 pandemic to meet the surge in demand for online fulfilment. According to Digital Commerce360 estimates, consumers spent more than $860 billion online with U.S. merchants in 2020, up 44.0% year over year. That increase is purported to be the highest annual U.S. ecommerce growth in at least two decades, and is nearly triple the 15.1% increase in 2019 over 2018.

The sharing economy is expected to grow to $335 billion by 2025 (Statista, “Value of the sharing economy worldwide in 2014 and 2025” 2020). In the sharing economy where assets owned by members of a network can be temporarily accessed by other members of the network, collaborative trust between buyers and sellers is paramount. Identity verification is critical for security and adherence to regulatory requirements such as validating driving or criminal history, age verification, and credit history. Secure biometric identification ensures that service providers and consumers within the sharing economy are who they say they are, reduces friction and improves user experience in the process.

Healthcare

During 2020, remote healthcare services have expanded exponentially - virtual urgent-care visits spiked by 683% between March and April 2020, while virtual, nonurgent care visits grew by an unprecedented 4,345%. (Journal of the American Medical Informatics Association “COVID-19 transforms health care through telemedicine: Evidence from the field” 2020). ResearchAndMarkets predicts that the global telemedicine market will increase to a value of $144.2 billion by 2030, from $27.8 billion in 2019. (ResearchAndMarkets “Telemedicine Market Research Report to 2030”. 2020).

Unfortunately, with this shift to remote care, a record of weak authentication practices such as shared passwords, and a trove of rich personal data, the healthcare market is believed to be even more susceptible to identity fraud. Further, IBM reported that data breaches in the healthcare sector had the highest average cost amounting to $7.13 million per breach amid the COVID-19 pandemic (IBM Security “Cost of Data Breach Report 2020” 2020).

Medical identity theft has an annual economic impact of around $41 billion a year and the value of stolen medical information is 10 times the value of stolen credit cards. Identity thieves can use compromised medical records to acquire medical treatment, receive elective surgery, and even fill prescriptions using the victim’s personal details. In one study, 20 percent of victims indicated they got the wrong diagnosis or treatment, or that their care was delayed because there was confusion about what was true in their records due to identity theft. In addition, because there are currently no regulatory consumer protections in place that limit the financial liabilities for medical identity fraud, the average out-of-pocket cost to victims is $13,500 (Medical Identity Fraud Alliance).

Government Benefits

Many government agencies continue to utilize inadequate identity verification and identity authentication methods. Following the passage of the March 2020 Coronavirus Aid, Relief, and Economic Security Act (CARES Act), an unprecedented volume of criminal attacks surrounding pandemic relief efforts exposed vulnerabilities in government fraud prevention efforts.

According to USA Today, in 2020, states lost over $36 billion to criminals filing fraudulent unemployment claims under the names of other people (USA Today “How scammers siphoned $36B in fraudulent unemployment payments from US” December 30, 2020). According to State investigators, California paid out over $400 million on 21,000 unemployment claims improperly filed using the names of California prison inmates (LA Times “California’s prisoner unemployment fraud now estimated at $400 million, officials say” December 1, 2020). Much of the data used to identify claimants such as Social Security numbers has long been compromised and is available for criminal exploitation. The Federal Trade Commission (FTC), reported that in 2020 they received more than 1.4 million reports of identity theft, almost double the number received in 2019. Furthermore, the FTC reported more than 30% of those reports were attributed to misuse of personal identity in applying for a government benefit, a significant increase from 2019 when only 3% of fraud was attributed to this reason. (FTC Press Release “New Data Shows FTC Received 2.2 Million Fraud Reports from Consumers in 2020” February 4, 2021)

With these statistics in mind, Congress included new provisions to combat grifters when they rolled out a second COVID-19 stimulus package under the Consolidated Appropriations Act of 2021. Section 242 of the new Act mandates that State agencies verify the identity of eligible applicants for pandemic unemployment assistance. The Act also provides federal funding to state agencies to implement new identity proofing measures.

The FIDO Alliance – The Mission To Eliminate Passwords

The reliance on passwords has long been acknowledged as highly frustrating for users, costly for organizations to maintain and reset quickly, as well as one of the weakest security practices for user authentication. The reuse of the same passwords by individuals across multiple sites, the massive data breaches targeting user credentials, and widespread phishing efforts by hackers to entice users to ‘reveal’ passwords creates security risks for every organization.

The FIDO (Fast Identity Online) Alliance was formed in 2012 to address the security risks to enterprises and the problems individual users face in creating and remembering multiple usernames and passwords. FIDO compliant solutions eliminate passwords by using the combination of biometric verification and device authentication via cryptographic security, thereby speeding up and securing user login. FIDO Alliance members include global leaders and household names in technology and across enterprise software, payments, banking, telecom, ecommerce, identity, government, and healthcare (https://fidoalliance.org/members/). This cross-industry coalition works jointly to develop interoperable authentication standards that reduce reliance on passwords with authentication that is more secure, private, and easier to use.

 Privacy Regulations (Ethical AI)

All business, governmental and other sectors of society are impacted by the need for organizations to comply with increasing data privacy and authentication regulations. The European Union has lead the way with its General Data Protection Regulation, or GDPR, widely considered the gold standard of data privacy regulation, and other jurisdictions around the world are scrambling to catch up. The United States has been slow and has only limited regulation at the federal level, which applies only to specific industries such as the Health Insurance Portability and Accountability Act, or HIPAA. It is therefore falling to the States and local authorities to adopt data privacy requirements such as the California Consumer Privacy Act or CCP and Illinois’ Biometric Information Privacy Act or BIPA, which are being cloned by other jurisdictions. We believe that this growing trend will impose an urgency on organizations of all descriptions to improve their data security and privacy processes, and we believe that biometric identity verification will be a key part of the solution.

We are dedicated to developing advanced methods of protecting consumer privacy and deploying ethical and socially responsible AI. authID is developing a culture that proactively encourages and rewards our employees for considering the ethical implications of our products. Our products are critical to onboarding consumers globally into the digital economy, while better securing their assets and privacy.

We believe that a proactive commitment to ethical AI presents a strong business opportunity for authID and will enable us to bring more accurate products to market more quickly and with less risk to better serve our global user base. Our methods to achieve ethical AI include engaging the users of our products with informed consent, prioritizing the security of our user’s personal information, considering and avoiding potential bias in our algorithms, and monitoring of algorithm performance in our applications.

Our Solutions and Products

We have established our Identity as a Service Platform with internally developed software as well as acquired and licensed technology, which provide the following services: (1) biometric capture and matching (e.g. for faces, voices and fingerprints); (2) remote document collection and authentication; (3) multi-factor authentication and passwordless login; and (4) step-up verification for electronic transactions (e.g. for high value payment transactions).

Identity as a Service (IDaaS) Platform Solutions

authID’s customers can leverage our IDaaS Platform by using a simple API integration. The product suite includes a range of developer integration tools and documentation that help our customers and systems integrator partners easily configure their identity and transaction authentication solutions via integration to our secure RESTful API’s. Our platform is designed to support a wide variety of identity and electronic transactions across a broad range of verticals. Our technical implementation team can assist our customers and systems integrators to configure the API calls to our platform, and mobile biometric identity authentication services to meet a specific commercial, geographic or market need. WE can thereby provide the next level of transaction security, control and certainty for everyday transactions. We also make certain services available without integration. The Company has the following product lines that are part of our IDaaS platform capabilities:

●	PROOFTM establishes the trusted identity of users based on a variety of ground truth sources, including chip based electronic machine-readable travel documents (or eMRTDs), national IDs, driver’s licenses, as well as through direct verification by national registries and other international databases. Using government issued identity documents, Proof can evaluate the validity of the document and biometrically match the reference picture of the document with a live user’s selfie (or, a photograph that one has taken of oneself, typically using a smartphone). Proof ensures that the person presenting the identity is its legitimate owner and is physically present, thereby establishing trust that the enterprise is interacting with the true account owner. This product can eliminate the need for costly face-to-face, in-person ID checks and instead can provide a verified identity in seconds. In a world of increasing fraud and security threats, Proof offers our customers confidence in the identities of customers, employees or visitors. In 2020 an international fintech company entered an agreement with us to provide Proof to its financial services customers.

●

AUTHENTIFIDTM delivers trusted FIDO2 strong authentication for device-based passwordless login and transaction authentication that is tied to a trusted identity. During initial registration for passwordless login, AuthentifID leverages Proof by authID to establish a digital chain of trust between biometrically verified individuals, their accounts, and their devices. AuthentifID eliminates password vulnerabilities and stops phishing attacks to protect users and systems against account takeovers, sim swap attacks, and man-in-the-middle attacks. The service can reduce costs of expensive password resets and increase customer satisfaction by getting rid of often forgotten or detectable secret questions (knowledge-based authentication or KBA) or one-time passcodes (or OTP). AuthentifID leverages the digital chain of trust between the user’s proven identity and biometrics, thereby enabling seamless, self-service identity affirmation when a user adds, or replaces their device a more cost-effective solution that does not require live support desk assistance.

Using public-key cryptography united with “one-touch” biometrics and/or security keys, AuthentifID also enables convenient and secure compliance with European Union-wide PSD2 strong customer authentication requirements. AuthentifID enables consumers to use biometric authentication with any FIDO2 registered device and AuthentifID can help organizations comply with applicable privacy laws. An international bank entered into an agreement with us in 2020 to use AuthentifID in order to provide added security to users of its banking systems.

●	VERIFIEDTM Our cloud-based multi-factor authentication solution, provides any bank, enterprise or government department a secure, convenient application for identity verification and transaction consent as part of any type of electronic transaction, when device-based authentication is not available or sufficient. Integration to the authID platform allows an enterprise to utilize biometric authentication solution that meets their needs to secure high-risk transactions with higher level of certainty. The authID APIs provide a simple and secure way to access our IDaaS Platform with a user experience that seamlessly integrates into our customers’ applications. Users can authenticate their identity through a mobile phone or portable device of their choosing (as opposed to dedicated hardware). The solution includes a detailed audit trail created for each transaction, containing the digitally signed transaction details with proof of identity authentication and consent.

●	IDENTITY - PORTAL get started with our identity products without any integration. The portal allows our enterprise customers to biometrically verify identity of their users or authenticate transactions with a biometric audit trail simply by initiating transactions from the Portal.

Other Identity Products

●	SEARCHTM Our biometric matching software, comprising front-end application software for desktop fingerprint capture, and image processing as well as a back-end fingerprint matching software solution using our own proprietary algorithms and includes an identity management system SEARCH has been successfully used for public elections in Africa, as well as for a governmental application in the United States.

●	CARDSPLUS Secure plastic identity credentials and loyalty card products, currently being sold in Africa. Opportunities exist to expand the product offering.

Payment Processing

●	TRANXATM Multi-application payment gateway and switch that provides payment solutions for online retailers and physical merchant locations, currently being offered in Colombia. The Tranxa gateway platform operates in Colombia and powers the Company’s bill payment and money transmission services for customers of the Colombian Post Office 4/72.

●	An unattended kiosk application and backend management system, which when integrated with a transit ticketing system, facilitates fare collection and electronic ticketing for transit systems.

●	Our TRANSACT mobile digital issuance platform, has been developed to support, amongst other things, the issuance and management of closed loop pre-paid accounts (for both physical and virtual cards), The platform is multi-lingual and capable of being white labelled for our customers.

Growth Strategy

To achieve our goals of increasing our product penetration in the identity authentication market, the following plans comprise our growth strategy. authID intends to expand our focus on channel partners, by signing payment processors, system integrators and additional core banking software suppliers. We are also working to augment our go-to-market model with a new self-service fulfilment model to enable our customers to directly purchase and integrate our identity software products. The Company also intends to increase its investment in developing, patenting and acquiring the various elements necessary to enhance our IDaaS platform, which are intended to allow us to achieve our growth goals.

Channel Strategy

We intend to expand upon our channel strategy in order to bring our products to a broad market in an efficient and cost-effective way. We have signed and are pursuing channel partners that play a key role in their respective verticals, such as Temenos, a digital technology provider for banks, Atos, a global leader in digital transformation and Inetum (formerly IECISA gfi) which supports the telecom, financial services, and other industries across 26 countries. We are also pursuing additional strategic partners, including payment processors, system integrators and core banking software suppliers.

These channel partners provide access to their wide-ranging enterprise customer portfolios, including new fintech disruptors, merchant services, ecommerce and sharing economy businesses, all of whom we believe could benefit from the use of our identity verification and authentication software products. By entering into agreements with such channel partners and leveraging their relationships, we believe we can expand our footprint much more rapidly and cost effectively, as compared to pursuing direct sales efforts s with each customer. Moving forward, we intend to build a small, high-touch, strategic sales team to identify new use cases and drive expansion and standardization on authID within our partners’ customer portfolios.

Self-Service

We intend to enhance our sales model by enabling self-service options for our identity authentication products to efficiently reach the small and medium sized business segment in the United States as well as technology disruptors who require quick and easy use of our platform for authenticating their users. Our planned self-service offerings are intended to increase software developer and IT operator familiarity with our products and lead to quicker deployment of our products by our customers. Customers can then expand the use-cases of our services either through self-service deployment, or with the assistance of our customer success team. We also intend to expand our digital marketing efforts to drive prospective customers to the self-service portal, and therefore limit the need for extensive outbound sales efforts.

Innovation

As banking, fintech, traditional retailer, online e-tailers, and sharing economy providers continue to drive digital transformation across their channels, we aim to be at the forefront by developing new software products that leverage our platform and core competencies in biometric identity authentication. Our focus on innovation, is intended to add value to and retain our existing customers, as well as attract new customers. authID intends to build on its patent pending solutions by using machine learning to enhance the artificial intelligence capabilities of our IDaaS software and platform. We intend to establish a Center of Excellence focused on artificial intelligence, employing leading data scientists and machine learning experts. Their mission will be to make the authID biometric authentication platform the fastest and most accurate in the market, and then to continually improve our platform to maintain our leading position.

Consumer frustration with passwords, along with phishing attacks, social engineering and data breaches have driven the need to eliminate passwords and accelerate adoption of multifactor security across all channels. Today there are more than 5 billion smartphones, laptops and tablets around the world that can be used as secure authentication devices to access online services and authorize transactions. These trends are driving the need for a simple, secure, and fast way to manage device registration and deregistration. By combining our patent pending methods for single message authentication, authorization, and audit, and for device registration through strong identity verification, authID has created an Identity Recovery (IDR) software product that puts device management in the control of the account owner. By eliminating the need for users to contact a support center, this product helps our enterprise customers reduce their systems and personnel costs for supporting users attempting to recover their identity or register a new device for authentication.

In 2020 we signed an agreement with LoginID, under which we have jointly developed a FIDO2 compliant strong authentication solution, which we offer as AuthentifID. The AuthentifID service is intended to address the growing demand across all verticals for eliminating the security risks, operational costs, and consumer dissatisfaction with passwords. We also became a member of the FIDO Alliance, the leading international organization comprising global leaders in technology that help establish best practices for FIDO authentication deployment. FIDO compliant solutions eliminate passwords by using the combination of biometric verification and device authentication via cryptographic security, thereby speeding up and securing user login. By combining our core technologies, we have enhanced our IDaaS platform to offer device-based multi-factor identity software to complement our biometric multi-factor authentication product in order to support secure login as well as a broader set of electronic transactions.

Select Acquisitions

As we have done in the past, we intend to selectively pursue acquisitions that will help us achieve our strategic goals, enhance our technology capabilities and accelerate growth. We believe pursuing these types of acquisitions will increase our ability to work with existing customers, add new customers, enter new markets, develop new services and enhance our processing platform capabilities. However, we have no commitments with respect to any such acquisitions at this time.

Marketing and Sales

The Company will primarily target three market segments: 1) fintech and other disrupters of traditional commerce, 2) small and medium sized businesses and 3) Fortune 1000 enterprises via some of the largest system integrators, payment networks and adjacent software providers. To serve the first two we plan to expand our digital and self-service capabilities to allow our software to be easily deployed, by clicking directly from compelling digital marketing. The Company will aim to expand its partnerships to add leading system integrators so that our IDaaS platform can be built into consulting projects at the largest and most successful corporations.

Our branding and messaging will focus on the fact that all three segments understand the critical requirement to recognize the customer instantly without friction. The Company’s marketing will emphasize the high return on investment that all businesses selling to consumers can achieve if they replace password models with biometric authentication software. A single call to a support desk to reset a password can cost as much as $70, while authid.ai can deliver a biometric authentication for pennies. The contracts we seek will be of a recurring nature where we receive a small fee every time a consumer logs into an application, changes their account profile, or attempts a high value transaction.

In order to achieve these goals and thereby drive sales and new revenue, the Company intends to build our sales and marketing team, expand our sales and marketing activities, as well as invest in innovative technologies.

Revenue Model

Identity Management Solutions and Products

The biometric software products are priced based on a multi-year licensing model which is driven by the number of enrollees in the system and the volume of authentications required (for example the number of times a consumer resets or requires a password, or approves a high value transaction). The Company provides its new IDaaS platform services based on a subscription model, with tiered fees per enrolled user, or device, comprising an initial enrollment fee, a periodic subscription and where applicable a per transaction fee. The Company’s CardsPlus plastic and credentials card products are sold at a per unit price which will vary based on the configuration of the features and functionality of the product, as well as the services provided.

Payment Processing Solutions and Products

The electronic payment gateway services are volume priced on a per transaction basis. The pricing for the Company’s closed loop financial payment platform is based on a combination of transaction fee and a subscription model based on numbers of cardholders and merchants enrolled. The Company also earns leasing income from the rental of unattended kiosks.

Competition

authID offers an IDaaS platform allowing the Company to on-board customers who wish to deploy our services and solutions in order to know with biometric certainty who is engaging with them. authID’s solutions include the ability to verify the identity of a user, via remote identity proofing, then enable digital access, as well as transaction and device authentication, all digitally signed by the user’s identity. The Company’s platform utilizes commodity, consumer grade mobile devices for customer deployment with users engaging with the platform via a web-browser or corresponding Android or iOS smartphone app.

We also offer certain payment processing solutions and smart card products manufacturing and printing. The industry sectors in which these products compete are characterized by rapid change and new entrants. We will need to consistently develop and improve our products in order to remain competitive.

The Company has developed and deployed a proprietary IDaaS platform allowing our customers to establish trust in identity, authenticate and verify an identity without a password but with biometric certainty. authID.ai’s IDaaS platform has three major products each facing different competitors and incumbent technologies we can replace. The three product lines are “Proof”, “AuthentifID” and “Verified”. To our knowledge there is no business that currently is able to provide this complete suite of identity software.

The “Proof” product line delivers seamless identity verification with quick, mobile identity document capture and tamper check, liveness confirmation and facial biometric matching of a selfie to the identity credential photo. AuthentifID our FIDO2 strong customer authentication and passwordless login product, leverages strong identity verification during device authenticator registration to create a digital chain of trust between biometrically verified individuals, their accounts, and their devices. Rooted to a trusted identity obtained during the Proof process, Verified offers high-assurance, biometric, cloud-based, multi-factor authentication to secure high-risk transactions.

 In reviewing the competitors that exist for the Company’s current and planned platform products relating to the three main elements of identity management: the establishing of identity, use of identity through device-based authentication, and use of identity through cloud-based biometric verification, the Company considers a number of factors. authID’s platform utilizes an Identity as a Service (IDaaS) approach which combines the three elements into a single fast, secure, and fully automated, platform. authID believes that this full stack platform approach is exceptional in that it offers documentary identity verification, FIDO device authentication, and cloud based, biometric, multi-factor verification covering digital account access and transaction confirmation use cases. The competitive landscape includes several companies that mainly address only one element, with some addressing multiple elements independently without a seamless integration between them.

In looking further at our competition, the Company does not consider providers which are major conglomerates with vertically integrated cybersecurity companies, due to the vast array of services which they offer. Furthermore, some of the competitors which do offer solutions for digital use cases, are major legacy providers offering hardware heavy solutions principally for governmental users. These include Idemia, Thales, and Supercom. This is in contrast to authID’s IDaaS approach which is based on offering app and browser-based software products which are usable on mobile and desktop computing devices without additional hardware requirements.

To further breakdown the competitive landscape into companies that provide identity proofing we consider the following competitors: Jumio, Au10Tix, OnFido, Clear, Mitek, Trulioo, ID.me and Acuant. Companies that provide only a single solution may be seeking to combine with authentication and biometric verification technology providers to expand their ID proofing solutions’ capabilities. While authID will continue to offer Proofing (especially for SMBs that need a complete IDaaS solution, Proof is used once at enrollment, whereas our authentication products AuthentifID and Verified are used over and over in a recurring revenue model. In appropriate cases we may decide to cooperate with these entities and yield the one-time revenue to gain the recurring authentication revenue.

Another aspect of the competitive landscape is device-based authentication products using the FIDO standard. Companies that are believed to be competing with authID in this area are: HYPR, Strongkey, Daon, Ping Identity, Yubico, Callsign, Duo and Transmit. These companies and others such as Twilio Authy and LexisNexis leverage legacy authentication services such as some type of one-time password, or OTP sent via SMS to the consumer’s mobile phone, or knowledge based authentication, or KBA, which challenges the users with questions about their personal history. authID believes that the simplicity and elegance of simply looking at your phone to “trust your selfie” should compete well against these incumbents, and offer a more ubiquitous, cost-effective solution without dedicated hardware.

Finally, looking at the competitive landscape for cloud-based biometric identity verification applications the companies that are believed to be competing with authID in this area are Jumio, Aware, Acuant, Au10Tix, NEC, and Idemia.

There are new entrants into each of these markets continually. Each competitor may have a different offering or approach to solve similar problems, which overlap with those of the Company. Some competitors also include manufacturers who provide systems, or platform solutions to third party operators and, therefore, do not directly compete with the Company, which operates its own systems. For example, Stripe announced in June 2021 that they are entering the proofing market, but it is not possible to say what impact that may have on competition.

The Cards Plus business faces competition both locally in South Africa and internationally. China has become a source of imports of card products at highly competitive pricing and some local suppliers are reliant on Chinese card manufacturers. Local competitors include Card Technology Services, Easy Card and Open Gate, Cardz Group and XH Smart Technology (Africa). That said, we believe that we are the only significant manufacturer in South Africa using digital print technology.

The payment processing industry has many competitors who provide gateway services, closed loop end-to-end solutions, payment processing, peer-to-peer payments and bill payments. As these types of services are usually supplied by regional or country specific companies, the following summary of this competitive landscape, is focused on those countries or regions the Company is actively pursuing business in today. In Colombia and elsewhere in Latin America where the Company is focused, major competitors include PayU, Credibanco, Redeban, Mercado Pago, Nequi, and QPagos. Some of these companies may on the other hand be potential customers for our identify transaction platform and biometric authentication services. Companies in this region that also compete in those sectors include Veritran, Certicamaras, Olimpia IT, Evertec-Processa and Indra.

Governmental Regulations

The Company does not need or require any approval from government authorities or agencies in order to operate its regular business and operations. However, it is possible that any proposed expansion to the Company’s business and operations in the future would require government approvals.

Due to the security applications and biometric technology associated with the Company’s products and platforms, the activities and operations of the Company are subject to license restrictions and other regulations, such as (without limitation) export controls and other security regulation by government agencies. Expansion of the Company’s activities in payment processing may in due course require government licensing in different jurisdictions and may subject it to additional regulation and oversight.

Data protection legislation in various countries in which the Company does business (including Colombia and the United Kingdom) may require it to register its databases with governmental authorities in those countries and to comply with additional disclosure and consent requirements with regard to the collection, storage and use of personal information of individuals resident in those countries. In addition, a new privacy law took effect in California at the beginning of 2020, and in Maine in July 2020, and other states are considering additional regulations. Specifically, several states are considering adopting a Biometric Information Privacy Act, or BIPA modelled on the Illinois statute, which governs the collection, processing, storage and distribution of biometric information such as facial biometric templates and fingerprints. Several of these new statutes give individuals rights of action to sue violators, which have resulted in a number of class action law suits. These regulations could have a significant impact on our businesses.

Human Capital - Employees and Organization

The Company is dedicated to offering an exciting career to the best and brightest technical talent around the globe. As of June 1, 2021, the Company had a total of approximately 60 employees who are located in four countries: Colombia, South Africa, the United Kingdom and the United States as well as outsourced service providers. There are approximately 15 employees in the United States who provide overall Company strategic, business and technological leadership. Employees in the U.S. receive health benefits on a cost-sharing basis and employees in Colombia and South Africa are provided the respective Government required benefits. The Company plans to expand its presence in the United States adding a Center of Excellence for artificial intelligence and biometric authentication technologies and hiring experienced sales and marketing talent in key target markets in the United States. Additionally, the Company may enhance or offer additional fringe and welfare benefits in the future as the Company secures additional financing.

Subsidiaries

Currently, the Company has three U.S. subsidiaries: Innovation in Motion Inc., Fin Holdings, Inc., and ID Solutions Inc. The Company has three subsidiaries in Colombia: MultiPay S.A.S., IDGS LATAM S.A.S., and IDGS S.A.S.. The Company has one subsidiary in South Africa: CardsPlus Pty Ltd. The Company has one subsidiary in the United Kingdom: Ipsidy Enterprises Limited and a subsidiary in Peru, Ipsidy Perú, SAC. The Company is the sole shareholder of all of its subsidiaries.

MANAGEMENT

The current Directors and Officers of the Company are as follows:

Name	Age	Position (s) and Offices Held
Thomas L. Thimot	55	Chief Executive Officer and Director
Cecil N. Smith III (Tripp)	42	President and Chief Technology Officer
Stuart P. Stoller	66	Chief Financial Officer
Thomas R. Szoke (4)	57	Chief Solutions Architect
Phillip L. Kumnick (5)	54	Chairman of the Board of Directors
Philip R. Broenniman (5)	56	Director
Michael A. Gorriz (2)(3)	61	Director
Michael L. Koehneman* (1)(2)	61	Director
Sanjay Puri* (1)(2)(3)	52	Director
Jacqueline L. White* (1)(3)	57	Director

*	denotes Committee Chair

(1)	Audit Committee
(2)	Governance Committee
(3)	Compensation Committee
(4)	Resigned as a director on June 14, 2021.
(5)	Resigned as an executive officer on June 14, 2021.

Director Independence.

The Company is admitted to the OTCQB tier of OTC Markets, but as a company that is required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the Company is not required under the rules mandated by OTC Markets for US companies to comply with the Director Independence standard, which requires certain companies maintain a Board that has at least two independent directors and an Audit Committee, a majority of the members of which are independent directors.

However, the Company has applied for admission to listing on the Nasdaq Capital Market and therefore the Company is complying with the Nasdaq Listing standards applicable to director independence. Pursuant to Rule 4200 of The Nasdaq Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company. The Nasdaq rules require companies to maintain a Board a majority of the members of which are independent directors. Additionally, compensation committee members must not have a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has undertaken a review of the independence of each Director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that all of our directors, other than Mr. Thimot, our Chief Executive Officer, Mr. Kumnick our Chairman and Mr. Broenniman are “independent directors” as defined under the applicable listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our Common Stock by each non-employee director.

Thomas L. Thimot

Mr. Thimot was appointed as Chief Executive Officer and as a Director of our company on June 14, 2021. From 2018 through November 2020, Mr. Thimot served as Chief Executive Officer and Director of Socure, Inc., a leading provider of identity verification and fraud risk solutions. Prior to joining Socure, from September 2015 to October, 2018, Mr. Thimot served as CEO and Director of Clarity Insights a privately held provider of data science consulting acquired by Accenture plc. where he was responsible for all operational aspects of the business. Prior to Clarity Insights, Mr. Thimot served as the Vice President of Cognizant Technology Solutions (Nasdaq: CTSH), a consulting firm and emerging business accelerator where he was responsible for all emerging services related to social, mobile, data analytics and cloud. Prior to 2015, Mr. Thimot held various roles and founded various businesses including his own consulting business, CaseCentral (an eDiscovery cloud-based software service now part of Oracle), Kazeon (a data and analytics software provider now part of Dell), GoRemote, Netegrity and Enigma. Mr. Thimot started his career with Oracle, Price Waterhouse and Accenture and received his BS Mechanical Engineering from Marquette University.

Mr. Thimot’s business management experience, his knowledge of the identity management industry, and his experience in developing strategy and strategic alliances led to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Cecil N. Smith III

Mr. Smith was appointed as President and Chief Technology Officer on June 14, 2021. Mr. Smith is a technologist and thought leader specializing in data, analytics and AI. His experience spans entrepreneurial ventures to Fortune 100 enterprises, centered around strategy, product engineering, sales, and building high performance data science and engineering teams. In 2011, Mr. Smith joined Clarity Insights, a RLH Equity and Salesforce Ventures-backed data consultancy with deep data science, artificial intelligence and machine learning expertise. There he worked with hyper scale technology companies ultimately rising to Chief Technology Officer. Mr. White led Clarity Insights to a $100MM+ ARR and an acquisition by Accenture AI in 2020. In 2020, Mr. Smith joined Socure Inc., a leading provider of identity verification and fraud risk solutions, as an advisor supporting Product, Technology, Marketing, and Sales functions. Mr. Smith previously held technical leadership roles at Hewlett Packard and the Advisory Board Company and is a graduate of the University of North Carolina at Chapel Hill.

Stuart Stoller

Stuart Stoller serves as Chief Financial Officer of the Company having been appointed in January 2017. Prior to joining the Company, Mr. Stoller served as Chief Financial Officer and Board Member for TestAmerica Environmental Services LLC from May 2016 to October 2017. From December 2013 to April 2016, he was the Chief Financial Officer of Associated Food Stores. Mr. Stoller served as Chief Financial and Administrative Officer for Sleep Innovations from August 2009 to October 2013. Prior to joining Sleep Innovations, Mr. Stoller for 27 years served various roles with the New York Times Company including Senior Vice President for Process Reengineering and Corporate Controller and various capacities at Macy’s which included the role of Senior Vice President and Corporate Controller. He also was the controller of Coopers & Lybrand LLP. He is a Certified Public Accountant.

Thomas Szoke

Thomas R. Szoke has served as Chief Solutions Architect since January 2020. Mr. Szoke resigned as a Director on June 14, 2021, having been appointed in 2011. Mr. Szoke is a co-founder of Innovation in Motion (“IIM”) a predecessor of Ipsidy and has over 25 years of product engineering, global sales and operations management experience. He has held several executive positions in the Company since 2011 and has successfully led it from its inception to its listing on the OTC Market as well as expanding its market presence and product portfolio through strategic acquisitions in the United States, South America and Africa. From 2011 to 2014 Mr. Szoke served as Chief Operating Officer of the Company and from 2014 to 2017 he served as President and CEO. He became CTO in February 2017, in which position he served until January 2020. Mr. Szoke pioneered the concept and development of certain product lines as well as its Multi-Factor Out-of-Band Identity and Transaction Authentication Platform.

Prior to founding IIM, Mr. Szoke spent 23 years with Motorola, Inc. holding various management positions in field and product engineering, systems integration, program management and sales. He spent the last 10 years of his career at Motorola in the Biometrics Industry as Director of Integration and Project Management and then Director of Global Business Development for Civil Biometrics. From 2008-2011, Mr. Szoke was President of Thomas Szoke LLC, a technology consulting company focused on identity management and secure credentialing solutions. Mr. Szoke holds a degree in Electrical Engineering and Applied Mathematics from the University of Akron, in Ohio and is fluent in Hungarian.

Phillip Kumnick

Phillip Kumnick served as Chief Executive Officer and Chairman of the Board of Directors of the Company, having been appointed as CEO in May 2020, as a Director in 2019 and Chairman of the Board of Directors in October 2020. Mr. Kumnick resigned as Chief Executive Officer on June 14, 2021. From 2010 to 2018, Mr. Kumnick was Senior Vice President Global Acquirer Processing at Visa, Inc., and was the executive in charge of leading and growing Visa’s acquirer and merchant processing services and omni-channel solutions on a global basis. Mr. Kumnick was also a key contributor to the design of the Secure Remote Commerce (SRC) standard now being rolled out by the card brands, which aims to provide a simple and secure card payment experience. SRC uses tokenization to protect consumers’ sensitive data and intelligent identity authentication to help distinguish legitimate cardholders from fraudsters. Mr. Kumnick was the product owner and developer of Visa’s critical entry into encryption and tokenization products and services for their acquiring partners for transactions at the physical point of sale. Prior to joining Visa, Mr. Kumnick was the leader of the Cards & Payments practice of Cap Gemini Consulting from October 2009 through June 2010. Prior to Cap Gemini Consulting. Mr. Kumnick was a Senior Vice President at TSYS Acquiring Solutions from 2001 to 2009, with responsibility for leading the Product Management team and expanding the Company’s portfolio of merchant and acquirer products. He was also a leader of key M&A activities, including business development and strategic investment in Europe, Latin America and Asia, and helped expand TSYS’ client footprint to over 70 countries. Mr. Kumnick started his payments career at MasterCard International where he worked from 1988 to 2000, in various capacities, rising to Vice President & Chief Settlement Officer – Global Settlement Operations. In that role he was responsible for the 7 x 24 x 365 mission critical clearing and payment operations of a $3.0 billion per day global EFT and treasury operation. Mr. Kumnick was a strategic subject matter expert and key contributor to the evolution of MasterCard’s global processing functions. Mr. Kumnick has an MBA- Finance and a BS Finance from St. Louis University.

Mr. Kumnick brings over 20 years’ experience in the payments and technology industries, with a focus on managing technology platforms and security related issues. This experience, working for some of the world’s leading companies, provides our Board of Directors with valuable insight regarding the Company’s business, products and industry.

Philip R. Broenniman

Mr. Broenniman, served as Chief Operating Officer and President, having been appointed in May 2020, as well as a Director of the Company, having been appointed in March 2020. Mr. Broenniman resigned as an executive officer on June 14, 2021. Mr. Broenniman has been, for the last nine years, Managing Partner and Portfolio Manager for Varana Capital, LLC (“VCLLC”), a firm he co-founded in 2011. Through his position at VCLLC, Mr. Broenniman invests in, and consults with the Board of Directors of, certain public and private companies, working with each on strategic planning, financing, and/or balance sheet restructuring. Mr. Broenniman began his portfolio management career with the Bass family of Fort Worth, TX in 1993, investing in event strategies, assisting on a $1 billion book of derivative hedging and investment strategies, and developing his skills in derivative analytics, risk management, and portfolio construction. Privately, from August 2010 until February 2018, Mr. Broenniman was co-founder and a member of Cadence Distributors, LLC, an import/export company focused on the fragrance industry. From February 2012 to April 2017, Mr. Broenniman was a founding investor in Cacao Prieto, a bourbon and rum distillery, providing strategic guidance during the initial launch of the business. Mr. Broenniman served as a member of the Board of Directors and Special Committee evaluating strategic options for CSS Industries, Inc. (Formerly NYSE: CSS) from July 2019 until March 2020, upon the successful closing of its merger. Mr. Broenniman has a BS from Duke University, an MBA from the University of Virginia and is a Chartered Financial Analyst.

Mr. Broenniman brings over 20 years’ experience in the investment industry, as well as experience running an operating business. This experience, provides our Board of Directors with important insight regarding the capital markets and the Company’s fund raising needs, as well as operational matters.

Michael A. Gorriz

Dr. Gorriz joined our company as a director on June 9, 2021. Dr. Gorriz has been the Chief Information Officer and a member of the management team of Standard Chartered Bank, Singapore since 2015. He is also Non-Executive Director of the Standard Charted Bank Hong Kong Board and the mox HK Board. Prior to that he served as Chief Information Officer at Daimler AG from 2007. Dr. Gorriz attended the University of Konstanz, the University of Freiburg and obtained his Doctorate in Engineering from the University of Stuttgart.

Dr. Gorriz brings unparalleled engineering knowledge to the Company, which coupled with his over 30 years’ experience in information technology, and his experience in managing two global leaders in the field of banking and industry, led to the conclusion that he should serve on the Board of Directors.

Michael L. Koehneman

Mr. Koehneman joined our company as a Director on June 9, 2021. Mr. Koehneman previously held various positions at Pricewaterhouse Coopers, a global accounting firm, through 2020, including the Global Advisory Chief Operating Officer and Human Capital Leader from 2016 through 2019, the U.S. Advisory Operations Leader from 2005 through 2016 responsible for the oversight of Advisory services for PwC, including business unit performance, finance, investments, human resources, acquisitions, and administration, and the Lead Engagement Partner for Financial Statement Audits and Internal Control and Security Reviews from 1993 through 2004 for several public and private company audits. Since 2020 he has also served as a director and member of the Audit Committee of Aspen Group, Inc.

Mr. Koehneman brings over 30 years’ experience working as a CPA and consultant to public and private companies. This accounting and financial expertise provides our Board of Directors with valuable insight regarding audit and financial matters, as well as corporate governance and management.

Sanjay Puri

Mr. Puri joined our company as a Director on June 9, 2021. Mr. Puri is currently a managing Director at Progress Partners, Inc. Mr. Puri is an established entrepreneur who has spent the last two decades starting and advising successful, high-growth businesses across fintech, entertainment/media, software, ecommerce and subscription industries. An expert in payment processors, identity management, and exhibitor relationships, Mr. Puri has raised more than $700 million in capital over his career, and in his most recent role as Founder and Managing Director of Progress Partners, Mr. Puri is focused on identifying new capital raising opportunities for companies.

Mr. Puri brings over 20 years’ experience in the investment industry, with a particular focus on technology businesses. This experience, provides our Board of Directors with important insight regarding the capital markets and the Company’s fund raising needs, as well as operational and strategic matters.

Jacqueline L. White

Ms. White joined our company as a Director on June 9, 2021. Ms. White has been a leader in enterprise technology software and IT consulting for the past 25 years. Ms. White has held global positions at SAP, Oracle, and Accenture, always leading diverse, high performing organizations around the world. After leading the Banking & Capital Markets line of business of DXC Technology Co. (NYSE: DXC) as Senior Vice President and Practice Lead from September 2019 to January 2021, Ms. White recently joined in January 2021 the Executive Management Team of Temenos AG (Six: TEMN), a company specializing in enterprise software for banks and financial services, as the President of the Americas Region. From January 2018 through September 2019, Ms. White served as the Chief Revenue Officer of Saltstack, a VM Ware Company, and from January 2015 through January 2018 as Global Senior Vice President Global FSI Consulting for SAP (NYSE: SAP). Prior to joining SAP, Ms. White held various positions with Accenture Services Pvt. Ltd., Oracle, BearingPoint and Novell. Ms. White was named by Utah Business Magazine as “Top Executives to Watch” in July 2020. Ms. White received a BA in Comparative Literature from Brigham Young University and a Leadership Certificate from Boston University.

Ms. White brings over 20 years of experience as a business leader in technology companies and international businesses. This experience, provides our Board of Directors with a valuable perspective regarding corporate management, technology operations and strategy.

Board & Committees

Board meetings during calendar year ended 2020

During 2020, the Board of Directors held thirteen meetings as well as committee meetings, as outlined below. Each director attended all of the meetings of the Board and all of the meetings held by all committees on which such director served. The Board also approved certain actions by unanimous written consent.

Committees established by the Board

The Board of Directors has standing Audit, Compensation, and Governance Committees. Information concerning the function of each Board committee follows.

Audit Committee

The Audit Committee is responsible for overseeing management’s implementation of effective internal accounting and financial controls, supervising matters relating to audit functions, reviewing and setting internal policies and procedures regarding audits, accounting and other financial controls, reviewing the results of our audit performed by the independent public accountants, and evaluating and selecting the independent public accountants. The Audit Committee has adopted an Audit Committee Charter which is posted on our Corporate Governance landing page under the tab labeled “Investors” on our website at http://www.authid.ai. The Board has not designated a member as the “audit committee financial expert” as defined by the SEC, which is not required at this time. During 2020, the Audit Committee held five conference call meetings.

Compensation Committee

The Compensation Committee determines matters pertaining to the compensation of our named executive officers and administers our stock option and incentive compensation plans, or Equity Incentive Plans. The Compensation Committee has adopted a Compensation Committee Charter which is posted on our Corporate Governance landing page under the tab labeled “Investors” on our website at http://www.authid.ai. During 2020, the Compensation Committee held two meetings through conference calls.

Governance Committee

The Governance Committee is responsible for considering potential Board members, nominating Directors for election to the Board, implementing the Company’s corporate governance policies, recommending compensation for the Board and for all other purposes outlined in the Governance Committee Charter, which is posted on our Corporate Governance landing page under the tab labeled “Investors” on our website at http://www. authid.ai. During 2020, the Governance Committee did not hold any meetings.

Nomination of Directors

As provided in its charter, the Governance Committee is responsible for identifying individuals qualified to become directors. The Governance Committee seeks to identify director candidates based on input provided by a number of sources including (1) the Governance Committee members, (2) our other directors, (3) our stockholders, (4) our Chief Executive Officer or Chair of the Board, and (5) third parties such as service providers. In evaluating potential candidates for director, the Governance Committee considers the entirety of each candidate’s credentials.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director must possess:

●	high personal and professional ethics and integrity;

●	the ability to exercise sound judgment;

●	the ability to make independent analytical inquiries;

●	a willingness and ability to devote adequate time and resources to diligently perform Board and committee duties; and

●	the appropriate and relevant business experience and acumen.

Legal Proceedings

There are currently no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors.

Family Relationships

There are no family relationships among our directors and executive officers. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer.

Involvement in Certain Legal Proceedings

To our knowledge, during the last ten years, none of our directors and executive officers has:

●	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

●	Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

●	Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

●	Been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics Policy (the “Code of Ethics”) that applies to all directors and officers. The Code of Ethics describes the legal, ethical and regulatory standards that must be followed by the directors and officers of the Company and sets forth high standards of business conduct applicable to each director and officer. As adopted, the Code of Ethics sets forth written standards that are designed to deter wrongdoing and to promote, among other things:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	compliance with applicable governmental laws, rules and regulations;

●	the prompt internal reporting of violations of the Code of Ethics to the appropriate person or persons identified in the code; and

●	accountability for adherence to the Code of Ethics.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

The below table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to (i) all individuals serving as the Company’s principal executive officers or acting in a similar capacity during the last two completed fiscal years, regardless of compensation level, and (ii) the Company’s two most highly compensated executive officers other than the principal executive officers serving at the end of the last two completed fiscal years (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and	Year	Salary ($)	Bonus ($)	Stock Awards (S)	Option Awards (S)	Other Compensation ($)	Total ($)
Phillip Kumnick	2020	85,813	64,980	127,500	1,033,333		1,311,626
Chairman of the Board and Former CEO and President (1)	2019	-	-	-	-	-	-

Philip Beck	2020	138,889	-		-	308,104	446,993
Former Chairman of the Board. CEO and President (2)	2019	350,000	-		-	-	350,000

Thomas Szoke	2020	275,000	-	-	-	-	275,000
Chief Solutions Architect and a Former Director	2019	275,000	-	-	-	-	275,000

Stuart Stoller	2020	237,500	-		127,500	-	365,000
CFO (4)	2019	237,500	-		-	-	237,500

(1)

Mr. Kumnick was hired on May 22, 2020 and as part of his compensation package was granted 1,111,111 stock options of which 20% vest at grant date and the balance vest subject to performance conditions. As of December 31, 2020, 222,222 of the stock options were vested and exercisable, and the performance conditions for remaining stocks options were not met. In December 2019, Mr. Kumnick was granted 100,000 stock options in connection with his appointment to the Board of Directors. Additionally, in March 2020, Mr. Kumnick was granted 50,000 shares of restricted stock which shares vest upon attainment of certain performance thresholds. Mr. Kumnick resigned as Chief Executive Officer on June 14, 2021 but has remained as a director.

The stock option aggregate grant date fair value was $1,033,333. The award aggregate grant date fair value was $127,500. The performance criteria for vesting of the restricted stock were not met. Mr. Kumnick has not exercised or realized a gain on these options as of the date of the submission of this prospectus. Furthermore, the bonus of $64,980 will only earned upon meeting certain performance criteria. See Note 1 to the Consolidated Financial Statements for more information regarding valuation of stock options.

(2)

Mr. Beck was hired on January 31, 2017 and as part of his compensation package was granted 500,000 stock options which vest 1/3 immediately effective January 31, 2017 with the balance over two years and 500,000 shares of restricted stock which shares vest upon attainment of certain performance thresholds. As of December 31, 2020, all shares under the options vested and were exercisable, but none of the restricted stock were exercisable. Mr. Beck has not exercised or realized a gain on these options as of the date of the submission of this prospectus. See Note 1 to the Consolidated Financial Statements for more information regarding valuation of stock options.

On May 22, 2020, the Company and Mr. Beck entered into a separation letter agreement, which provided for payment to Mr. Beck of one year’s severance in the amount of $350,000 plus the cost of medical benefits, payable in accordance with the terms of Mr. Beck’s Retention Agreement. During 2020, the Company paid $287,500 plus his monthly medical insurance premiums. The remaining $87,500 was paid in February 2021. On October 30, 2020, pursuant to the terms of Mr. Beck’s Restricted Stock Agreement, as amended by the Separation Agreement, the Company repurchased for $1.00 the 500,000 shares of Unvested Restricted Stock.

(3)	In 2020, Mr. Szoke was appointed Chief Solutions Architect. In 2019, Mr. Szoke was paid a bonus of $36,667 earned in 2018 for attaining the performance targets as set forth in his employment agreement.

(4)	Mr. Stoller was hired on January 31, 2017 and as part of his compensation package was granted 166,667 stock options which vest over three years and 166,667 shares of restricted stock which shares vest upon attainment of certain performance criteria. In October 2020, Mr. Stoller was granted 83,333 stock options which vest over three years. The aggregate grant date fair value was of the 2020 stock grant was $127,500. As of December 31, 2020, 166,667 of the stock options granted were vested and exercisable and the restricted stock was not exercisable. Mr. Stoller has not exercised or realized a gain on these options as of the date of the submission of this prospectus.

Mr. Szoke and Mr. Stoller each are party to an Executive Retention Agreement to encourage the executive to continue to devote his full attention and dedication to the success of the Company, and to provide specification compensation and benefits to the executive in the event of a Termination Upon Change of Control or certain other terminations pursuant to the terms of this Agreement. These agreements include payment of salary and other benefits for one year in addition to acceleration and vesting of certain stock compensation plans.

Pursuant to the Executive Retention Agreements, as more fully described below, certain executive officers could earn additional compensation if certain performance thresholds were met. The targets for Mr. Szoke and Stoller were not met in 2020 and 2019. No other incremental compensation targets for any executive were met in 2020 and 2019. However, the Board of Directors may allocate salaries and benefits to the officers in its sole discretion.

The Company currently has no retirement, pension, or profit-sharing plan covering its officers and directors; The Company provide medical benefits on a cost sharing basis and has a dental plan which is fully paid by the employees. See “Executive Agreements” below.)

Grant of Plan-Based Awards

During the calendar year ended December 31, 2020, the following grants were made to the named executive officers.

●	Mr. Kumnick in connection with his employment agreement was granted 1,111,111 stock options of which 20% were vested at grant date and the balance vest subject to performance conditions. Mr. Kumnick was also granted 50,000 shares of restricted stock which shares vest upon attainment of certain performance thresholds. Mr. Kumnick resigned as executive officer on June 14, 2021.

●	In October 2020, Mr. Stoller was granted 83,333 stock options which vest over three years.

As previously described, in connection with their respective employment arrangements, Philip Beck and Stuart Stoller were awarded 500,000 and 166,667 Common Stock options in 2017. Additionally, Philip Beck and Stuart Stoller respectively received 500,000 and 166,667 restricted common shares in 2017. On October 30, 2020, pursuant to the terms of Mr. Beck’s Restricted Stock Agreement, as amended by the Separation Agreement, the Company repurchased for $1.00 the 500,000 shares of Unvested Restricted Stock

There were no other grants of plan-based awards or Common Stock options, to other named executive officers during the year ended December 31, 2020.

Outstanding Equity Awards to Executive Officers

The following table sets forth information with respect to outstanding equity awards held by our Named Executive Officers as of December 31, 2020.

	Option Awards					Stock awards
(a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) e	Option Expiration Date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity Incentive Plan Awards: Number of unearned shares or units of stock or rights that have not vested (#) (i)	Equity Incentive Plan Awards: Market or payout of unearned shares, units or other rights that have not vested ($) (j)
Executive Officer
Phillip Kumnick (1)	222,222	888,889	-	$2.10 per share	May 22, 2030	50,000	6,800	-	-
Phillip Kumnick	33,333	66,667	-	$1.65 per share	December 9, 2029	-	-	-	-
Philip Beck (2)	566,667	-	-	$1.50 per share	August 12, 2026	-	-	-	-
Philip Beck	500,000	-	-	$3.00 per share	January 31, 2027	-	-	-	-
Stuart Stoller (1)	166,667	-	-	$3.00 per share	January 31, 2027	166,667	22,667	-	-
Stuart Stoller	-	83,333	-	$2.78 per share	October 6, 2030	-	-	-	-
Thomas Szoke	333,333	-	-	$13.50 per share	September 25, 2025	-	-	-	-

(1)	The performance criteria for 888,889 stock options for Phillip Kumnick and restricted stock awards to Philip Kumnick and Stuart Stoller have not been met as of December 31, 2020.

(2)	The amounts for Philip Beck include previously awarded Common Stock options for consulting services rendered prior to his employment (566,667 stock options) which became exercisable on January 31, 2017 upon his appointment as the Chief Executive Officer of the Company. The consulting services were provided by Parity Labs, LLC, a company principally owned by Mr. Beck and his family.

Compensation of Directors

The following table sets forth the compensation of non-management Directors earned during 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (S)	Option Awards (S)(1)	Other Compensation ($)	Total ($)
Herb Selzer	-	-	87,000	-	87,000

Theodore Stern	-	-	87,000	-	87,000

Phillip Kumnick	-	-	36,250	-	36,250

Philip Beck	-	-	36,250	-	36,250

Philip Broenniman			21,750		21,750

Ricky Solomon	-	-	833	-	833

(1)	Compensation earned but not paid in 2020.

The non-management Directors consisting of the Board of Directors earned $72,000 per annum through May 2021 for Board membership, inclusive of all Board meeting and committee meeting attendance fees in the form of a stock grant and they earn an additional annual retainer for service on each committee of $5,000. The Company has recorded the expense associated with Board Compensation but has not granted or paid fees since October 2019. Total board compensation recorded in 2020 was approximately $269,000 of which $47,000 was the retainer for Board Committees and the balance of $222,000 was the retainer for service on the Board. Mr. Stern and Mr. Selzer each earned $15,000, Mr. Kumnick and Mr. Beck each earned $6,250, Mr. Broenniman earned $3,750 and Mr. Solomon $833.

The non-management Directors in 2020 were as follows:

●	Herb Selzer and Theodore Stern for all of 2020.

●	Phillip Kumnick until May 22, 2020 when he was appointed Chief Executive Officer of the Company. Mr. Kumnick resigned as Chief Executive Officer on June 14, 2021.

●	Philip Broenniman who was appointed in March 2020 until he was appointed President of the Company on May 22, 2020. Mr. Broenniman resigned as President on June 14, 2021.

●	Philip Beck from May 22, 2020 (former Chief Executive Officer) until he resigned from the Board of Directors in October 2020.

●	Ricky Solomon – January 2020 until he resigned from the Board of Directors.

The non-management Directors were compensated for their service in 2020 through the issuance of stock compensation following the Annual Meeting held in March 2021 by the issuance of a total of 93,470 Stock Options at an exercise price of $7.20, which were vested upon May 5, 2021 the date of grant.

During 2019, the Company recorded expense of $40,000 for the annual retainer for service on Board. The amounts recorded for Mr. Selzer, Mr. Stern and Mr. Solomon for the annual retainer for service on Board committees was $15,000, $15,000, and $10,000 in addition to their stock compensation of $72,000 each per annum. Total board compensation recorded in 2019 was approximately $256,000.

On his appointment Mr. Kumnick received a grant of an option to purchase 100,000 shares of Common Stock vesting in equal parts over three years, or earlier in the event of a change of control of the Company (as defined in the option grant). In March 2020, the Company entered into a restricted stock purchase agreement with Phillip Kumnick, providing Mr. Kumnick with the right to acquire 50,000 shares of Common Stock at par value subject to the Vesting Criteria (as defined in the stock purchase agreement). On his appointment, the Company entered into a restricted stock purchase agreement with Philip Broenniman, providing Mr. Broenniman with the right to acquire 50,000 shares of Common Stock at $0.003 per share subject to the Vesting Criteria.

In May 2021, the Board resolved to adopt a new compensation policy for non-management directors, comprising the following:

(a) On appointment as a new director, each director shall receive a grant of options having a Black Scholes value of $270,000, subject to three-year vesting, one-third earned after each Annual Meeting. If the director does not serve for at least three years, then they will lose a proportionate part of the award.

(b) After each Annual Meeting, commencing with the first Annual Meeting at which a director is re-elected to the Board, each director would receive a grant of options having a Black Scholes value of $90,000, subject to one year vesting (one twelfth earned each month). If the director does not serve the full year, then they will lose a proportionate part of the award.

Executive Employment Agreements

On May 22, 2020, Phillip L. Kumnick, Deputy Chairman of the Company, was appointed as Chief Executive Officer of the Company. Philip R. Broenniman, a director of the Company, was appointed as Chief Operating Officer and President of the Company. On December 31, 2020 effective May 22, 2020, Mr. Kumnick and Mr. Broenniman each entered into Offer Letters with the Company providing that each of the executives will devote their full time and attention to the business of the Company on an “at will” basis. Mr. Kumnick and Mr. Broenniman each resigned as Executive Officers on June 14, 2021.

Pursuant to the Offer Letter entered with Mr. Kumnick, Mr. Kumnick base salary since his engagement was $125,000 per annum and was increased to $187,500 per annum as of November 1, 2020. Subject to the Company achieving a revenue target of not less than $8,000,000 in a fiscal year (the “Revenue Target”), the base salary was to be increased to $250,000 per annum and to be again further reviewed by the Compensation Committee based on prevailing market conditions. Further, upon achieving the Revenue Target or a portion thereof or in the event of a change of control or involuntary termination, Mr. Kumnick will receive a bonus of up to $64,980. Mr. Kumnick is also eligible to receive the usual benefits available to the executives of the Company. Upon Mr. Kumnick’s resignation he ceased to be entitled to the bonus.

Pursuant to the Offer Letter entered with Mr. Broenniman, Mr. Broenniman base salary since his engagement was $87,500 per annum and was increased to $131,250 per annum as of November 1, 2020. Subject to the Company achieving the Revenue Target, the base salary is to be increased to $175,000 per annum and to be again further reviewed by the Compensation Committee based on prevailing market conditions. Further, upon achieving the Revenue Target or a portion thereof or in the event of a change of control or involuntary termination, Mr. Broenniman will receive a bonus of up to $45,833. Mr. Broenniman is also eligible to receive the usual benefits available to the executives of the Company. Upon Mr. Broenniman’s resignation, Mr. Broenniman waived the payment of his base salary effective April 1, 2021 and he ceased to be entitled to the bonus.

In May 2020, Mr. Kumnick was granted options to acquire 1,111,111 shares of Common Stock and Mr. Broenniman was granted options to acquire 555,556 shares of Common Stock. 20% of the options were vested at grant and the balance vest subject to performance conditions.

In May 2021 Mr. Kumnick and Mr. Broenniman were each granted options to acquire 583,333 shares of Common Stock which vest in tranches subject to performance conditions.

On January 31, 2017, Mr. Beck and the Company entered an Executive Retention Agreement pursuant to which Mr. Beck agreed to serve as Chief Executive Officer and President in consideration of an annual salary of $350,000 of which $50,000 shall be deferred until the Company raises in the aggregate $15 million in debt and/or equity capital. The Company agreed to provide a bonus of 75% of the base salary upon the Company timely filing its annual report on Form 10-K for the year ended December 31, 2017 and the Company raising gross proceeds of $15 million in debt and/or equity capital (“Milestone 1”) and a bonus of 150% of the base salary upon the Company achieving (i) any merger or sale of the Company or its assets, (ii) the Company achieving adjusted EBITDA of $10 million in a fiscal year, (iii) the Company achieving a listing on a national exchange and then or subsequently raising gross proceeds in the amount of $10 million or achieving a valuation of $125 million or (iv) the Company achieving $20 million of revenue on a trailing 12 months basis (“Milestone 2”).

The Company also granted Mr. Beck a stock option to acquire 500,000 shares of Common Stock of the Company at an exercise price of $3.00 per share for a period of ten years and the Company agreed to a Restricted Stock Purchase Agreement with Mr. Beck pursuant to which Mr. Beck purchased 500,000 shares of Common Stock at a per share price of $0.003, which shares of Common Stock vest upon achieving Milestone 2. The Stock Options vested with respect to (i) one-third of the shares of Common Stock as of January 31, 2017 and (ii) in 24 equal monthly tranches commencing on the grant date.

On May 22, 2020, the Company and Mr. Beck entered into a separation letter agreement, which provided for payment to Mr. Beck of one year’s severance in the amount of $350,000 as well as certain employee benefits, payable in accordance with the terms of Mr. Beck’s Retention Agreement. During 2020, the Company paid $287,500 plus his monthly medical insurance premiums. The remaining $87,500 was paid in February 2021. On October 30, 2020, Philip Beck resigned as a director of the Company and the Company repurchased Mr. Beck’s restricted stock for $1.00 under the provisions of his Restricted Stock Agreement.

On January 31, 2017, Mr. Szoke and the Company entered into an Executive Retention Agreement pursuant to which Mr. Szoke agreed to serve as Chief Technology Officer in consideration of an annual salary of $250,000. The Company has agreed to provide a bonus of up to 50% of the base salary in 2017 upon the Company achieving a gross margin to be mutually agreed upon by the Company and Mr. Szoke and a bonus of 75% of the base salary upon the Company achieving Milestone 2. The Company and Mr. Szoke entered into an Indemnification Agreement on January 31, 2017. Mr. Szoke’s annual salary was increased in late 2017 to $275,000 per year. Mr. Szoke did not meet the 2017 bonus requirement.

In May 2021 Mr. Szoke was granted options to acquire 33,333 shares of Common Stock which vest over a three-year period subject to continued service.

On January 31, 2017, the Company entered an Executive Retention Agreement with Stuart Stoller, pursuant to which Stuart Stoller agreed to serve as Chief Financial Officer in consideration of an annual salary of $225,000. The Company has agreed to provide two different bonus levels upon the achievement of certain performance, financial and other milestones. The Company also granted Mr. Stoller a stock option to acquire 166,667 of Common Stock at an exercise price of $3.00 per share for a period of ten years. Further, Company has agreed to a Restricted Stock Purchase Agreement in which Mr. Stoller purchased an additional 166,667 shares at a per share price of $0.0003, which shares of Common Stock vest upon meeting certain performance, financial and other milestones. The Stock Options vest with respect to (i) one third of Common Stock upon the anniversary of the grant date and (ii) in 24 equal installments commencing on the one year anniversary of the grant.

In May 2021 Mr. Stoller was granted options to acquire 100,000 shares of Common Stock which vest over a three-year period subject to continued service.

On June 14, 2021, Mr. Thimot and the Company entered an Offer Letter pursuant to which Mr. Thimot agreed to serve as Chief Executive Officer in consideration of an annual salary of $325,000. The Company agreed to provide a bonus of 50% of the base salary (pro rated for 2021) upon terms to be agreed with the Compensation Committee for 2021 and on the understanding that the 2022 target will include a requirement of the Company achieving three times the annual revenue of 2021. In addition, Mr. Thimot will receive a one-time bonus opportunity of 100% of base salary upon a change of control. The employment of Mr. Thimot is at will and may be terminated at any time, with or without formal cause. The Company also entered an Executive Retention Agreement with Mr. Thimot, pursuant to which the Company has agreed to provide specified severance and bonus amounts and to accelerate the vesting on his equity awards upon termination upon a change of control or an involuntary termination, as each term is defined in the agreements. In the event of a termination upon a change of control or an involuntary termination after 12 months of service, Mr. Thimot is entitled to receive an amount equal to 100% of his base salary and the target bonus then in effect for the executive officer for the year in which such termination occurs. Mr. Thimot will be entitled to receive a payment of 50% of his base salary in the event there is an involuntary termination after six months of service. At the election of the executive officer, the Company will also continue to provide health related employee insurance coverage for twelve months, at the Company’s expense. Mr. Thimot was granted an option to acquire 1,200,000 shares of Common Stock at an exercise price of $7.80 per share for a term of ten years half of which is subject to certain performance vesting requirements and half of which vests on a monthly basis over a period of four years.

On June 14, 2021, Mr. Smith and the Company entered an Offer Letter pursuant to which Mr. Smith agreed to serve as President and Chief Technology Officer in consideration of an annual salary of $275,000. The Company agreed to provide a bonus of 50% of the base salary (pro rated for 2021) upon terms to be agreed with the Compensation Committee for 2021 and on the understanding that the 2022 target will include a requirement of the Company achieving three times the annual revenue of 2021. In addition, Mr. Smith will receive a one-time bonus opportunity of 50% of base salary upon a change of control and a bonus of $50,000 after 90 days of service. The employment of Mr. Smith is at will and may be terminated at any time, with or without formal cause. The Company also entered an Executive Retention Agreement with Mr. Smith, pursuant to which the Company has agreed to provide specified severance and bonus amounts and to accelerate the vesting on his equity awards upon termination upon a change of control or an involuntary termination, as each term is defined in the agreements. In the event of a termination upon a change of control or an involuntary termination after 12 months of service, Mr. Smith is entitled to receive an amount equal to 100% of his base salary and the target bonus then in effect for the executive officer for the year in which such termination occurs. Mr. Smith will be entitled to receive a payment of 50% of his base salary in the event there is an involuntary termination after six months of service. At the election of the executive officer, the Company will also continue to provide health related employee insurance coverage for twelve months, at the Company’s expense. Mr. Smith was granted an option to acquire 600,000 shares of Common Stock at an exercise price of $7.80 per share for a term of ten years, half of which is subject to certain performance vesting requirements and half of which vests on a monthly basis over a period of four years.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In connection with the Company’s ability to secure third-party financing, during the year ended December 31, 2019, the Company paid Network 1 cash fees of approximately $109,000 and issued Network 1 and issued 28,600 Common Stock purchase warrants at a price of $2.64 cents per share. In connection with the offering of the 2020 Notes and the sale of Common Stock in the fourth quarter of 2020, the Company paid Network 1 Financial Securities, Inc., a registered broker-dealer (“Network 1”), a cash fee of approximately $471,800. A former member of the Company’s Board of Directors maintains a partnership with a principal of Network 1.

 On August 10, 2016, the Company entered into a Letter Agreement (the “Amendment”) with Parity Labs, LLC (“Parity”), a company principally owned by Mr. Beck (former director and CEO) and his family, to amend the compensation section of that certain Advisory Agreement previously entered into between the Company and Parity on November 16, 2015 for the provision of strategic advisory services, to provide for the issuance to Parity of a Common Stock option (the “Parity Option”) to acquire 666,667 shares of Common Stock of the Company exercisable at $1.50 per share for a period of ten years. The Parity Option vested in entirety upon Mr. Beck becoming the Chief Executive Officer of the Company on January 31, 2017. The Company’s headquarters are located in Long Beach, New York where the Company currently leases offices on a month-to-month basis. The facilities are managed by Bridgeworks LLC, (“Bridgeworks”) a company providing office facilities to emerging companies, principally owned by Mr. Beck and his family. The arrangement with Bridgeworks LLC allows the Company to use offices and conference rooms for a fixed, monthly fee. Since 2014, Mr. Beck has served as managing member of Parity, and since 2016, as Chairman, a Member and co-founder of Bridgeworks. During 2020 and 2019, the Company paid Bridgeworks $52,500 and $89,100, respectively in each year for the use of the facilities.

In June 2019, two of the Company’s Directors and one officer purchased 52,083 shares of Common Stock of the 2019 of the Common Stock offering.

In December 2019 Mr. Beck former Chairman and CEO of the Company purchased $25,000 of 8% Notes.

In February 2020, Mr. Beck, Mr. Selzer and Mr. Stern purchased $50,000, $100,000 and $50,000 respectively of 2020 Notes. In addition, Mr. Stern is a trustee of the Stern Trust whose Stern Note was amended and restated as part of the 2020 Notes Offering. A comprehensive disclosure of the 2020 Notes can be found in Note 7 to the Consolidated Financial Statements for the Year Ended December 31, 2020.

Mr. Beck converted all principal of his 8% Notes and 2020 Notes to shares of Common Stock in 2021. Mr. Selzer and Mr. Stern’s 2020 Notes and the Stern Note remain outstanding, as disclosed in Note 7 to the Consolidated Financial Statements.

In March 2020, the Company granted 50,000 shares of Restricted Common Stock to each of Phillip Kumnick and Philip Broenniman, new members of our Board of Directors, in connection with their compensation for service as Board Members. The restricted stock vests upon the achievement of certain performance criteria. The performance criteria have not been met as of December 31, 2020.

Mr. Phillip Kumnick and Mr. Philip Broenniman, two of the Company’s Director’s became employed by the Company as respectively Chief Executive Officer and President and Chief Operating Officer effective May 22, 2020. Mr. Kumnick earned an initial base salary of $125,000 per annum which was increased to $187,500 per annum as of November 1, 2020 and is subject to review after one year. Mr. Kumnick was granted options to acquire 1,111,111 shares of Common Stock of which 20% vest at grant and the balance vest subject to performance conditions. Mr. Broenniman earned an initial base salary of $87,500 per annum which was increased to $131,250 as of November 1, 2020 and is subject to review after one year. Mr. Broenniman was granted options to acquire 555,556 shares of Common Stock of which 20% vest at grant and the balance vest subject to performance conditions.

On June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s warrants exercisable at per share price of $3.00 (the “$3.00 Warrants”) were exercised for cash at an exercise price of $2.10 per share. In addition, the holders that exercised the $3.00 Warrants received a warrant exercisable for two years to acquire one share of Common Stock at an exercise price of $4.50 per share (the $4.50 Warrants”) for every four $3.00 Warrants exercised. Mr. Theodore Stern, a former director of the Company, participated in the private transaction resulting in the issuance of 33,333 shares of Common Stock and 8,333 $4.50 Warrants in consideration of $70,000; and Varana Capital Focused, LP (“VCFLP”), participated in the private transaction resulting in the issuance of 123,889 shares of Common Stock and 30,972 $4.50 Warrants, in consideration of $260,167. Mr. Philip Broenniman, a director, the former President and COO of the Company is the investment manager of VCFLP.

Indications of Interest to Participate in this Offering

Prior to the date hereof, certain of our officers and directors have indicated an interest, severally and not jointly, in purchasing up to approximately $1.3 million of our shares of common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the officers and directors may determine to purchase more, fewer or no shares in this offering or the underwriters may determine to sell more, fewer or no shares to such officers and directors.  The underwriters will receive the same discount on any of our shares purchased by the officers and directors as they will on any other shares sold to the public in this offering.

Policies and Procedures for Related Person Transactions

We have adopted a written related person transaction policy, setting forth the policies and procedures for the review and approval or ratification of “related person transactions.” For purposes of this policy, a “related person transaction” is any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any “related person” are participants involving an amount that exceeds $120,000 including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related-person transactions under this policy. A “related person” is any executive officer, director or a holder of more than five percent of our Common Stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under this policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. In reviewing and approving any such transactions, our audit committee or other independent body of our board of directors, is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of shares of our Common Stock as of August 19, 2021 by:

●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our issued and outstanding share of Common Stock;

●	each of our directors and executive officers; and

●	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares of Common Stock. Shares of Common Stock issuable under share options that are exercisable within 60 days after the date of this prospectus, are deemed issued and outstanding for the purpose of computing the percentage ownership of the person holding the options but are not deemed issued and outstanding for the purpose of computing the percentage ownership of any other person. Percentage of shares beneficially owned before this offering is based on 21,510,544 shares of Common Stock issued and outstanding as of August 19, 2021. The number of shares of Common Stock deemed outstanding after this offering includes the shares of Common Stock being offered for sale in this offering but assumes no exercise by the underwriter of the over-allotment option.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated below, the address for each beneficial owner listed in the table below is c/o Ipsidy Inc., Long Beach, New York 11561.

Name	Number of Shares of Common Stock		Percentage of Common Stock Before the Offering	Percentage of Common Stock After the Offering
Officers and Directors
Thomas L. Thimot	50,000	(2)	0.2%
Thomas R. Szoke	1,069,444	(3)	4.9%
Philip R. Broenniman	1,090,235	(4)	4.9%
Phillip L. Kumnick	1,203,462	(5)	5.3%
Stuart P. Stoller	343,750	(6)	1.6%
Cecil N. Smith III	25,000	(7)	0.1%
Jacqueline L. White	0	(8)	0.0%
Michael L. Koehneman	0	(8)	0.0%
Sanjay Puri	0	(8)	0.0%
Michael A. Gorriz	0	(8)	0.0%
Total Officers and Directors	3,781,891		17.0%

5% Stockholders
Stephen Garchik	1,762,641	(9)	8.2%
Andras Vago	1,578,942	(10)	7.3%
Douglas Solomon	1,167,911	(11)	5.3%
Eric Rand	1,034,388	(12)	4.8%
Total 5% Stockholders	5,543,882		25.6%

Total Officers, Directors and 5% Stockholders	9,325,773		42.6%

(1)	Applicable percentage ownership is based on 21,510,544, shares of Common Stock outstanding as of August 19, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of are deemed to be beneficially owned by the person holding such securities for computing the percentage of ownership of such person, but are not treated as outstanding for computing the percentage ownership of any other person.

(2)	Represents an option to acquire 1,200,000 shares of Common Stock at an exercise price of $7.80 per share subject to certain performance vesting criteria, of which 50,000 shares will be vested as of October 18, 2021.

(3)	Includes (i) 636,110 shares of Common Stock, (ii) 100,000 shares held by Mr. Szoke’s wife, and (iii) a stock option to acquire 333,333 shares of Common Stock at an exercise price of $13.50 per share.

(4)	Includes (i) 122,747 shares of Common Stock, (ii) 50,000 shares of restricted Common Stock that vest upon meeting performance criteria. The performance criteria have not been met as of August 19, 2021, (iii) a stock option to acquire 555,556 shares of Common Stock at $2.10 per share, all of which are vested, (iv) a stock option to acquire 5,411 shares of Common Stock at $7.20 per share, all of which are vested; (v) Common Stock purchase warrants to acquire 11,667 shares of Common Stock at $4.95 per share and 8,750 shares of Common Stock at $2.64 per share, (vi) 305,132 shares of Common Stock held by Varana Capital Focused L.P. (“VCFLP”) and a Common Stock purchase warrant to acquire 30,972 shares of Common Stock at $4.50 per share held by VCFLP. Mr. Broenniman is the Managing Partner of Varana Capital, LLC, which, in turn, is the investment manager of and has dispositive control over the shares held by VCFLP. By virtue of these relationships, in addition to the shares he holds personally, Mr. Broenniman may be deemed to beneficially own the shares held by VCFLP.

(5)	Includes (i) 50,000 shares of restricted Common Stock that vest upon meeting performance criteria. The performance criteria have not been met as of August 19, 2021, (ii) a stock option to acquire 100,000 shares of Common Stock at $1.65 per share vesting over a three-year period, of which 33,333 have vested as of August 19, 2021; (iii) a stock option to acquire 1,111,111 shares of Common Stock at $2.10 per share, all of which are vested; and (iv) a stock option to acquire 9,018 shares of Common Stock at $7.20 per share, all of which are vested.

(6)	Includes (i) 10,417 shares of Common Stock (ii) a stock option to acquire 166,667 shares of Common Stock at $3.00 per share, (iii) 166,667 restricted stock common shares that vest upon meeting performance criteria and (iv) stock options to acquire 83,333 shares of Common Stock at a price of $2.775 per share which vest as to one-third on each of October 7, 2021, 2022 and 2023.

(7)	Represents an option to acquire 600,000 shares of Common Stock at an exercise price of $7.80 per share subject to certain performance vesting criteria, of which 25,000 shares will be vested as of October 18, 2021.

(8)	Each Director received on their appointment a stock option to acquire 62,500 shares of Common Stock at an exercise price of $7.80 per share, which vest over a three-year period subject to continued service, and none of which are vested.

(9)	Includes (i) 1,667,640 shares of Common Stock, (ii) Garchik Universal Limited Partnership, which Mr. Garchik jointly controls with his sister, holds 11,667 shares of Common Stock, and (iii) a Common Stock purchase warrant to acquire 83,334 shares of Common Stock at $4.50 per share.

(10)	Includes 106,667 shares held by Multipolaris Corporation, 832,275 shares held by Interpolaris Pte. Ltd. and 640,000 held by MP Informatikai Kft. Mr. Vago is an officer and principal of each of these entities, and he may be deemed the beneficial owner or the shares held by such entities.

(11)	Includes (i) 501,243 shares of Common Stock and (ii) a stock option to acquire 666,667 shares of Common Stock at an exercise price of $13.50 per share.

(12)	Includes (i) 1,022,076 shares of Common Stock, and (ii) a Common Stock purchase warrant to acquire 12,312 shares of Common Stock at $4.50 per share.

DESCRIPTION OF OUR SECURITIES

General

The following descriptions of our capital stock and certain provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the fourth amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon completion of this offering. Copies of these documents will be filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the Common Stock and preferred stock reflect changes to our capital structure that will occur upon the completion of this offering and Delaware law.

Upon the completion of this offering, and after giving effect to the reverse stock split, our fourth amended and restated certificate of incorporation will provide for a single class of Common Stock. In addition, our fourth amended and restated certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Our authorized capital stock will consist of 1,020,000,000 shares, all with a par value of $0.0001 per share, of which 1,000,000,000 shares will be designated as Common Stock and 20,000,000 shares will be designated as preferred stock.

As of August 19, 2021, we had outstanding 21,510,544 shares of Common Stock held by approximately 250 stockholders of record and no shares of preferred stock.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. See “Dividend Policy.”

Voting Rights

Except as required by law or matters relating solely to the terms of preferred stock, each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our Common Stock shall have no cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our fourth amended and restated certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon.

Liquidation

In the event of the liquidation, dissolution or winding up of our company, holders of our Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

No shares of our preferred stock will be outstanding. Pursuant to the certificate of incorporation, we are authorized to issue up to 20,000,000 shares of preferred stock. Our certificate of incorporation authorizes our board, without any further stockholder action or approval, to issue these shares in one or more classes or series, to establish from time to time the number of shares to be included in each class or series and to fix the rights, preferences and privileges of the shares of each wholly unissued class or series and any of its qualifications, limitations or restrictions. Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. Additionally, the issuance of preferred stock may decrease the market price of our Common Stock. We currently have no plans to issue any shares of preferred stock.

Options

As of June 30, 2021, we had options to purchase 9,167,643 shares of our Common Stock outstanding pursuant to the Company’s Equity Incentive Plans with exercise prices ranging from $0.003 to $13.50 per share, with an approximate weighted average exercise price of $5.92 per share.

Warrants

As of June 30, 2021 we had outstanding warrants to purchase 1,411,341 shares of Common Stock with exercise prices ranging from $1.80 to $4.95 per share, with an approximate weighted average exercise price of $4.41 per share.

Indebtedness

On January 31, 2017, the Company entered and closed a Securities Purchase Agreement with the Stern Trust pursuant to which the Stern Trust invested an aggregate of $3,000,000 into the Company in consideration of the Stern Note and 150,000 shares of Common Stock. The Stern Note bears interest of 10% per annum, which compounds annually. The Company and the Stern Trust agreed to extend the due date of the Stern Note until April 30, 2020 for an extension fee of 50,000 shares of Common Stock at a fair market value of $420,000. On August 9, 2018, the Company prepaid $1,000,000 of principal of the Stern Note plus the related accrued interest of approximately $158,000. On February 14, 2020 the Company and the Stern Trust entered an Amended and Restated Promissory Note (the “Restated Stern Note”) providing that the $2,000,000 principal of the Stern Note will be due and payable on the same terms (bearing interest at 15% per annum) and on the same maturity date as the 2020 Notes and that the interest due under the Stern Note as of January 31, 2020 in the amount of $662,000 will remain due and payable on the same terms as exist in the Stern Note prior to modification provided that the maturity of such interest shall be extended to the same maturity date as the 2020 Notes. The Stern Note and interest thereon (excluding the interest due under the Stern Note as of January 31, 2020 in the amount of $662,000) was voluntarily converted by the Stern Trust as of June 30, 2021, in accordance with the terms of the Stern Note.

On December 13, 2019, the Company, entered into Securities Purchase Agreements with several accredited investors (the “8% Note Investors”) providing for the sale by the Company to the Investors of 8% Convertible Notes in the aggregate amount of $428,000 (the “8% Notes”). The 8% Notes mature on November 30, 2021 and pursuant to the amendment in February 2020 referenced below, are a secured obligation of the Company. The Company can prepay all or a portion of the 8% Notes at any time. The Company shall pay interest on the 8% Notes at the rate of 8.0% per annum payable at the earlier of the maturity date or conversion date, in cash or, at the holder’s option, shares of Common Stock of the Company. At the option of the 8% Note Investors, all or a portion of the 8% Notes may be converted into shares of Common Stock of the Company at a conversion price of $2.40. If the holders of the 8% Notes owning outstanding 8% Notes representing in excess of half of the aggregate outstanding principal amount of all 8% Notes provide notice to the Company of their intent to convert their 8% Notes, then all 8% Notes plus unpaid interest and other amounts owing to each of the holders shall be automatically converted. On February 14, 2020 the Company and the 8% Note Investors entered into an amendment agreement pursuant to which that the principal and interest due under the 8% Notes will remain due and payable on the same terms as exist in the 8% Notes prior to modification, save that the maturity shall be extended to the same maturity date as the 2020 Notes. The 8% Notes and all accrued interest thereon were all voluntarily converted by the 8% Note Investors as of June 30, 2021, in accordance with the terms of the 8% Notes.

On February 14, 2020, the Company entered into Securities Purchase Agreements with the 2020 Note Investors providing for the sale by the Company to the 2020 Note Investors of 15% Senior Secured Convertible Notes in the aggregate amount of $1,510,000 which mature in February 2022. At the option of the 2020 Note Investors, they may at any time convert the 2020 Notes. The amount of shares delivered shall be equal to 150% of the amount of the principal converted divided by the conversion price of $6.00. The Company and FIN Holdings, Inc. and ID Solutions, Inc., two of the Company’s subsidiaries, entered into a Security Agreement with the 2020 Note Investors, the 8% Note Investors the Stern Trust. The Security Agreement provides that until the principal and accrued but unpaid interest under the 2020 Notes, 8% Notes and Stern Note is paid in full or converted pursuant to their terms, the Company’s obligations under the 2020 Notes, 8% Notes and Stern Note will be secured by a lien on all assets of the Company. The security interest granted to the holders of the 2020 Notes, 8% Notes and Stern Note ranks pari passu. The Security Agreement permits sales of assets up to a value of $1,000,000 which proceeds may be used for working capital purposes and the secured parties will take such steps as may be reasonably necessary to release its security interest and enable such sales in such circumstances. Each of the secured parties appointed Mr. Stern and a third-party investor as joint collateral agents. Mr. Stern, a former director of the Company, is the trustee of the Stern Trust. A comprehensive disclosure of the 2020 Notes can be found in Note 8 to the Condensed Consolidated Financial Statements for the Three and Six Months Ended June 30, 2021. The 2020 Notes and all accrued interest thereon were all voluntarily converted by the 2020 Note Investors as of June 30, 2021, in accordance with the terms of the 2020 Notes.

In May 2020, the Company received a loan of approximately $486,000 under the Paycheck Protection Program of the U.S. Small Business Association (“USSBA”) related to its U.S. operations. The $486,000 due for the USSBA Paycheck Protection Program Company was forgiven on May 23, 2021 as the Company met the required provisions.

Authorized but Unissued Capital Stock

We have authorized but unissued shares of preferred stock and Common Stock, and our board of directors may authorize the issuance of one or more series of preferred stock without stockholder approval. These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also will provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Transfer Agent and Registrar

The stock transfer agent for our securities is Computershare N.A. 150 Royall Street, Canton, MA 02021, and its telephone number is 877-373-6374.

Listing

We have applied to list our Common Stock on the Nasdaq Capital Market under the symbol “AUID.” No assurance can be given that our application will be approved or that a trading market will develop. Our Common Stock is currently traded on the OTC Markets, OTCQB, under the symbol “AUID.” On August 19, 2021, the last reported sale price of our Common Stock was $6.81 per share.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering our Common Stock was traded only on the OTCQB. In connection with this offering, we have applied list our Common Stock on the Nasdaq Capital Market. No assurance can be given that our application will be approved. Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our Common Stock. Upon completion of this offering, we will have an aggregate of 22,978,973 shares of Common Stock issued and outstanding, assuming the underwriter does not exercise its over-allotment option. All of the Common Stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than by our affiliates.

Our Common Stock will be held by our existing stockholders.

Lock-up Agreements

All of our directors and executive officers and certain holders of our outstanding Common Stock signed lock-up agreements in connection with this offering, pursuant to which, subject to certain exceptions, they agreed not to sell or otherwise dispose of their shares of Common Stock or any securities convertible into or exchangeable for Common Stock for a period of at least 180 days (in the case of directors and officers) or 120 days in the case of other stockholders after the date of the pricing of our initial public offering without the prior written consent of the underwriter. Approximately 27% of our issued and outstanding Common Stock prior to the offering will be subject to such lock-up agreements.

Rule 144

Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our Common Stock for at least 180 days would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our Common Stock then outstanding; and

●	the average weekly trading volume in our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and Nasdaq concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

Under Rule 144, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our Common Stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Our affiliates can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Form S-8 Registration Statement

Following the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the Common Stock issued or reserved for issuance under our 2014 Equity Compensation Plan, 2017 Incentive Stock Plan and other stock options granted by the Company, or collectively Equity Incentive Plans. The registration statement on Form S-8 will become effective automatically upon filing. Common Stock issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting and lock-up provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately unless they are subject to a lock-up, in which case, immediately after the term of the lock-up expires.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL SHARE TRANSFER RESTRICTION MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF THE COMMON STOCK INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

ThinkEquity LLC is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Common Stock listed next to its name in the following table:

Underwriter	Number Shares of Common Stock
ThinkEquity LLC

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of Common Stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of Common Stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of Common Stock offered by this prospectus if any such shares of Common Stock are taken, other than those shares of Common Stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to  220,264 additional shares of our Common Stock at a public offering price of $            per share, solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of Common Stock by the underwriters in excess of the total number of shares of Common Stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Indications of Interest to Participate in this Offering

Prior to the date hereof, certain of our officers and directors have indicated an interest, severally and not jointly, in purchasing up to approximately $1.3 million of our shares of common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the officers and directors may determine to purchase more, fewer or no shares in this offering or the underwriters may determine to sell more, fewer or no shares to such officers and directors.  The underwriters will receive the same discount on any of our shares purchased by the officers and directors as they will on any other shares sold to the public in this offering.

Discounts and Commissions; Expenses

The underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $            per share of Common Stock. If all of the shares of Common Stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

	Per Share	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$
Non-accountable expense allowance (1%)(1)	$	$	$

(1)	The non-accountable expense allowance will not payable with respect to representative’s exercise of the over-allotment option.

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the closing of the offering. The non-accountable expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option. We have paid an expense deposit of $50,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with applicable FINRA rules.

We have also agreed to pay certain of the representative’s expenses relating to the offering, including (a) filing fees associated with the review of the offering by FINRA; (b) all fees and expenses relating to the listing of the Common Stock on the Nasdaq Capital Market, including any fees charges by The Depository Trust for new securities; (c) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (d) all fees, expenses and disbursements relating to the registration or qualification of the shares of our Common Stock under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares of our Common Stock under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (f) the costs associated with post-closing advertising of the offering in the national editions of the Wall Street Journal and New York Times; (g) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and Lucite tombstones, each of which the Company or its designee shall provide within a reasonable time after the closing of this offering in such quantities as the representative may reasonably request in an amount not to exceed $3,000 in the aggregate; (h) the fees and expenses of the Company’s accountants, transfer agents and public relations firm; (i) fees and expenses of the underwriters’ legal counsel not to exceed $125,000; (j) a $29,500 cost associated with the underwriters use of Ipreo’s book-building, prospectus tracking and compliance software for the offering; (k) $5,000 for data services and communications expenses; (l) up to $10,000 of the representative’s market making and trading, and clearing firm settlement expenses for the offering and (m) up to $10,000 of the underwriters’ actual accountable “road show” expenses for the offering.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $ .

Representative’s Warrants

Upon closing of this offering, we have agreed to issue to the representative as compensation warrants to purchase up to            shares of Common Stock (4.5% of the aggregate number of shares of Common Stock sold in this offering exclusive of the over-allotment option, or the representative’s warrants). The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering (excluding the over-allotment option). The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four and one half year period commencing six months from the effective date of the registration statement of which this prospectus is a part.

The representative’s warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The representative (or permitted assignees under Rule 5110(e)(1)(A)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. In addition, the warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with Rule 5110(g) of FINRA. The piggyback registration rights provided will not be greater than seven years from the effective date of the registration statement in compliance with Rule 5110(g) of FINRA. We will bear all fees and expenses attendant to registering the shares of Common Stock issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of Common Stock at a price below the warrant exercise price.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain holders of 5% or more of the outstanding shares of Common Stock, have agreed, without the prior written consent of the representative, not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our Common Stock (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of our Common Stock), enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our Common Stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 180 days after the date of this prospectus in the case of our directors, executive officers, the Company and any successor of the Company and 120 days after the date of this prospectus in the case of certain stockholders.

Pricing of this Offering

The public offering price for our Common Stock will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the public offering price of our Common Stock will correspond to the price at which our Common Stock will trade in the public market subsequent to this offering or that an active trading market for our Common Stock and warrants will develop and continue after this offering.

Right of First Refusal

Until 18 months from the closing date of this offering, the representative will have an irrevocable right of first refusal, in its sole discretion, to act as sole and exclusive investment banker, sole and exclusive book-runner, sole and exclusive financial advisor, sole and exclusive underwriters and/or sole and exclusive placement agent, at the representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such 18 month period, on terms customary to the representative. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of Common Stock offered hereby to any accounts over which they have discretionary authority.

Trading; Nasdaq Capital Market Listing

We have applied to list our Common Stock on the Nasdaq Capital Market under the symbol “AUID.” No assurance can be given that our application will be approved or that a trading market will develop. Our Common Stock is currently traded on the OTC Markets, OTCQB, under the symbol “AUID.” On August 19, 2021, the last reported sale price of our Common Stock was $6.81 per share.

Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our Common Stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of Common Stock over-allotted by the underwriters is not greater than the number of shares of Common Stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of Common Stock involved is greater than the number of shares Common Stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our Common Stock or reduce any short position by bidding for, and purchasing, Common Stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of Common Stock in this offering because the underwriter repurchases the shares of Common Stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our Common Stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Common Stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of Common Stock are traded, in the over-the-counter market, or otherwise.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our Common Stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our Common Stock in any jurisdiction where action for that purpose is required. Accordingly, our Common Stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our Common Stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ — $$ — Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

LEGAL MATTERS

Fleming PLLC of New York, New York will pass upon the validity of the securities offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriter by Dorsey & Whitney LLP, New York, New York.

EXPERTS

The financial statements of Ipsidy Inc. as of December 31, 2020 and 2019 and for each of the years then ended included in this Registration Statement, of which this Prospectus forms a part, have been so included in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

In addition, we file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.ipsidy.com., through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our Common Stock in this offering.

Ipsidy Inc.

CONSOLIDATED FINANCIAL STATEMENTS

IPSIDY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
	(unaudited)
ASSETS
Current Assets:
Cash	$1,805,414	$3,765,277
Accounts receivable, net	201,939	72,986
Current portion of net investment in direct financing lease	76,661	72,682
Inventory	138,781	254,951
Other current assets	650,308	237,769
Total current assets	2,873,103	4,403,665

Property and Equipment, net	148,493	97,829
Other Assets	136,163	240,223
Intangible Assets, net	3,941,547	4,527,476
Goodwill	4,183,232	4,183,232
Net investment in direct financing lease, net of current portion	382,671	422,021
Total assets	$11,665,209	$13,874,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,103,954	$2,665,132
Notes payable obligation, current portion	4,632	5,947
Capital lease obligation, current portion	30,763	39,232
Convertible debt	662,000	-
Deferred revenue	461,083	237,690
Total current liabilities	3,262,432	2,948,001

Capital lease obligation, net of current portion	-	10,562
Notes payable, net of discounts and current portion	485,760	487,339
Convertible debt	-	5,800,976
Other liabilities	-	47,809
Total liabilities	3,748,192	9,294,687

Commitments and Contingencies (Note 13)

Stockholders’ Equity:
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 21,363,027 and 19,642,401 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	2,137	1,964
Additional paid in capital	111,493,973	102,651,304
Accumulated deficit	(103,781,760)	(98,234,151)
Accumulated comprehensive income	202,667	160,642
Total stockholders’ equity	7,917,017	4,579,759
Total liabilities and stockholders’ equity	$11,665,209	$13,874,446

See notes to condensed consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenues:
Products and services	$565,165	$306,692	$1,141,078	$1,085,630
Lease income	12,616	14,427	25,702	29,278
Total revenues, net	577,781	321,119	1,166,780	1,114,908

Operating Expenses:
Cost of Sales	156,905	61,798	373,049	417,521
General and administrative	3,049,700	2,389,794	4,977,626	3,872,916
Research and development	347,173	190,339	669,183	620,740
Impairment loss	-	163,822	-	1,035,629
Depreciation and amortization	314,590	321,987	624,419	647,331
Total operating expenses	3,868,368	3,127,740	6,644,277	6,594,137

Loss from operations	(3,290,587)	(2,806,621)	(5,477,497)	(5,479,229)

Other Expense:
Warrant exercise inducement expense	-	(366,795)	-	(366,795)
Extinguishment of debt - gain (loss)	485,760	-	485,760	(985,842)
Other income	6,121	24,713	7,658	34,666
Interest expense, net	(256,550)	(310,153)	(553,988)	(489,203)
Other income (expense), net	235,331	(652,235)	(60,570)	(1,807,174)

Loss before income taxes	(3,055,256)	(3,458,856)	(5,538,067)	(7,286,403)

Income Tax Expense	(2,354)	(3,592)	(9,542)	(12,466)

Net loss	$(3,057,610)	$(3,462,448)	$(5,547,609)	$(7,298,869)

Net Loss Per Share - Basic and Diluted	$(0.15)	$(0.20)	$(0.28)	$(0.42)

Weighted Average Shares Outstanding - Basic and Diluted	20,248,868	17,441,164	20,003,913	17,473,583

See notes to condensed consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Loss	$(3,057,610)	$(3,462,448)	$(5,547,609)	$(7,298,869)
Foreign currency translation gain (loss)	1,669	80,235	42,025	(36,029)
Comprehensive loss	$(3,055,941)	$(3,382,213)	$(5,505,584)	$(7,334,898)

See notes to condensed consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehensive
Six Months Ended June 30, 2021	Shares	Amount	Capital	Deficit	Income	Total
Balances, December 31, 2020	19,642,519	$1,964	$102,651,304	$(98,234,151)	$160,642	$4,579,759
Stock-based compensation	-	-	2,261,126	-	-	2,261,126
Settlement of accrued expense with stock options	-	-	349,376	-	-	349,376
Convertible notes converted to common stock	1,171,296	117	6,232,223	-	-	6,232,340
Cashless stock option exercise	286,453	30	(30)	-	-	-
Cashless warrant exercise	262,759	26	(26)	-	-	-
Net loss	-	-	-	(5,547,609)	-	(5,547,609)
Foreign currency translation	-	-	-	-	42,025	42,025
Balances, June 30, 2021	21,363,027	$2,137	$111,493,973	$(103,781,760)	$202,667	$7,917,017

Three Months Ended June 30, 2021
Balances, March 31, 2021	20,116,348	$2,012	$103,401,916	$(100,724,150)	$200,998	$2,880,776
Stock-based compensation	-	-	1,634,546	-	-	1,634,546
Settlement of accrued expense with stock options	-	-	349,376	-	-	349,376
Convertible notes converted to common stock	1,138,346	114	6,108,146	-	-	6,108,260
Cashless stock option exercise	108,333	11	(11)	-	-	-
Net loss	-	-	-	(3,057,610)	-	(3,057,610)
Foreign currency translation	-	-	-	-	1,669	1,669
Balances, June 30, 2021	21,363,027	$2,137	$111,493,973	$(103,781,760)	$202,667	$7,917,017

Six Months Ended June 30, 2020
Balances, December 31, 2019	17,270,848	$1,727	$95,032,252	$(86,935,593)	$177,385	$8,275,771
Modification of warrants issued with debt	-	-	95,223	-	-	95,223
Sale of common stock for cash	114,719	11	199,989	-	-	200,000
Warrant exercise	682,700	68	1,248,915	-	-	1,248,983
Warrant exercise inducement	-	-	366,795	-	-	366,795
Stock-based compensation	150,000	15	629,978	-	-	629,993
Issuance of common stock to settle accounts payable	3,540	0	8,270	-	-	8,270
Net loss	-	-	-	(7,298,869)	-	(7,298,869)
Foreign currency translation	-	-	-	-	(36,029)	(36,029)
Balances, June 30, 2020	18,221,807	$1,822	$97,581,422	$(94,234,462)	$141,356	$3,490,138

Three Months Ended June 30, 2020
Balances, March 31, 2020	17,424,388	1,742	95,304,840	(90,772,014)	61,121	4,595,689
Sale of common stock for cash	114,719	11	199,989	-	-	200,000
Warrant exercise	682,700	68	1,248,915	-	-	1,248,983
Warrant exercise inducement	-	-	366,795	-	-	366,795
Stock-based compensation	-	-	460,883	-	-	460,883
Net loss	-	-	-	(3,462,448)	-	(3,462,448)
Foreign currency translation	-	-	-	-	80,235	80,235
Balances, June 30, 2020	18,221,807	$1,822	$97,581,422	$(94,234,462)	$141,356	$3,490,138

See notes to condensed consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,547,609)	$(7,298,869)
Adjustments to reconcile net loss with cash flows from operations:
Depreciation and amortization expense	624,419	600,978
Stock-based compensation	2,261,126	629,993
Extinguishment of note payable	-	985,481
Warrant exercise inducement expense	-	366,795
Amortization of debt discounts and issuance costs	237,435	214,668
Impairment losses	-	1,059,495
Forgiveness of note payable	(485,760)	-
Changes in operating assets and liabilities:
Accounts receivable	(127,930)	(23,217)
Net investment in direct financing lease	35,371	31,796
Other current assets and other assets	(308,479)	21,984
Inventory	113,870	374,366
Accounts payable and accrued expenses	644,649	1,056,433
Deferred revenue	223,393	28,810
Other liabilities	(47,809)	-
Net cash flows from operating activities	(2,377,324)	(1,951,287)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(78,325)	(2,394)
Investment in other assets including work in progress	(10,829)	(124,870)
Other assets	-	13,462
Net cash flows from investing activities	(89,154)	(113,802)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible note payable	-	1,510,000
Payment of debt issuance costs	-	(104,800)
Proceeds from sale of common stock,	-	200,000
Proceeds from exercise of warrants	-	283,950
Proceeds from payroll protection loan	485,760	485,760
Payments on notes payable	(2,892)	-
Principal payments on capital lease obligation	(19,224)	(19,487)
Net cash flows from financing activities	463,644	2,355,423

Effect of Foreign Currencies	42,971	(42,465)

Net Change in Cash	(1,959,863)	247,869
Cash, Beginning of the Period	3,765,277	567,081
Cash, End of the Period	$1,805,414	$814,950

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$8,779	$5,296
Cash paid for income taxes	$9,853	$12,466

Modification of warrants issued with convertible debt	$-	$95,223
Exchange of notes payable and accrued interest for convertible notes payable	$-	$2,662,000
Warrant exercise with a subscription receivable	$-	$965,033
Settlement of accounts payable with issuance of common stock	$-	$8,270

Conversion of convertible notes payable and accrued interest to common stock	$6,232,340	$-
Settlement of accounts payable with issuance of stock options	$349,376	$-

See notes to condensed consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

In the opinion of Management, the accompanying unaudited condensed consolidated financial statements are prepared in accordance with instructions for Form 10-Q, include all adjustments (consisting only of normal recurring accruals) which we considered as necessary for a fair presentation of the results for the periods presented. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The results of operations for the six months ended June 30, 2021 are  not necessarily indicative of the results to be expected for future periods or the full year.

The condensed consolidated financial statements include the accounts of Ipsidy Inc. and its wholly-owned subsidiaries MultiPay S.A.S., ID Global LATAM, IDGS S.A.S., ID Solutions, Inc., FIN Holdings Inc., Ipsidy Enterprises Limited, Cards Plus Pty Ltd. and Ipsidy Peru S.A.C. (collectively the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

Reverse Stock Split

At the Annual Meeting of stockholders of the Company held on March 22, 2021, the stockholders approved an amendment to our certificate of incorporation to effect a reverse stock split at a ratio not less than 1-for-2 and not greater than 1-for-50, with the exact ratio to be set within that range at the discretion of our board of directors before December 31, 2021

On June 14, 2021 (the “Effective Time”), the Company completed a 1-for-30 reverse stock split of its Common Stock, as previously authorized at the Annual Meeting. Pursuant to the reverse stock split, at the Effective Time, every 30 issued shares of Common Stock were automatically combined into one share of Common Stock without any change in the par value per share.

The par value of the Company’s Common Stock was unchanged at $0.0001 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on the Company’s balance sheet attributable to Common Stock was reduced proportionately based on the reverse stock split ratio of 1-for-30 and the additional paid-in capital account was credited with the amount by which the stated capital was reduced.

After the reverse stock split, net income or loss per share, and other per share amounts were adjusted because there are fewer shares of the Company’s Common Stock outstanding.

The financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split were recast to give retroactive effect to the reverse stock split.

Going Concern

As of June 30, 2021, the Company had an accumulated deficit of approximately $103.8 million. For the six months ended June 30, 2021 the Company earned revenue of approximately $1.2 million and incurred a loss from operations of approximately $5.5 million.

The reports of our independent registered public accounting firm on our consolidated financial statements for the years ended December 31, 2020 and 2019 contained an explanatory paragraph regarding our ability to continue as a going concern based upon our net losses.

These unaudited condensed consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. The continuation of the Company as a going concern is dependent upon financial support from the Company’s current shareholders, the ability of the Company to obtain additional financing to continue operations, the Company’s ability to generate sufficient cash flows from operations, successfully locating and negotiating with other business entities for potential acquisition and /or acquiring new clients to generate revenues and cash flows.

On June 28, 2021, the Company filed a Registration Statement on Form S-1 and a preliminary prospectus for an underwritten public offering of its Common Stock to be undertaken by ThinkEquity LLC. On July 16, 2021, the Company filed an Amendment to such Form S-1, indicating that, based on an assumed offering price of $11.03 per share, the Company was intending to offer approximately 1.8 million shares, for an aggregate offering price of approximately $20 million (before expenses). The Registration Statement also indicates that the Company has applied for its shares to be admitted to listing on the Nasdaq Capital Market under the symbol “AUID”. There is no assurance that such public offering will be completed, for the amount proposes, or at all, nor that the Company’s Common Stock will be admitted for listing to the Nasdaq market.

There is no assurance that the Company will ever be profitable or be able to secure funding or generate sufficient revenues to sustain operations. As such, there is substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Covid-19

A novel strain of coronavirus (“Covid-19”) emerged globally in December 2019 and has been declared a pandemic. The extent to which Covid-19 will impact our customers, business, results and financial condition will depend on current and future developments, which are highly uncertain and cannot be predicted at this time. The Company’s day-to-day operations have been impacted differently depending on geographic location and services that are being performed. The Cards Plus business located in South Africa has had limitations on its operations as they are following the guidance and requirements of the South African government. Our operations in the United States and Colombia have suffered less immediate impact as most staff can work remotely and can continue to develop our product offerings.

That said we have seen our business opportunities develop more slowly as business partners and potential customers are dealing with Covid-19 issues, working remotely and these issues are causing delays in decision making and finalization of negotiations and agreements.

Net Loss per Common Share

The Company computes net loss per share in accordance with FASB ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible notes and stock warrants, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options, warrants and conversion of convertible notes. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. The following potentially dilutive securities were excluded from the calculation of diluted loss per share for the three   and six months ended June 30, 2021 and 2020 because their effect was antidilutive:

Security	2021	2020
Convertible notes payable	117,529	1,182,557
Warrants	1,411,308	1,581,774
Stock options	9,167,642	3,660,778
	10,696,479	6,425,109

Inventories

Inventory of plastic/ID cards, digital printing material, which are held by Cards Plus Pty Ltd., are at the lower of cost (using the average method) or market. The Plastic/ID cards and digital printing material are used to provide plastic loyal ID and other types of cards. Inventories of kiosks held by IDGS S.A.S are stated at the lower of cost (using the first-in, first-out method) or net realizable value

Inventories at June 30, 2021 and December 31, 2020 consist of cards inventory. As of June 30, 2021 and December 31, 2020, the Company recorded an inventory valuation allowance of approximately $27,000 and $18,000 to reflect net realizable value of the cards inventory.

Any adjustments to reduce the cost of inventories to their net realizable value are recognized in earnings in the current period.

Revenue Recognition

Cards Plus – The Company recognizes revenue for the design and production of cards at the point in time when products are shipped, or services have been performed due to the short term nature of the contracts. Additionally, the cards produced by the Company have no alternative use and the Company has an enforceable right to payment for work performed should the contract be cancelled. As of June 30, 2021 and December 31, 2020, Cards Plus had approximately $22,000 and $88,000, respectively, of contract liability from payments received in advance that will be earned in future periods.

Payment Processing – The Company recognizes revenue for variable fees generated for payment processing solutions that are earned on a usage fee over time based on monthly transaction volumes or on a monthly flat fee rate. Additionally, the Company also sells certain equipment from time to time for which revenue is recognized upon delivery to the customer.

Identity Solutions Software – The Company recognizes revenue based on the identified performance obligations over the performance period for fixed consideration and for variable fees generated that are earned on a usage fee based over time based on monthly transaction volumes or on a monthly flat fee rate. The Company had a contract liability of approximately $439,000 and $150,000 as of June 30, 2021 and December 31, 2020   relating to certain revenue that will be earned in future periods. The majority of the $150,000 of deferred revenue contract liability as of December 31, 2020 was earned in the first quarter of fiscal year 2021. As of June 30, 2021, the majority of the deferred revenue contract liability of $439,000 will be recognized in the ensuing three quarters. We have allocated the selling price in the contract to one customer; the contract has multiple performance obligations based on the contract selling price that we believe represents a standalone selling price for the service rendered.

All contracts are reviewed for their respective performance obligations and related revenue and expense recognition implications. Certain of the revenues are derived from identity services that could include multiple performance obligations. A performance obligation is defined as a promise to provide a “distinct” good or service to a customer. The Company has determined that one possible treatment under U.S. GAAP is that these services will represent a stand-ready series of distinct daily services that are substantially the same, with the same pattern of transfer to the customer. Further, the Company has determined that the performance obligation to provide account access and facilitate transactions should meet the criteria for the “as invoiced” practical expedient, in that the Company has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date. As a result, the Company anticipates it may recognize revenue in the amount to which the Company has a right to invoice, based on completed performance at the relevant date. Additionally, the contracts could include implementation services, or support on an “as needed” basis and we will review each contract and determine whether such performance obligations are separate and distinct and apply the new standard accordingly to the revenue and expense derived from or related to each such service.

Revenue related to direct financing leases is outside the scope of Topic 606 and is recognized over the term of the lease using the effective interest method.

NOTE 2 – OTHER CURRENT ASSETS

Other current assets consisted of the following as of June 30, 2021 and December 31, 2020:

	June 30,	December 31,
	2021	2020

Prepaid insurance	$227,800	$39,117
Deferred stock offering costs	166,967	-
Prepaid license fees	69,499	30,841
Operating lease right of use	92,503	131,568
Other	93,539	38,697
	$650,308	$240,223

NOTE 3 – PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Property and equipment	$376,164	$297,839
Equipment under finance lease (see Note 10)	163,407	163,407
	539,571	461,246
Less Accumulated depreciation	(391,078)	(363,417)
Property and equipment, net	$148,493	$97,829

Depreciation expense totaled $27,661 and $26,533 for the six months ended June 30, 2021 and 2020, respectively.

NOTE 4 – OTHER ASSETS

Other assets consisted of the following at June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020

Operating lease right of use assets	$-	$49,856
Other	136,163	190,367
	$136,163	$240,223

NOTE 5 – INTANGIBLE ASSETS, NET (OTHER THAN GOODWILL)

The Company’s intangible assets consist primarily of intellectual property acquired from MultiPay and FIN and are amortized over their estimated useful lives as indicated below. The following is a summary of activity related to intangible assets for the six months ended June 30, 2021:

	Customer Relationships	Acquired and Developed Software	Intellectual Property	Patents	Total

Useful Lives	10 Years	5 Years	10 Years	N/A

Carrying Value at December 31, 2020	$811,303	$3,171,394	$416,471	$128,308	$4,527,476
Additions	-	-	-	10,829	10,829
Amortization	(82,963)	(466,294)	(40,667)	(6,834)	(596,758)
Carrying Value at June 30, 2021	$728,340	$2,705,100	$375,804	$132,303	$3,941,547

The following is a summary of intangible assets as of June 30, 2021

	Customer Relationships	Acquired and Developed Software	Intellectual Property	Patents	Total

Cost	$1,587,159	$4,476,273	$828,580	$142,424	$7,034,436
Accumulated amortization	(858,819)	(1,771,173)	(452,776)	(10,121)	(3,092,889)
Carrying Value at June 30, 2021	$728,340	$2,705,100	$375,804	$132,303	$3,941,547

Amortization expense totaled $596,758 and $579,371 for the six months ended June 30, 2021 and 2020, respectively.

Future expected amortization of intangible assets is as follows:

Fiscal Year Ending December 31,
Remainder of 2021	$593,476
2022	1,093,618
2023	1,042,629
2024	818,316
2025	301,699
Thereafter	91,809
$3,941,547

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Trade payables	$438,702	$311,024
Accrued interest	919	554,755
Accrued payroll and related obligations	1,160,478	891,790
Current portion of operating lease liabilities	92,503	117,414
Other*	411,352	790,149
Total	$2,103,954	$2,665,132

*	Included in Other expenses was accrued non-employee Directors’ Compensation of approximately $349,000 at December 31, 2020. In May 2021, the non-employee Directors were compensated for their service through a grant of stock options and therefore the balance of the accrual for Director’s Compensation was $ 0 at June 30, 2021. See Note 10.

In June 2021, the majority of the accrued interest was converted into common stock. See Note 8.

NOTE 7 – NOTES PAYABLE, NET

The following is a summary of notes payable as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020

Paycheck Protection Program Loan #1	$-	$485,760
Paycheck Protection Program Loan #2	485,760	-
Installment loan payable related to a vehicle acquisition payable in monthly payments of $539 per month at an interest rate of 10.8% per annum payable for 36 months	4,632	7,526
Notes Payable, Net	$490,392	$493,286
Notes Payable, current portion,	$4,632	$5,947
Notes Payable, net of current portion	485,760	487,339
	$490,392	$493,286

Paycheck Protection Program Loans

In May 2020, the Company received a loan of approximately $486,000 under the Paycheck Protection Program (“PPP”) as part of the CARES Act which is administered by the U.S. Small Business Association (“USSBA”) related to its U.S. Operations. The Company received notice from the USSBA on May 23, 2021, that the May 2020 PPP loan was forgiven as we met the applicable requirements. In accordance with ASC 470, extinguishment accounting, the amount forgiven by the USSBA is recorded as other income – gain on extinguishment of notes payable.

In January 2021, the Company received a second loan of approximately $486,000 under the PPP related to its U.S. Operations. The Company anticipates subject to approval by USSBA, if certain requirements are met the second loan will be forgiven. Any amounts not forgiven will be required to be repaid. The loan bears interest at an annual rate 1% per annum and matures on January 31, 2023.

If the USSBA determines that either PPP loan was not properly obtained and/or expenditures supporting forgiveness were not appropriate, the Company would need to repay some or all of the PPP loans and record additional expense which could have a material adverse effect on the Company’s financial condition and results of operations in a future period.

NOTE 8 – CONVERTIBLE NOTES PAYABLE

On December 13, 2019, the Company entered into Securities Purchase Agreements with several accredited investors (the “8% Note Investors”) providing for the sale by the Company to the 8% Note Investors of 8% Convertible Notes in the aggregate amount of $428,000 (the “8% Notes”). The 8% Notes were to mature on November 30, 2021 and were a general unsecured obligation of the Company.

In February 2020, the Company and the holders of the 8% Notes entered into an amendment agreement pursuant to which the principal and interest due under the 8% Notes will remain due and payable on the same terms as exist in the 8% Notes prior to modification, that the maturity shall be extended to the same maturity date as the 2020 Notes, namely February 28, 2022, and the 8% Notes became a secured obligation of the Company.

On February 14, 2020 the Company, entered into Securities Purchase Agreements with several accredited investors (the “2020 Note Investors”) providing for the sale by the Company to the 2020 Note Investors of 15% Senior Secured Convertible Notes in the aggregate amount of $1,510,000 (the “2020 Notes”). Philip D. Beck, Chief Executive Officer and Chairman of the Board, invested $50,000 in consideration of a 2020 Note in the principal amount of $50,000 paid by a deduction from his salary. Theodore Stern, a director of the Company, invested $50,000 in consideration of a 2020 Note in the principal amount of $50,000. Herbert Selzer, a director of the Company invested $100,000 in consideration of a 2020 Note in the principal amount of $100,000. Mr. Selzer provided $50,000 on the closing date and provided the balance of the funding in April 2020.

The 2020 Notes mature February 28, 2022 and are a secured obligation of the Company.

At the option of the 2020 Note Investors, they may at any time convert the 2020 Notes. The number of shares delivered shall be equal to 150% of the amount of the principal converted divided by the conversion price of $6.00 per share. The Company may require that the 2020 Note Investors convert all or a portion of the 2020 Notes, if the Company’s volume weighted average price for any preceding 20-day period is equal to or greater than $9.00.

In connection with this private offering, the Company paid Network 1 Financial Securities, Inc., a registered broker-dealer, a cash fee of approximately $104,800.

During the first quarter of 2021, convertible notes totaling $120,000 and a portion of their accrued interest at the option of the noteholders were converted into approximately 33,000 shares of common stock of the Company.

Additionally, during the six months ended June 30, 2021, the Company received conversion notices from (i) the Stern Trust converting the principal amount, repayment premium and interest in the amount of approximately $3.5 million payable under the Restated Stern Note into approximately 561,000 shares of common stock, (ii) the 8% Note Investors converting principal and interest in the amount of approximately $0.4 million into approximately 180,000 shares of common stock and (iii) the 2020 Note Investors converting principal, repayment premium and interest in the amount of approximately $2.5 million into approximately 398,000 shares of common stock. The Stern Trust is owed approximately $0.7 million in interest under the Restated Stern Note, which has not been converted and remains outstanding. As a result, a total of approximately $6.1 million of Company net indebtedness was converted and the Company issued approximately 1,138,000 shares of common stock in the aggregate.

The following is a summary of the convertible notes payable outstanding at June 30, 2021:

8% convertible notes payable issued December 2019	$-
15% convertible notes payable issued February 2020	-
10% convertible notes payable issued February 2020	662,000

$662,000

Future maturities of convertible notes payable are as follows:

2021	$-

2022	662.000

$662,000

NOTE 9 – RELATED PARTY TRANSACTIONS

Convertible Notes Payable

In 2021, the Company received conversion notices from Stern Trust of which Theodore Stern, (a former member of the Board of Directors as of June 14, 2021) is the Trustee, converting the principal amount, repayment premium and interest in the amount of approximately $3.5 million payable under the Restated Stern Note into approximately 561,000 shares of common stock. Additionally, Theodore Stern and Herbert Selzer (also a former member of the Board of Directors as of June 14, 2021) provided conversion notices for their respective 2020 Notes converting the principal, repayment premium and interest in the amount of approximately $256,000 into approximately 41,000 shares of common stock. The Stern Trust is owed approximately $0.7 million in interest under the Restated Stern Note, which has not been converted and remains outstanding.

Executive Officers

On June 14, 2021, Phillip L. Kumnick resigned as Chief Executive Officer of Ipsidy Inc., a Delaware corporation (the “Company”) and Thomas L. Thimot was appointed Chief Executive Officer in his place. Further, Philip R. Broenniman resigned as President and Chief Operating Officer and Cecil N. Smith III (Tripp) was appointed President and Chief Technology Officer. The Company granted to each of Mr. Kumnick and Mr. Broenniman options to acquire a total of 1,166,667 shares of common stock at an exercise price of $7.20 per share for a term of ten years that vest upon the achievement of certain market capitalization thresholds, or performance conditions.

Mr. Thomas Thimot and Mr. Cecil Smith, became employed by the Company as Chief Executive Officer and President and Chief Technology Officer effective June 14, 2021. Mr. Thimot and the Company entered into an Offer Letter pursuant to which Mr. Thimot will earn an annual salary of $325,000 with a bonus target at 50% of the base salary (pro-rated for 2021) upon terms to be agreed with the Compensation Committee for 2021 and on the understanding that the 2022 target will include a requirement of the Company achieving three times the annual revenue of 2021. Additionally, Mr. Thimot was granted an option to acquire 1,200,000 shares of common stock at an exercise price of $7.80 per share for a term of ten years of which half of the options vest monthly over four years and the balance is subject  to certain performance vesting requirements.

On June 14, 2021, Mr. Smith and the Company entered an into an Offer Letter pursuant to which Mr. Smith will earn an annual salary of $275,000 with a bonus target at 50% of the base salary (pro-rated for 2021) upon terms to be agreed with the Compensation Committee for 2021. In addition, Mr. Smith will receive a bonus of $50,000 after 90 days of service. Additionally. Mr. Smith was granted an option to acquire 600,000 shares of common stock at an exercise price of $7.80 per share for a term of ten years of which half of the options vest monthly over four years and the balance is subject to certain performance vesting requirements.

Appointment of Board of Directors

On June 9, 2021 Theodore Stern, Herbert Selzer and Thomas Szoke resigned as directors of the Company. The size of the Board of directors was increased to seven and Dr. Michael A. Gorriz, Michael L. Koehneman, Sanjay Puri, Mr. Thimot and Jacqueline L. White were appointed as additional directors of the Company. Messrs. Stern, Selzer and Szoke did not advise the Company of any disagreement with the Company on any matter relating to its operations, policies or practices. Mr. Szoke will continue with the Company as Chief Solutions Architect.

The Company granted each of the four new Board of Directors as of June 2021 stock options to acquire 62,500 shares of common stock or a total of 250,000 at an exercise price of $7.80 per share for a term of ten years that vest one third per year after each Annual Meeting. The Company granted the previously serving Board of Directors stock options to acquire 93,470 common shares that are vested as the services were previously rendered. The stock options were granted in lieu of other forms of Board of Director Compensation The Company also granted Mr. Selzer and Mr. Stern 22,388 stock options to acquire common shares for service in 2021 prior to their resignation as Board Members. Upon their resignation as directors in June 2021, 13,992 stock options were vested and the balance were forfeited

NOTE 10 – STOCKHOLDER’S EQUITY

Common Stock

During the six months ended June 30, 2021, shares of common stock were issued as a result of the following non-cash transactions:

●	In the first quarter of 2021, convertible notes totaling $120,000 and a portion of their accrued interest at the option of the noteholders were converted into approximately 33,000 shares of common stock of the Company

●	Additionally, during the three and six months ended June 30, 2021, the Company received conversion notices from (i) the Stern Trust converting the principal amount, repayment premium and interest in the amount of approximately $3.5 million payable under the Restated Stern Note into approximately 561,000 shares of common stock, (ii) the 8% Note Investors converting principal and interest in the amount of approximately $0.4 million into approximately 180,000 shares of common stock and (iii) the 2020 Note Investors converting principal, repayment premium and interest in the amount of approximately $2.5 million into approximately 398,000 shares of common stock. The Stern Trust is owed approximately $0.7 million in interest under the Restated Stern Note, which has not been converted and remains outstanding. As a result, a total of approximately $6.1 million of Company indebtedness was converted and the Company issued approximately 1,138,000 shares of common stock in the aggregate.

●	Certain warrant and stock option holders exercised their respective warrants and stock options by means of the cashless exercise feature and were issued approximately 549,000 common shares of the Company.

Warrants

The following is a summary of the Company’s warrant activity for the six months ended June 30, 2021:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding at December 31, 2020	1,823,267	$4.20	3.4 Years
Exercised/cancelled	(411,926)	3.00	-
Outstanding at June 30, 2021	1,411,341	$4.41	3.7 Years

Stock Options

Activity related to stock options for the six months ended June 30, 2021 is summarized as follows:

●	The Company granted Mr. Thimot and Mr. Smith stock options to acquire 1,200,000 and 600,000 shares of common stock respectively upon their employment of which half of the options vest monthly over four years and the balance vest upon the achievement of certain market capitalization thresholds or performance conditions.

●	The Company granted each of Mr. Kumnick and Mr. Broenniman stock options to acquire 583,333 shares of common stock that vest upon the achievement of certain market capitalization thresholds or performance conditions.

●	The Company granted each of the four new Board of Directors as of June 2021 stock options to acquire 62,500 shares of common stock or a total of 250,000 that vest one third a year after each Annual Meeting.

●	The Company granted the previously serving Board of Directors stock options to acquire 93,470 common shares that are vested as the services were rendered. The stock options were granted in lieu of other forms of Board of Director Compensation and was used to eliminate previously accrued Board of Director compensation. The Company also granted to each of Mr. Selzer and Mr. Stern 22,388 stock options to acquire common shares for service in 2021 prior to their resignation as Board Members. Upon their resignation as directors in June 2021, 6,997 stock options to each of them were vested and the balance were forfeited.

●	The Company granted options to acquire 583,334 shares of common stock to employees. The options for 383,334 vest annually over a three-year period, 100,000 vest equally over a four-year period, and the balance of 100,000 vest upon the achievement of certain market capitalization thresholds or performance conditions.

The options have a term of ten years and all options were granted at market value.

Activity related to stock options for the six months ended June 30, 2021, is summarized as follows:

		Weighted Average	Weighted Average	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term (Yrs.)	Value
Outstanding as of December 31, 2020	5,645,802	$4.50	7.5	$8,283,639
Granted	3,938,246	7.54	10.0	-
Exercised/cancelled	(416,405)	1.50	-	-
Outstanding as of June 30, 2021	9,167,643	5.92	7.8	$55,257,928
Exercisable as of June 30, 2021	4,111,087	$5.77	6.1	$27,405,283

The following table summarizes stock option information as of June 30, 2021:

Exercise Price	Outstanding	Weighted Average Contractual Life (Yrs).	Exercisable
$0.0030	116,667	5.1	116,667
$1.5000	756,667	6.0	698,334
$1.8000	34,735	9.0	34,735
$2.1000	1,666,667	6.7	866,667
$2.7000	387,667	9.3	-
$3.0000	906,667	6.1	906,667
$3.5700	31,111	8.3	20,556
$3.9000	8,333	7.2	8,333
$4.5000	93,333	5.2	93,333
$6.6000	69,444	7.4	69,444
$7.2000	1,657,463	9.4	107,463
$7.5000	83,333	7.2	83,333
$7.8000	2,255,557	9.9	5,556
$8.7000	33,333	6.7	33,333
$12.0000	33,333	5.5	33,333
$13.5000	1,033,333	5.2	1,033,333
	9,167,643	7.2	4,111,087

During the six months ended June 30, 2021, the Company recognized approximately $1,635,000 of stock option compensation expense of which approximately $1,229,000 relates to performance-based awards of directors and officers. As of June 30, 2021, there was approximately $16,527,000 of unrecognized compensation costs related to stock options outstanding that are expected to be expensed through 2025.

Additionally, the Company recorded approximately $625,000 for restricted stock expense as the Company estimated that a portion of its performance-based awards will be earned.

Total stock-based compensation expense consisting of stock options and restricted stock in the six months ended June 30, 2021 was approximately $2,261,000.

At the Annual Meeting of Stockholders held on March 22, 2021, the stockholders approved and ratified an increase of 2,500,000 shares of common stock allocated to the Company’s 2017 Incentive Stock Plan.

See Note 6 for additional information regarding accrued Directors’ compensation.

NOTE 11 – DIRECT FINANCING LEASE

The Company and an entity in Colombia entered into a rental contract for the rental of 78 kiosks to provide cash collection and fare services at transportation stations. The lease term began in May 2016 when the kiosk was installed and operational and when the lease commenced. The term of the rental contract is ten years at an approximate monthly rental of $11,900. The lease has the option at the end of the lease term to purchase each unit for approximately $40. The term of the lease approximates the expected economic life of the kiosks. The lease was accounted for as a direct financing lease.

The Company has recorded the transaction as its net investment in the lease and will receive monthly payments of $11,856 before estimated executory costs, or $142,272, annually, to reduce investment in the lease and record income associated with the related amount due. Executory costs are estimated to be $1,677 per month and initial direct costs are not considered significant. The transaction resulted in incremental revenue in the quarter ended June 30, 2021 of approximately $26,000.

The equipment is subject to a direct lease valued at approximately $748,000. At the inception of the lease term, the aggregate minimum future lease payments to be received is approximately $1,422,000 before executory cost. Unearned income recorded at the inception of this lease was approximately $474,000 and will be recorded over the term of the lease using the effective income rate method. Future minimum lease payments to be received under the lease for the next five years and thereafter are as follows:

Year ending December 31
Remainder of 2021	61,074
2022	122,148
2023	122,148
2024	122,148
2025	122,148
Thereafter	40,716
Sub-total	590,382
Less deferred revenue	(131,050)
Net investment in lease	$459,332

NOTE 12 – LEASE OBLIGATION PAYABLE

The Company entered into a lease in March 2017 for the rental of its printer for its secured plastic and credential card products business under an arrangement that is classified as a finance lease. The leased equipment is amortized on a straight-line basis over its lease term including the last payment (61 payments) which would transfer ownership to the Company. The cost basis of the lease equipment is $163,407 and the accumulated amortization as of June 30, 2021 is $139,297. The following is a schedule showing the future minimum lease payments under finance lease by year and the present value of the minimum lease payments as of June 30, 2021. The interest rate related to the lease obligation is 12% and the maturity date is March 31, 2022.

Year ending December 31
2021	$21,548
2022	10,774
Total minimum lease payments	32,372
Less: Amount representing interest	(1,559)
Present value of minimum lease payments	$30,763

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, the Company is a party to various legal or administrative proceedings arising in the ordinary course of our business. While any litigation contains an element of uncertainty, we have no reason to believe the outcome of such proceedings will have a material adverse effect on the financial condition or results of operations of the Company.

Leases

For the six months ended June 30, 2021, lease expense was approximately $103,000 inclusive of short-term leases.

The lease related balances included in the Condensed Consolidated Balance Sheet as of June 30, 2021 were as follows:

Assets:

Current portion of operating lease ROU assets - included in other current assets	$89,210

Operating lease ROU assets – included in Other Assets	$-

Total operating lease assets	$89,210

Liabilities:

Current portion of ROU liabilities – included in Accounts payable and accrued expenses	$92,503

Long-term portion of ROU liabilities – included in Other liabilities	-

Total operating lease liabilities	$92,503

The weighted average lease of the remaining term is approximately 1.0 years and weighted average discount rate used in the calculations were 13.55%.

The following table presents the maturity of the Company’s operating lease liabilities as of June 30, 2021:

Remainder of 2021	$48,303
2022	49,716
Total operating lease payments	98,019
Less: Imputed interest	(5,516)
Total operating lease liabilities	$92,503

The Company rents office space in Long Beach, New York at a monthly cost of $2,500. The agreement is month to month and can be terminated on 30 days’ notice.

The Company leases an office location in Bogota, Colombia. In April 2017, MultiPay S.A.S. entered an office lease beginning April 22, 2017. The lease cost is approximately $8,500 per month with an inflation adjustment after one year. The lease is automatically extended for one additional year unless written notice to the contrary is provided at least six months in advance. Multipay extended the lease through April 2021. In April 2021, Multipay entered into a six-month lease for a monthly rental of approximately $1,375.

The Company also leases space for its operation in South Africa. The current lease is through June 30, 2022 and the approximate monthly rent is $8,000.

NOTE 14 – SEGMENT INFORMATION

General information

The segment and geographic information provided in the table below is being reported consistent with the Company’s method of internal reporting. Operating segments are defined as components of an enterprise for which separate financial information is available and which is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The CODM regularly reviews net revenue and gross profit by geographic regions. The Company’s products and services operate in two reportable segments; identity management and payment processing.

Information about revenue, profit/loss and assets

The CODM evaluates performance and allocates resources based on net revenue and operating results of the geographic region as the current operations of each geography are either primarily identity management or payment processing. Identity management revenue is generated in North America and Africa and payment processing revenue is earned in South America which are the three geographic regions of the Company. We have included the lease income in payment processing as the leases are related to unattended ticketing kiosks.

Long lived assets are in North America, South America and Africa. Most assets are intangible assets recorded from the acquisition of MultiPay (South America) in 2015 and FIN Holdings (North America and Africa) in 2016. Long-lived assets for North America, South America and Africa amounted to approximately $8.0 million, $0.1 million and $0.2 million   consisting of property and equipment – net, intangible assets – net and goodwill.

Analysis of revenue by segment and geographic region and reconciliation to consolidated revenue, gross profit, and net loss are provided below. The Company has included in the schedule below an allocation of corporate overhead based on management’s estimate of resource requirements.

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Net Revenues:
North America	$153,687	$135,698	$301,747	$269,252
South America	89,415	72,133	185,598	185,757
Africa	334,679	113,288	679,435	659,899
	577,781	321,119	1,166,780	1,114,908

Identity Management	488,366	248,986	981,182	929,151
Payment Processing	89,415	72,133	185,598	185,757
	577,781	321,119	1,166,780	1,114,908

Loss From Operations
North America	(2,017,716)	(669,183)	(3,288,119)	(1,076,575)
South America	(1,053,365)	(1,803,784)	(1,785,053)	(3,015,936)
Africa	(219,506)	(333,654)	(404,325)	(1,386,718)
	(3,290,587)	(2,806,621)	(5,477,497)	(5,479,229)

Identity Management	(2,237,222)	(1,002,837)	(3,692,444)	(2,463,293)
Payment Processing	(1,053,365)	(1,803,784)	(1,785,053)	(3,015,936)
	(3,290,587)	(2,806,621)	(5,477,497)	(5,479,229)

Interest Expense	(256,550)	(310,153)	(553,988)	(489,203)
Other income/(expense)	491,881	(342,082)	493,418	(1,317,971)

Loss before income taxes	(3,055,256)	(3,458,856)	(5,538,067)	(7,286,403)

Income tax expense	(2,354)	(3,592)	(9,542)	(12,466)

Net loss	$(3,057,610)	$(3,462,448)	$(5,547,609)	$(7,298,869)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Ipsidy Inc.

Long Beach, New York

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ipsidy Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Impairment of Goodwill

Description of Matter

The Company’s consolidated goodwill balance was approximately $4,183,000 at December 31, 2020. The Company’s evaluation of goodwill for impairment involves the comparison of the fair value of each reporting unit to its carrying value. The fair value of each reporting unit is estimated using the income approach, which requires the use of estimates and assumptions related to cash flow forecasts, discount rates, and terminal values. Management’s cash flow forecasts included significant judgments and assumptions relating to revenue growth rates.

The fair value of a reporting unit did not exceed its carrying value as of the annual evaluation date; therefore, impairment expense of approximately $1,036,000 was recognized during the year ended December 31, 2020.

Management made significant judgments when developing the fair value estimate of the reporting units. As a result, a high degree of auditor judgment and effort was required in performing audit procedures to evaluate the reasonableness of management’s cash flow forecasts and the significant assumptions identified above. Significant uncertainty exists with these assumptions because they are sensitive to future market or economic conditions.

How We Addressed the Matter in Our Audit

Our audit procedures included the following:

●	Obtained an understanding of the internal controls and processes in place over the Company’s annual goodwill impairment review process, including management’s review of the significant assumptions described above.

●	Evaluated management’s determination of reporting units and segments.

●	Evaluated the significant assumptions and inputs used in the income model based and reviewed corroborating documentation to support the assumptions and inputs.

●	Evaluated the reasonableness of management’s current revenue forecasts by comparing the forecasts to actual results subsequent to year-end.

●	Performed a sensitivity analysis over the Company’s annual goodwill impairment analysis.

Revenue from Contracts with Customers – Identity Solutions Software

Description of Matter

The Company had approximately $2,141,000 in revenues for the year ended December 31, 2020. As disclosed in Note 1 to the consolidated financial statements, the Company recognizes revenue from Identity Solutions Software based on the identified performance obligations over the performance period for fixed consideration and for variable fees generated that are earned on a usage fee based over time, which represented approximately $852,000 of the Company’s revenue for the year ended December 31, 2020.

Due to the nature of the Company’s contracts including multiple performance obligations, management exercises significant judgment in the following areas in determining appropriate revenue recognition:

●	Determination of which products and services are considered distinct performance obligations that should be accounted for separately or combined, such as software licenses and related implementation or support services.

●	Determination of stand-alone selling prices for each distinct performance obligation.

●	Estimation of contract transaction price and allocation of the transaction price to the performance obligations.

●	The pattern of delivery (i.e. timing of when revenue is recognized) for each distinct performance obligation.

As a result, a high degree of auditor judgment was required in performing audit procedures to evaluate the reasonableness of management’s judgments. Changes in these judgments can have a material effect on the amount of revenue recognized on these contracts

How We Addressed the Matter in Our Audit

Based on our knowledge of the Company, we determined the nature and extent of procedures to be performed over revenue, including the determination of the revenue streams over which those procedures were performed. Our audit procedures included the following for each revenue stream where procedures were performed:

●	Obtained an understanding of the internal controls and processes in place over the Company’s revenue recognition processes.

●	Analyzed the significant assumptions and estimates made by management as discussed above.

●	Assessed the recorded revenue by selecting a sample of transactions, analyzing the related contract, testing management’s identification of distinct performance obligations, and comparing the amounts recognized for consistency with underlying documentation.

●	Assessed the completeness of contract liabilities by selecting a sample of transactions, analyzing the related contract, and recalculating contract liability based on remaining subscription period.

We have served as the Company’s auditor since 2015.

Tampa, Florida

March 8, 2021

IPSIDY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
ASSETS
Current Assets:
Cash	$3,765,277	$567,081
Accounts receivable, net	72,986	125,859
Current portion of net investment in direct financing lease	72,682	65,333
Inventory, net	254,951	173,575
Other current assets	237,769	753,505
Total current assets	4,403,665	1,685,353

Property and equipment, net	97,829	161,820
Other assets	240,223	383,066
Intangible assets, net	4,527,476	5,593,612
Goodwill	4,183,232	5,218,861
Net investment in direct financing lease, net of current portion	422,021	494,703
Total assets	$13,874,446	$13,537,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,665,132	$2,215,912
Notes payable, net of discounts, current portion	5,947	5,341
Capital lease obligation, current portion	39,232	34,816
Contract liabilities	237,690	425,276
Total current liabilities	2,948,001	2,681,345

Long-term liabilities:
Notes payable, net of discounts and current portion	487,339	1,970,937
Convertible debt, net of discounts	5,800,976	428,000
Capital lease obligation, net of current portion	10,562	49,794
Other lease liabilities	47,809	131,568
Total liabilities	9,294,687	5,261,644

Commitments and Contingencies (Note 13)

Stockholders’ Equity:
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 19,642,401 and 17,270,848 shares issued and outstanding as of December 31, 2020 and 2019, respectively	1,964	1,727
Additional paid in capital	102,651,304	95,032,252
Accumulated deficit	(98,234,151)	(86,935,593)
Accumulated comprehensive income	160,642	177,385
Total stockholders’ equity	4,579,759	8,275,771
Total liabilities and stockholders’ equity	$13,874,446	$13,537,415

See notes to consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2020	2019
Revenues:
Products and services	$2,083,829	$2,488,624
Lease income	56,815	63,421
Total revenues, net	2,140,644	2,552,045

Operating Expenses:
Cost of sales	661,627	669,523
General and administrative	6,743,258	7,892,046
Research and development	1,161,416	1,614,054
Impairment loss	1,333,566	1,671,804
Depreciation and amortization	1,250,542	790,367
Total operating expenses	11,150,409	12,637,794

Loss from operations	(9,009,765)	(10,085,749)

Other Income (Expense):
Interest expense - net	(969,396)	(375,598)
Debt extinguishment	(985,842)	-
Warrant exercise inducement expense	(366,795)	-
Other income, net	69,563	23,920
Other expense, net	(2,252,470)	(351,678)

Loss before income taxes	(11,262,235)	(10,437,427)

Income Taxes	(36,323)	(62,931)

Net loss	$(11,298,558)	$(10,500,358)

Net loss per share - Basic and Diluted	$(0.63)	$(0.63)

Weighted Average Shares Outstanding - Basic and Diluted	18,067,403	16,624,913

See notes to consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended December 31,
	2020	2019
Net Loss	$(11,298,558)	$(10,500,358)
Foreign currency translation loss	(16,743)	(30,369)
Comprehensive loss	$(11,315,301)	$(10,530,727)

See notes to consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Capital	Deficit	Income	Total
Balances, December 31, 2018	15,965,033	$1,597	$90,816,980	$(76,435,235)	$207,754	$14,591,096
Issuance of common stock for cash	1,292,125	129	2,928,183	-	-	2,928,312
Common stock issued for services	13,690	1	41,070	-	-	41,071
Stock-based compensation	-	-	1,246,019	-	-	1,246,019
Net loss	-	-	-	(10,500,358)	-	(10,500,358)
Foreign currency translation	-	-	-	-	(30,369)	(30,369)
Balances, December 31, 2019	17,270,848	1,727	95,032,252	(86,935,593)	177,385	8,275,771
Sale of common stock for cash, net of issuance costs	1,862,552	186	5,076,929	-		5,076,455
Warrant exercise	682,700	68	1,248,915	-	-	1,248,983
Warrant and stock option cashless exercises	56,094	6	(6)	-	-	-
Modification of warrants issued with debt	-	-	95,223	-	-	95,223
Warrant exercise inducement	-	-	366,795	-	-	366,795
Stock-based compensation	266,667	27	823,757	-	-	823,564
Issuance of common stock to settle accounts payable	3,540	-	8,270	-	-	8,270
Stock repurchase	(500,000)	(50)	49	-	-	(1)
Net loss	-	-	-	(11,298,558)	-	(11,298,558)
Foreign currency translation	-	-	-	-	(16,743)	(16,743)
Balances, December 31, 2020	19,642,401	$1,964	$102,652,304	$(98,234,151)	$160,642	$4,579,759

See notes to consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,298,558)	$(10,500,358)
Adjustments to reconcile net loss with cash used in operations:
Depreciation and amortization expense	1,250,542	790,367
Stock-based compensation	823,564	1,246,019
Extinguishment of note payable	985,842	-
Amortization of debt discount and debt issuance costs, net	451,749	109,764
Stock issued for services	-	41,071
Warrant exercise inducement expense	366,795	-
Impairment loss/write-off of assets	1,333,566	1,671,804
Changes in operating assets and liabilities:
Accounts receivable	45,319	(5,770)
Net investment in direct financing lease	65,333	58,727
Inventory	(109,213)	(18,834)
Other current assets	409,290	(50,647)
Decrease in other assets	37,526	-
Accounts payable and accrued expenses	1,157,370	413,773
Contract liabilities	(187,586)	189,006
Net cash flows from operating activities	(4,668,461)	(6,055,078)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(27,364)
Investment in other assets including work in process	(299,436)	(1,604,152)
Net cash flows from investing activities	(299,436)	(1,631,516)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible note payable	1,510,000	408,000
Payment of debt issuance costs	(104,800)	-
Proceeds from sale of common stock offering, net of offering costs	5,076,455	2,928,312
Common stock repurchase	(1)
Proceeds from the exercise of warrants	1,248,983	-
Proceeds from the paycheck protection program	485,760	-
Principal payments on capital lease obligations and notes payable	(40,157)	(31,188)
Net cash flows from financing activities	8,176,240	3,305,124

Effect of foreign currencies exchange on cash	(10,147)	(23,780)

Net Change in Cash	3,198,196	(4,405,250)
Cash, Beginning of Period	567,081	4,972,331
Cash, End of Period	$3,765,277	$567,081

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$9,488	$10,771
Cash paid for income taxes	$36,323	$62,931

Non-cash Investing and Financing Activities:
Modification of warrants issued with convertible debt	$95,223	$-
Exchange of notes payable and accrued interest for convertible notes payable	$2,662,000	$-
Settlement of accounts payable with common stock	$8,270	$-
Purchase of vehicle with note payable	$-	$16,510
Recognition of lease right to use asset and liabilities	$-	$514,473
Reclass from other current assets to other assets	$106,446
Cashless option and warrant exercises	$168
Reclassification of software development to intangible costs	$128,005	$3,111,668

See notes to consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS AMD SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Ipsidy Inc. (“Ipsidy” or the “Company”) was incorporated on September 21, 2011 under the laws of the State of Delaware. Ipsidy is a provider of an Identity as a Service (IDaaS) platform that delivers a suite of secure, mobile, biometric identity solutions. The Company provides its biometric identification services to government and private sector organizations and businesses, seeking to authenticate and manage identities for a variety of security purposes, including issuing identity cards, exercise of rights such as voting in elections and controlling access to digital and physical environments. The Company’s platform supporting internally developed software as well as acquired and licensed technology is intended to provide solutions for multi modal biometric matching, multi-factor out of band identity and transaction authentication, and electronic transactions.

Going Concern

As of December 31, 2020, the Company had an accumulated deficit of approximately $98.2 million. For the year ended December 31, 2020, the Company earned revenue of approximately $2.1 million and incurred a loss from operations of approximately $9.0 million.

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. The continuation of the Company as a going concern is dependent upon financial support from the Company’s current shareholders, the ability of the Company to obtain additional equity financing to continue operations, the Company’s ability to generate sufficient cash flows from operations, successfully locating and negotiating with other business entities for potential acquisition and /or acquiring new clients to generate revenues and cash flows. As there can be no assurance that the Company will be able to achieve positive cash flows (become profitable) and raise sufficient capital to maintain operations there is substantial doubt about the Company’s ability to continue as a going concern.

Covid-19

A novel strain of coronavirus (“Covid-19”) emerged globally in December 2019 and has been declared a pandemic. The extent to which Covid-19 will impact our customers, business, results and financial condition will depend on current and future developments, which are highly uncertain and cannot be predicted at this time. The Company’s day-to-day operations beginning March 2020 have been impacted differently depending on geographic location and services that are being performed. The Cards Plus business located in South Africa did not have any operations in April 2020 and has had limitations on its operations starting in May 2020, as the Company is following the guidance and requirements of the South African government. Our operations in the United States and Colombia have suffered less immediate impact as most staff can work remotely and can continue to develop our product offerings.

That said, we have seen our business opportunities develop more slowly as business partners and potential customers are dealing with Covid-19 issues, working remotely and these issues are causing delays in decision making and finalization of negotiations and agreements. However, the level of inquiries about our services has increased during the last quarter of 2020, as our products are designed to serve an increasingly mobile economy and workforce.

Basis of Consolidation

The consolidated financial statements include the accounts of Ipsidy Inc. and its wholly-owned subsidiaries Innovation in Motion Inc. MultiPay S.A.S., ID Global LATAM, IDGS S.A.S., ID Solutions, Inc., FIN Holdings, Inc., Cards Plus Pty Ltd., Ipsidy Perú S.A.C., and Ipsidy Enterprises Limited (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“US GAAP”) in all material respects and have been consistently applied in preparing the accompanying consolidated financial statements.

Use of Estimates

In preparing these consolidated financial statements in conformity with US GAAP, management is required to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions included in our consolidated financial statements relate to the realizability of accounts receivable and inventory, valuation of long-lived assets, accruals for potential liabilities, and valuation assumptions related to derivative liabilities, equity instruments and share based payments.

Revenue Recognition

Cards Plus – The Company recognizes revenue for the design and production of cards at the point in time when products are shipped, or services have been performed due to the short term nature of the contracts. Additionally, the cards produced by the Company have no alternative use and the Company has an enforceable right to payment for work performed should the contract be cancelled. As of December 31, 2020, and December 31, 2019, Cards Plus had approximately $87,000 and $88,000, respectively, of contract liability from payments received in advance that will be earned in future periods.

Payment Processing – The Company recognizes revenue for variable fees generated for payment processing solutions that are earned on a usage fee over time based on monthly transaction volumes or on a monthly flat fee rate. Additionally, the Company also sells certain equipment from time to time for which revenue is recognized at a point in time the equipment is delivered to the customer.

Identity Solutions Software – The Company recognizes revenue based on the identified performance obligations over the performance period for fixed consideration and for variable fees generated that are earned on a usage fee based over time based on monthly transaction volumes or on a monthly flat fee rate. The Company had a contract liability of approximately $150,000 and $137,000 as of December 31, 2020 and 2019 for certain revenue that will be earned in future periods. The majority of the $150,000 of deferred revenue contract liability as of December 31, 2020 will be earned in the first quarter of fiscal year 2021. As of December 31, 2019, the majority of the deferred revenue contract liability was recognized in the quarter ended March 31, 2020. We have allocated the selling price in the contract to one customer which has multiple performance obligations based on the contract selling price that we believe represents a standalone selling price for the service rendered.

All contracts are reviewed for their respective performance obligations and related revenue and expense recognition implications. Certain of the revenues are derived from identity services that could include multiple performance obligations. A performance obligation is defined as a promise to provide a “distinct” good or service to a customer. The Company has determined that one possible treatment under U.S. GAAP is that these services will represent a stand-ready series of distinct daily services that are substantially the same, with the same pattern of transfer to the customer. Further, the Company has determined that the performance obligation to provide account access and facilitate transactions should meet the criteria for the “as invoiced” practical expedient, in that the Company has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date. As a result, the Company anticipates it may recognize revenue in the amount to which the Company has a right to invoice, based on completed performance at the relevant date. Additionally, the contracts could include implementation services, or support on an “as needed” basis and we will review each contract and determine whether such performance obligations are separate and distinct and apply the new standard accordingly to the revenue and expense derived from or related to each such service.

During the year ended December 31, 2020, the Company had revenues from operations in North America, South America and Africa of $0.6 million, $0.3 million and $1.2 million, respectively, compared to $0.6 million, $0.5 million, $1.5 million, respectively, in the year ended December 31, 2019.

Additionally, the Company will capitalize the incremental costs of acquiring and fulfilling a contract with a customer if the Company expects to recover those costs. The incremental costs of acquiring and fulfilling a contract are those that the Company incurs to acquire and fulfill a contract with a customer that it would not have incurred if the contract had not been acquired (for example, a sales commission or specific incremental costs associated with the contract).

The Company capitalizes the costs incurred to acquire and fulfill a contract only if those costs meet all the following criteria:

a.	The costs relate directly to a contract or to an anticipated contract that the Company can specifically identify.

b.	The costs generate or enhance resources of the Company that will be used in satisfying (or in continuing to satisfy) performance obligations in the future.

c.	The costs are expected to be recovered.

The Company will capitalize contract acquisition and fulfillment costs related to signing or renewing contracts that meet the above criteria, which will be classified as contract cost assets in the Company’s Consolidated Balance Sheets.

Contract cost assets will be amortized using the straight-line method over the expected period of benefit beginning at the time revenue begins to be realized. The amortization of contract fulfillment cost assets associated with facilitating transactions will be recorded as cost of services in the Company’s Consolidated Statements of Operations. The amortization of contract acquisition cost assets associated with sales commissions that qualify for capitalization will be recorded as selling, general and administrative expense in the Company’s Consolidated Statements of Operations.

As of December 31, 2020, the Company did not have any deferred contract costs or fees payable. As of December 31, 2019, the company had approximately $5,000 of accounts payable and accrued expenses related to the delivery of biometric identity system and services which was delivered in February 2020.

Financing revenue related to direct financing leases is outside the scope of Topic 606 and is recognized over the term of the lease using the effective interest method. The Company leases kiosks to one customer that has meet the criteria for a financing lease. The revenue associated with the leased kiosks is expected to be recognized through April 2026.

Accounts Receivable

All customers are granted credit on a short-term basis and related credit risks are considered minimal. The Company routinely reviews its trade receivables and makes provisions for probable doubtful accounts; however, those provisions are estimates and actual results could differ from those estimates and those differences may be material. Trade receivables are deemed uncollectible and removed from accounts receivable and the allowance for doubtful accounts when collection efforts have been exhausted. At December 31, 2020 and 2019, management determined no allowance for doubtful accounts was required.

Inventories

Inventory of plastic/ID cards, digital printing material, which are held by Cards Plus Pty Ltd., are at the lower of cost (using the average method) or market. The Plastic/ID cards and digital printing material are used to provide plastic loyal ID and other types of cards. Inventories of kiosks held by IDGS S.A.S are stated at the lower of cost (using the first-in, first-out method) or net realizable value. The kiosks provide electronic ticketing for transit systems.

Inventories at December 31, 2020 consist of cards inventory and inventories at December 31, 2019 consist of cards inventory and kiosks that have not been placed into service. As of December 31, 2020, the Company recorded an inventory valuation allowance of approximately $18,000 to reflect net realizable value of the cards inventory.

As of December 31, 2019, the Company had an inventory valuation allowance for kiosks of $236,000 that are being held for sale and $18,000 for the cards inventory.

Any adjustments to reduce the cost of inventories to their net realizable value are recognized in earnings in the current period.

Concentration of Credit Risk

The Company’s financial instruments that potentially expose the Company to a concentration of credit risk consist of cash and accounts receivable.

Cash: The Company’s cash is deposited at financial institutions and cash balances held in United States (“US”) bank accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At various times during the year, the Company may have exceeded amounts insured by the FDIC. At December 31, 2020, the Company had approximately $3,231,000 in funds in the United States which were in excess of the insured amounts by the FDIC. For the Company’s foreign subsidiaries, no amounts are insured. At December 31, 2020, the Company held approximately $11,000, $70,000, $189,000, and $9,000 in cash maintained in Peruvian, Colombian, African, and British Banks, respectively.

2020 Revenues and accounts receivable: For the year ended December 31, 2020, 27% of consolidated revenues were derived from one customer who is a US customer and is substantially all of the US based income. Additionally, for the year ended December 31, 2020, 55%, and 16% of the consolidated revenues were from Cards Plus (Africa) and the Colombian operations, respectively. Revenue for approximately 87% of the Colombian operations were derived from two customers. As of December 31, 2020, accounts receivable related to Cards Plus (Africa) amounted to 90% of the accounts receivable. The US operations represented 9% of the accounts receivable and the balance of 1% was from the Colombian operations, respectively.

2019 Revenues and accounts receivable: For the year ended December 31, 2020, 25% of consolidated revenues were derived from one customer who is a US customer and is substantially all of the US based income. Additionally, for the year ended December 31, 2020, 57%, 5% and 18% of the consolidated revenues were from Cards Plus (Africa), Zimbabwe Election Commission (US provided services), and the Colombian operations, respectively. Revenue for approximately 89% of the Colombian operations were derived from four customers. As of December 31, 2020, accounts receivable related to Cards Plus (Africa), amounted to 70% of the accounts receivable, Colombia operations represented 26% of the accounts receivable operations and the balance of 4% was from US operations, respectively.

Income Taxes

The Company accounts for income taxes under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740 “Income Taxes.” Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Leases

All leases are classified at the inception as direct finance leases or operating leases based on whether the lease transfers substantially all the risks and rewards of ownership. Leases that transfer to the leasee substantially all of the risks and rewards incidental to ownership of the asset are classified as direct finance leases.

The Company, effective January 1, 2019 adopted the provisions of Topic 842. The Company uses the practical expedients available under Topic 842 which allows Ipsidy to run off existing leases, as initially classified as operating or financing, and classify new leases after implementation under the new standard as the business evolves.

The practical expedients elected by the Company allows the Company not to reassess our prior conclusions about lease identification, lease classification and initial direct costs. Furthermore, Company elected the short-term lease recognition exemption for leases with a term of 12 or less months which are not reasonably certain of exercising any available renewal options that would extend past 12 months. Additionally, we will continue to account for the executory costs of the direct financing lease as previously concluded and the initial direct costs were not considered significant.

The Company has operating leases principally for offices and some of the leases have renewal options. Management evaluates each lease independently to determine the purpose, necessity to its future operations in addition to other appropriate facts and circumstances.

The adoption of Topic 842 as of January 1, 2019 impacted our balance sheet by the recognition of the operating lease right-of-use assets and the liability for operating leases. The accounting for finance leases (capital leases) was substantially unchanged. Accordingly, leases that were classified as operating leases under the previous guidance were classified as operating leases under Topic 842. The lease liability is based on the present value of the remaining lease payments, discounted using a market based incremental borrowing rate as the effective date of January 1, 2019 using current estimates as to lease term including estimated renewals for each operating lease. As of January 1, 2019, the Company recorded an adjustment of approximately $514,000 to operating lease right-of-use assets (“ROU”) and the related lease liability. See Note 12 for further information with respect to leases.

See Notes 8, 11, 12 and 13 to Condensed Consolidated Financial Statements for additional information.

Property and Equipment, net

Property and equipment consist of furniture and fixtures and computer equipment and are stated at cost. Property and equipment are depreciated using the straight-line method over the estimated useful service lives of three to five years. Maintenance and repairs are expensed as incurred and improvements are capitalized. Gains or losses on the disposition of property and equipment are recorded upon disposal.

Other Assets – Software Development Costs

Other assets consist primarily of costs associated with software development of new product offerings and enhancements to existing and new applications. Development costs of computer software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. As of December 31, 2020 and 2019, the balance sheet “Other assets” are under further development and have not been placed in service. During the years ended December 31, 2020 and December 31, 2020, approximately $0.4 million and $3.1 million of software developed were placed into service. Upon completion, the amounts remaining in “other assets” will be recorded in the appropriate asset category and amortized over their estimated useful lives.

Intangible Assets

Excluding goodwill, acquired intangible assets and internally developed software are amortized over their estimated useful lives. Acquired amortizing intangible assets are carried at cost, less accumulated amortization. Internally developed software costs are capitalized upon reaching technological feasibility. Amortization of acquired finite-lived intangible assets is computed over the estimated useful lives (5- 10 years) of the respective assets which is the shorter of the life of the asset or the period during which sales will be generated.

Goodwill

Goodwill is recorded when the purchase price paid for an acquisition exceeds the fair value of net identified tangible and intangible assets acquired. The Company performs an annual impairment test of goodwill and further periodic tests to the extent indicators of impairment develop between annual impairment tests. The Company’s impairment review process compares the fair value of the reporting unit to its carrying value, including the goodwill related to the reporting unit utilizing qualitative considerations. To determine the fair value of the reporting unit, the Company may use various approaches including an asset or cost approach, market approach or income approach or any combination thereof. These approaches may require the Company to make certain estimates and assumptions including future cash flows, revenue and expenses. These estimates and assumptions are reviewed each time the Company tests goodwill for impairment and are typically developed as part of the Company’s routine business planning and forecasting process. While the Company believes its estimates and assumptions are reasonable, variations from those estimates could produce materially different results.

During the year ended December 31, 2020, the Company recorded an impairment loss of approximately $1.0 million, associated with goodwill at one of its reporting units. As a result of the current pandemic and its potential impact on future results, the Company updated its reporting unit projections, and it indicated a goodwill impairment as the carrying value may not be recovered as revenue assumptions and related revenue were revised downward.

During the year ended December 31, 2019, the Company updated our projections associated with our reporting units and these indicated that the carrying value may not be recovered as revenue assumptions were not met. The goodwill impairment loss for the year ended December 31, 2019 was approximately $1,517,000 across the three reporting units.

The fair value of the reporting unit in both years was determined using discounted cash flow.

Stock-based compensation

The Company has accounted for stock-based compensation under the provisions of FASB ASC 718 – “Stock Compensation” which requires the use of the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (stock options and common stock purchase warrants). For employee awards, the fair value of each stock option award is estimated on the date of grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. For non-employees, the fair value of each stock option award is estimated on the measurement date using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. For non-employees, the Company utilizes the graded vesting attribution method under which the entity treats each separately vesting portion (tranche) as a separate award and recognizes compensation cost for each tranche over its separate vesting schedule. Expected volatilities are based on historical volatility of peer companies and other factors estimated over the expected term of the stock options. For employee awards, the expected term of options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term.

The Company adopted, as of January 1, 2019, the requirements of ASU 2018-07 which simplified the accounting for share-based payments granted to non-employees for share based payments granted to non-employees for goods and services. Under the ASU, most of the guidance on such payments to non-employees were aligned with the share-based payments granted to employees. The Company determined on the date of adoption that the impact was not significant.

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.

If the carrying amount of an asset exceeds its undiscounted estimated future cash flows, an impairment review is performed. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Generally, fair value is determined using valuation techniques such as expected discounted cash flows or appraisals, as appropriate. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated or amortized. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

During the year ended December 31, 2020, the Company recorded an impairment on intangible assets of approximately $0.3 million at one reporting unit. The current projection indicated the carrying value of the intangible assets was in excess of its estimated recoverable value.

During the year ended December 31, 2019, the Company impaired intangible assets related to developed software of approximately $155,000 as the assets were no longer being utilized for commercial purposes.

Research and Development Costs

Research and development costs consist of expenditures for the research and development of new products and technology. These costs are primarily expenses to incurred to perform research projects and develop technology for the Company’s products. Research and development costs are expensed as incurred.

Net Loss per Common Share

The Company computes net loss per share in accordance with FASB ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible notes and stock warrants, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options, warrants and conversion of convertible notes. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. The following potentially dilutive securities were excluded from the calculation of diluted loss per share for the years ended December 31, 2020 and 2019 because their effect was antidilutive:

	2020	2019
Convertible notes payable	1,267,661	179,126
Stock options	5,645,802	3,646,667
Warrants	1,823,234	1,575,108
	8,736,697	5,400,901

Foreign Currency Translation

The assets, liabilities and results of operations of certain of Ipsidy’s subsidiaries are measured using their functional currency which is the currency of the primary foreign economic environment in which they operate. Upon consolidating these subsidiaries with Ipsidy, the applicable assets and liabilities are translated to US dollars at currency exchange rates as of the applicable dates and their revenues and expenses are translated at the weighted average currency exchange rates during the applicable reporting periods. Translation adjustments resulting from the process of translating these subsidiaries’ financial statements are reported in other comprehensive loss in the accompanying consolidated statements of comprehensive loss.

Fair Value of Financial Instruments

The Company is required to disclose fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company’s cash, accounts receivable, other receivables, accounts payable, accrued expenses, and other current liabilities approximate their estimated fair value due to the short-term maturities of these financial instruments and because related interest rates offered to the Company approximate current rates. The fair value of the Company’s notes payable is approximately $493,000 which reflects its carrying value as of December 31, 2020. The fair value of the Company’s convertible notes payable is $6,355,000, which differs from the carrying value of approximately $5,801,000 at December 31, 2020 because of the debt discounts as discussed in Note 7.

Reverse Stock Split

At the Annual Meeting of stockholders of the Company held on March 22, 2021, the stockholder’s approved an amendment to our certificate of incorporation to effect a reverse stock split at a ratio not less than 1-for-2 and not greater than 1-for-50, with the exact ratio to be set within that range at the discretion of our board of directors before December 31, 2021

On June 14, 2021 (the “Effective Time”), Ipsidy Inc. (“the Company”) completed a 1-for-30 reverse stock split of its common stock, par value $0.0001 per share (“Common Stock”), as previously authorized at the Stockholders’ Annual Meeting. Pursuant to the reverse stock split, at the Effective Time, every 30 issued shares of Common Stock were automatically combined into one share of Common Stock without any change in the par value per share.

The par value of the Company’s common stock was unchanged at $0.0001 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on the Company’s balance sheet attributable to common stock was reduced proportionately based on the reverse stock split ratio of one-for-thirty and the additional paid-in capital account was credited with the amount by which the stated capital was reduced.

After the reverse stock split, net income or loss per share, and other per share amounts were increased because there are fewer shares of the Company’s common stock outstanding.

The financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split were recast to give retroactive effect to the reverse stock split.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August the FASB issued a new standard (ASU 2020-06) to reduce the complexity of accounting for convertible debt and other equity-linked instruments. For certain convertible debt instruments with a cash conversion feature, the changes are a trade-off between simplifications in the accounting model (no separation of an “equity” component to impute a market interest rate, and simpler analysis of embedded equity features) and a potentially adverse impact to diluted EPS by requiring the use of the if-converted method. The new standard will also impact other financial instruments commonly issued by both public and private companies. For example, the separation model for beneficial conversion features is eliminated simplifying the analysis for issuers of convertible debt and convertible preferred stock. Also, certain specific requirements to achieve equity classification and/ or qualify for the derivative scope exception for contracts indexed to an entity’s own equity are removed, enabling more freestanding instruments and embedded features to avoid mark-to-market accounting. The new standard is effective for companies that are SEC filers (except for Smaller Reporting Companies) for fiscal years beginning after December 15, 2021 and interim periods within that year, and two years later for other companies. Companies can early adopt the standard at the start of a fiscal year beginning after December 15, 2020. The standard can either be adopted on a modified retrospective or a full retrospective basis. The Company is currently reviewing the newly issued standard and does not believe it will materially impact the Company.

See Notes 6 and 7 for additional information on indebtedness outstanding as of December 31, 2020.

NOTE 2 – PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following as of December 31, 2020 and 2019:

	2020	2019
Property and equipment	$297,839	$282,316
Equipment under capital lease (see Note 11)	163,407	156,867
	461,246	439,183
Less Accumulated depreciation	(363,417)	(277,363)
Property and equipment, net	$97,829	$161,820

Depreciation expense totaled $54,903 and $86,054 for the years ended December 31, 2020 and 2019, respectively.

NOTE 3 – OTHER ASSETS

The Company’s other assets consist of software being developed for new product offerings that have not been placed into service. Other assets as of December 31, 2020 and 2019 include:

	2020	2019
Software and development	$-	$128,005
Operating Lease ROU Assets	49,856	171,141
Other	190,367	83,920
	$240,223	$383,066

NOTE 4 – INTANGIBLE ASSETS, NET (OTHER THAN GOODWILL)

The Company’s intangible assets consist of intellectual property acquired from Multi-Pay and FIN in addition to internally developed software that have been placed into service. They are amortized over their estimated useful lives as indicated below. The following is a summary of activity related to intangible assets for the years ended December 31, 2020 and 2019:

	Customer Relationships	Acquired and Developed Software	Intellectual Property	Non-Compete	Patents	Total
Useful Lives	10 Years	5 Years	10 Years	10 Years

Carrying Value at December 31, 2018	$1,128,734	$908,893	$1,191,942	$2,433	$78,182	$3,310,184
Additions	-	3,111,668	-	-	30,695	3,142,363
Impairment of assets	-	-	(154,622)	-	-	(154,622)
Amortization	(158,715)	(368,637)	(174,528)	(2,433)	-	(704,313)
Carrying Value at December 31, 2019	970,019	3,651,924	862,792	-	108,877	5,593,612
Additions	-	404,720	-	-	22,721	427,441
Amortization	(158,716)	(885,250)	(148,384)		(3,290)	(1,195,640)
Impairment of assets	-	-	(297,937)	-	-	(297,937)
Carrying Value at December 31, 2020	$811,303	$3,171,394	$416,471	$-	$128,308	$4,527,476

The following is a summary of intangible assets as of December 31, 2020:

	Customer Relationships	Acquired and Developed Software	Intellectual Property	Non-Compete	Patents	Total
Cost	$1,587,159	$4,476,271	$828,580	$14,087	$131,598	$7,037,695
Accumulated amortization	(775,856)	(1,304,877)	(412,109)	(14,087)	(3,290)	(2,510,219)
Carrying Value at December 31, 2020	$811,303	$3,171,394	$416,471	$-	$128,308	$4,527,476

The following is a summary of intangible assets as of December 31, 2019:

	Customer Relationships	Acquired and Developed Software	Intellectual Property	Non-Compete	Patents	Total
Cost	$1,587,159	$4,071,550	$1,498,363	$14,087	$108,877	$7,280,036
Accumulated amortization	(617,140)	(419,626)	(635,571)	(14,087)	-	(1,686,424)
Carrying Value at December 31, 2019	$970,019	$3,651,924	$862,792	$-	$108,877	$5,593,612

The following is the future amortization of intangible assets for the year ended December 31:

2021	$1,185,868
2022	1,092,535
2023	1,041,546
2024	817,959
2025	327,063
Thereafter	62,505
$4,527,476

NOTE 5 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of December 31, 2020 and 2019:

	2020	2019
Trade payables	$311,024	$513,292
Accrued interest	554,755	641,834
Accrued payroll and related expenses	891,790	386,165
Current portion of operating lease liabilities	117,414	242,650
Other*	790,149	431,971
Total	$2,665,132	$2,215,912

*	Included in other is accrued Board of Directors Compensation of $349,000 and $54,000 as of December 31, 2020 and December 31, 2019, respectively. We anticipate the non-management Board of Directors will be compensated for their service through the issuance of stock compensation after the next Annual Meeting.

NOTE 6 – NOTES PAYABLE, NET

The following is a summary of notes payable as of December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Senior Unsecured Note	$-	$2,000,000
Paycheck Protection Program	485,760	-
Installment loan payable related to a vehicle acquisition payable in monthly payments of $539 per month at an interest rate of 10.8% per annum payable for 36 months	7,526	12,866
Total Principal Outstanding	$493,286	$2,012,866
Unamortized Deferred Debt Discount	-	(26,722)
Unamortized Deferred Debt Issuance Costs	-	(9,866)
Notes Payable, Net	$493,286	$1,976,278
Notes Payable, current portion, net of discounts and current portion	$5,947	$5,341
Notes Payable, net of discounts and current portion	487,339	1,970,937
	$493,286	$1,976,278

In January 2017, the Company issued a Senior Unsecured Note (“Note”) a face value of $3,000,000, payable two years from issuance, along with an aggregate of 150,000 shares of Common Stock, with a fair value of $1,147,500. 2018 change in terms of the Note payable has been determined to be a debt extinguishment in accordance with ASC 470. The Note was amended on February 14, 2020 to conform to the terms of the 2020 Convertible Notes Payable offering.

Furthermore, the Company and the Theodore Stern Revocable Trust, the (“Stern Trust”) entered an Amended and Restated Promissory Note (the “Restated Stern Note”) providing that the $2,000,000 Note will be due and payable on the same terms (bearing interest at 15% per annum) and on the same maturity date as the 2020 Notes. The interest due under the Stern Note as of January 31, 2020 in the amount of $662,000 has been capitalized and will earn interest at 10% per annum, which at the election of the Stern Trust can be paid in shares of common stock at a conversion price of $0.20 and the maturity of such interest shall be extended to the same maturity date as the 2020 Notes. The Company accounted for the Restated Stern Note as an extinguishment of the Note and recorded a charge of $986,000 included in other expenses in accompanying consolidated statements of operations.

Paycheck Protection Program Loan

In May 2020, the Company received a loan of approximately $486,000 under the Paycheck Protection Program (“PPP”) as part of the CARES Act which is administered by the U.S. Small Business Association (“USSBA”) related to its U.S. Operations. The Company anticipates subject to approval by the Small Business Administration, if certain requirements are met, the loan proceeds may be forgiven. Any amounts not forgiven will be required to be repaid. The loan bears interest at an annual rate 1% per annum and matures on May 5, 2022.

In January 2021, the Company received a second loan of approximately $486,000 under the PPP related to its U.S. Operations. The Company anticipates subject to approval by USSBA, if certain requirements are met the second loan will be forgiven. Any amounts not forgiven will be required to be repaid.

If the USSBA determines that the PPP loan was not properly obtained and/or expenditures supporting forgiveness were not appropriate, the Company would need to repay some or all of the PPP loan and record additional expense which could have a material adverse effect on the Company’s financial condition and results of operations in a future period.

The following is a roll-forward of the Company’s notes payable and related discounts for the years ended December 31, 2020 and 2019:

	Principal Balance	Debt Discounts	Debt Issuance Costs	Total
Balance at January 1, 2019	$2,000,000	$(39,466)	$(106,886)	$1,853,648
Proceeds	16,510	-	-	16,510
Payments	(3,644)	-	-	(3,644)
Amortization	-	29,600	80,164	109,764
Balance at December 31, 2019	2,012,866	(9,866)	(26,722)	1,976,278
Proceeds	485,760	-	-	485,760
Payments	(5,340)	-	-	(5,340)
Conversion of note payable to convertible notes payable	(2,000,000)	-	-	(2,000,000)
Amortization	-	9,866	26,722	36,588
Balance at December 31, 2020	$493,286	$-	$-	$493,286

Future maturities of notes payable are as follows for the calendar years 2021 and 2022:

2021	$5,947
2022	487,339
$493,286

NOTE 7 – CONVERTIBLE NOTES PAYABLE

On December 13, 2019, the Company entered into Securities Purchase Agreements with several accredited investors (the “8% Note Investors”) providing for the sale by the Company to the Investors of 8% Convertible Notes in the aggregate amount of $428,000 (the “8% Notes”). The 8% Notes were to mature on November 30, 2021 and were a general unsecured obligation of the Company. The Company can prepay all or a portion of the 8% Notes at any time. The Company shall pay any interest on the 8% Notes at the rate of 8.0% per annum payable at the earlier of the maturity date or conversion date, in cash or, at the holder’s option, shares of common stock of the Company. At the option of the 8% Note investors, all or a portion of the 8% Notes may be converted into shares of common stock of the Company at a conversion price of $0.08 per share. If the holders of the 8% Notes owning outstanding 8.0% Notes representing in excess of half of the aggregate outstanding principal amount of all 8% Notes provide notice to the Company of their intent to convert their 8% Notes, then all 8% Notes plus unpaid interest and other amounts owing to each of the holders shall be automatically converted.

In February 2020, the Company and the holders of the 8% Notes entered into an amendment agreement pursuant to which the principal and interest due under the 8% Notes will remain due and payable on the same terms as exist in the 8% Notes prior to modification, that the maturity shall be extended to the same maturity date as the 2020 Notes, namely February 28, 2022, and the 8% Notes became a secured obligation of the Company.

On February 14, 2020 the Company, entered into Securities Purchase Agreements with several accredited investors (the “2020 Note Investors”) providing 15% Senior Secured Convertible Notes in the aggregate amount of $1,510,000 (the “2020 Notes”). Philip D. Beck, Chief Executive Officer and Chairman of the Board, invested $50,000 in consideration of a 2020 Note in the principal amount of $50,000 paid by a deduction from his salary. Theodore Stern, a director of the Company, invested $50,000 in consideration of a 2020 Note in the principal amount of $50,000. Herbert Selzer, a director of the Company invested $100,000 in consideration of a 2020 Note in the principal amount of $100,000. Mr. Selzer provided $50,000 on the closing date and provided the balance of the funding in April 2020.

The 2020 Notes mature February 28, 2022 and are a secured obligation of the Company. The Company can prepay all or a portion of the 2020 Notes at any time provided that such amount prepaid shall be equal to 150% of the principal due. The Company shall pay interest on the 2020 Notes at the rate of 15% per annum payable at the earlier of the maturity date or conversion date, in cash or, at the investor’s option, shares of common stock of the Company.

At the option of the 2020 Note Investors, they may at any time convert the 2020 Notes. The number of shares delivered shall be equal to 150% of the amount of the principal converted divided by the conversion price of $0.20 per share. The Company may require that the 2020 Note Investors convert all or a portion of the 2020 Notes, if the Company’s volume weighted average price for any preceding 20-day period is equal to or greater than $0.30.

The 2020 Note Investors are entitled to nominate, and the Company will not unreasonably reject the appointment of a new member to the Company’s Board of Directors.

The Company and FIN Holdings, Inc. and ID Solutions, Inc., two of the Company’s subsidiaries, entered into a security agreement with the 2020 Note Investors (“Security Agreement”), the holders of the 8% Notes and the Stern Trust, which is the holder of the Promissory Note in the principal amount of $2,000,000 (the “Stern Note”). The Security Agreement provides that until the principal and accrued but unpaid interest under the 2020 Notes, 8% Notes and Stern Note is paid in full or converted pursuant to their terms, the Company’s obligations under the 2020 Notes, 8% Notes and Stern Note will be secured by a lien on all assets of the Company. The security interest granted to the holders of the 2020 Notes, 8% Notes and Stern Note ranks pari passu. The Security Agreement permits sales of assets up to a value of $1,000,000 which proceeds may be used for working capital purposes and the secured parties will take such steps as may be reasonably necessary to release its security interest and enable such sales in such circumstances. Each of the secured parties appointed Mr. Stern and a third-party investor as joint collateral agents. Mr. Stern, a director of the Company, is the trustee of the Stern Trust.

Further, the Company and the Stern Trust entered an Amended and Restated Promissory Note (the “Restated Stern Note”) providing that the $2,000,000 principal of the Stern Note will be due and payable on the same terms (bearing interest at 15% per annum) and on the same maturity date as the 2020 Notes. The interest due under the Stern Note as of January 31, 2020 in the amount of $662,000 has been capitalized and will earn interest at 10% per annum, which at the election of the Stern Trust can be paid in shares of common stock at a conversion price of $0.20 and the maturity of such interest shall be extended to the same maturity date as the 2020 Notes.

In connection with this private offering, the Company paid Network 1 Financial Securities, Inc., a registered broker-dealer, a cash fee of approximately $104,800.

The following is a summary of the convertible notes payable outstanding at December 31, 2020:

8% convertible notes payable issued December 2019	$428,000
15% convertible notes payable issued February 2020	5,265,000
10% convertible notes payable issued February 2020	662,000
Unamortized discount on convertible notes	(494,138)
Unamortized debt issuance costs	(59,886)
$5,800,976

Future maturities of convertible notes payable are as follows:

2021	$-
2022	6,355,000
$6,355,000

NOTE 8 – RELATED PARTY TRANSACTIONS

2020 Transactions

Appointment of Executive Officers

Mr. Phillip Kumnick and Mr. Philip Broenniman, two of the Company’s Director’s became employed by the Company as Chief Executive Officer and President and Chief Operating Officer effective May 22, 2020.

Mr. Kumnick earned an initial base salary of $125,000 per annum, which was increased to $187,500 as of November 1, 2020 and is subject to review after one year. Mr. Kumnick was granted options to acquire 1,111,111 shares of common stock of which 20% vest at grant and the balance vest subject to performance conditions. Mr. Broenniman will earn an initial base salary of $87,500 per annum which was increased to $131,250 as of November 1, 2020 and is subject to review after one year. Mr. Broenniman was granted options to acquire 555,556 shares of common stock of which 20% vest at grant and the balance vest subject to performance conditions. Mr. Kumnick and Mr. Broenniman have bonus targets in their respective employment arrangements subject to meeting certain performance thresholds.

Issuance of Common Stock

During the year ended December 31, 2020, the Company granted 50,000 shares of Restricted Common Stock to each of Phillip Kumnick and Philip Broenniman, new members of our Board of Directors, in connection with their compensation for service as Board Members. The restricted stock vests upon the achievement of certain performance criteria. The performance criteria have not been met as of December 31,2020. When the Company believes it is probable that these performance obligations will be met, the grant date fair value of the restricted stock will be ratably recognized over the expected service period.

Warrant Exercises

On June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s warrants exercisable at per share price of $3.00 (the “$3.00 Warrants”) were exercised for cash at an exercise price of $0.07 per share. In addition, the holders that exercised the $3.00 Warrants received a warrant exercisable for two years to acquire one share of common stock at an exercise price of $4.50 per share (the $4.50 Warrants”) for every four $3.00 Warrants exercised. Mr. Theodore Stern, a director of the Company, participated in the private transaction resulting in the issuance of 33,333 shares of common stock and 8,333 $4.50 Warrants in consideration of $70,000; and Varana Capital Focused, LP (“VCFLP”), participated in the private transaction resulting in the issuance of 123,889 shares of common stock and 30,972 $4.50 Warrants, in consideration of $260,167. Mr. Philip Broenniman, a director, the President and COO of the Company is the investment manager of VCFLP.

On June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s warrants exercisable at per share price of $1.80 (the “$1.80 Warrants”) were exercised. In addition, the holders that exercised the $1.80 Warrants also received a $4.50 Warrant for every two $1.80. Warrants exercised. Vista Associates, L.P., (“Vista”) of which, Mr. Herbert Selzer a director of the Company, is the General Partner, participated in the private transaction resulting in the issuance of 29,333 shares of common stock and 14,667 $4.50 Warrants, in consideration of $52,800.

Sale of Common Stock

On June 30, 2020, the Company also entered into a Subscription Agreement with VCFLP pursuant to which VCFLP purchased 23,809 shares of common stock in consideration of $50,000.

Convertible Notes Payable

Theodore Stern and Philip Beck (until October 30, 2020), members of the board of directors of the Company, invested $50,000 each in consideration of the 2020 Notes. Another director, Herbert Selzer invested $100,000 in consideration of a 2020 Note in the principal amount of $100,000. Vista held 29,333 2015 Warrants, which were also extended as a result of Mr. Selzer’s investment and as noted above were exercised for cash on June 30, 2020. See Note 7

Further, the Company and the Stern Trust entered the Restated Stern Note providing that the $2,000,000 principal of the Stern Note will be due and payable on the same terms (bearing interest at 15% per annum) and on the same maturity date as the 2020 Notes and subject to the same Security Agreement. The interest due under the Stern Note as of January 31, 2020 in the amount of $662,000 has been capitalized and will earn interest at 10% per annum, which at the election of the Stern Trust can be paid in shares of common stock at a conversion price of $6.00 and the maturity of such interest shall be extended to the same maturity date as the 2020 Notes. The Restated Stern Note includes a 50% repayment premium. Mr. Stern, the Trustee of the Stern Trust also entered into the Security Agreement as one of the joint collateral agents.

Other

In connection with the offering of the 2020 Notes and the sale of common stock in the fourth quarter of 2020, the Company paid Network 1 Financial Securities, Inc., a registered broker-dealer (“Network 1”), a cash fee of approximately $471,800. A former member of the Company’s Board of Director’s maintains a partnership with a principal of Network 1.

Additionally, the Company rents office space in Long Beach, New York at a monthly cost of $5,000 (as of January 1, 2020 reduced from $7,425). The rent was further reduced to $2,500 per month beginning October 1, 2020. The agreement is month to month and can be terminated on 30 days’ notice. The agreement is between the Company and Bridgeworks LLC, an entity principally owned by Mr. Beck, a former member of the Board of Director’s and his family. During years ended December 31, 2020 and 2019, the Company paid rent of $52,500 and $89,100 respectively.

On May 22, 2020, the Company and Mr. Beck entered into a separation letter agreement, which provided for payment to Mr. Beck of one year’s severance in the amount of $350,000 as well as certain employee benefits, payable in accordance with the terms of Mr. Beck’s Retention Agreement. Mr. Beck’s severance is expected to be paid over a one-year period. Furthermore, the company will start recording the expense associated with Mr. Beck’s restricted stock agreement dated September 29, 2017. In connection with the separation letter agreement, the Company exchanged the September 29, 2017 Restricted Stock Agreement to substantially modify the vesting provisions of the previously issued 500,000 shares of restricted stock and allows a time-vesting provision whereby the restricted shares will fully vest by May 2022. On October 30, 2020, pursuant to the terms of Mr. Beck’s Restricted Stock Agreement, as amended by the Separation Agreement, the Company repurchased for $1.00 the 500,000 Unvested Restricted Stock upon his resignation from the Board of Directors.

2019 Transactions

Notes Payable

During the year ended December 31, 2020, the Company recorded approximately $240,000 of interest expense under the terms and conditions of the Stern Note (see Note 6) that is due to the Theodore Stern Revocable Trust, whose trustee Mr. Stern is a member of the Company’s Board of Directors.

Convertible Notes Payable

In December 2019, the Chairman of the Board of Directors invested $25,000 in the 8% Notes offering. See Note 7.

Purchase of Common Stock

In June 2019, two of the Company’s Directors and one Officer purchased 52,083 shares of common stock of the 2019 offering as described in Note 9.

Other

In connection with the 2019 offering of common stock, the Company incurred fees to Network 1 Financial Securities Inc. (“Network 1”), a registered broker dealer, one of the Company’s financial advisors. The Network 1 fees were approximately $109,000 paid in cash and 28,600 common stock purchase warrants with a fair value of approximately $54,000 that are exercisable during a term of five years at a price of $2.64 per share. A former member of the Company’s Board of Director’s maintains a partnership with a key principal of Network 1.

Additionally, the Company rents office space in Long Beach, New York at a monthly cost of $7,425 (reduced to $5,000 per month as of January 1, 2020). The agreement is month to month and can be terminated on 30 days’ notice. The agreement is between the Company and Bridgeworks LLC, an entity principally owned by Mr. Beck, our former CEO, and his family.

NOTE 9 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 1,000,000,000 shares of common stock. The Company had 19,642,401 and 17,270,848 shares of common stock issued and outstanding as of December 31, 2020 and 2019, respectively. In addition, the Company is authorized to issue 20,000,000 shares of preferred stock but no shares of preferred stock have been issued.

Common Stock

2020 Common Stock Transactions

●	During the year ended December 31, 2020, the Company granted 266,667 shares of Restricted Common Stock of which 100,000 shares were granted to two new members of our Board of Directors in connection with their compensation for service as Board Members and 166,667 to an employee in connection with his employment compensation. The shares were valued at the fair market value at the date of grant. The restricted stock vests upon the achievement of certain performance criteria.

●	During the year ended December 31, 2020, the Company issued approximately 3,500 shares of common stock to a third-party provider of services in lieu of cash compensation.

●	In June 2020, the Company entered into Subscription Agreements with two accredited investors (the “June 2020 Accredited Investors”) pursuant to which the June 2020 Accredited Investors agreed to purchase 114,719 shares of common stock for $200,000.

●	On June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s $3.00 Warrants were exercised for cash at an exercise price of $2.10 per share. In addition, the holders that exercised the $3.00 Warrants received a $4.50 Warrant for every four $3.00 Warrants exercised. As a result, the Company issued 333,611 shares of common stock and 83,403 $0.15 Warrants in consideration of $700,583.

●	On June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s $1.50 Warrants were exercised for cash. In addition, the holders that exercised the $1.50 Warrants received a $4.50 Warrant for every two $1.50 Warrants exercised. As a result, the Company issued 154,400 shares of common stock and 77,200 $4.50 Warrants, in consideration of $231,600. Separately, certain holders of the $1.50 Warrants to acquire 59,000 shares of common stock exercised on a cashless basis resulting in the issuance of 18,689 shares of common stock.

●	On June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s $1.80 Warrants were exercised. In addition, the holders that exercised the $1.80 Warrants also received $4.50 Warrant for every two $1.80 Warrants exercised. As a result, the Company issued 176,000 shares of common stock and 88,000 $4.50 Warrants in consideration of $316,800.

●	On October 30, 2020 and on November 6, 2020, Ipsidy Inc. entered into Securities Purchase Agreements with several accredited investors (the “October 2020 Accredited Investors”) pursuant to which the October 2020 Accredited Investors agreed to purchase an aggregate of 1,747,833 shares of the Company’s common stock together with Warrants to acquire 873,917 shares of common stock for a term of five years at an exercise price of $4.50 per share for an aggregate purchase price of approximately $5.24 million. In connection with this private offering, the Company paid a registered broker-dealer, a cash fee of approximately $367,000 and issue the broker-dealer a common stock purchase warrant to acquire approximately 105,000 shares of common stock of the Company exercisable for a term of five years at an exercise price of $4.50 per share.

●	During 2020, the Company issued approximately 57,000 shares of common stock pursuant to cashless exercises of common stock purchase warrants and options, other than the June 2020 warrant exercises.

2019 Common Stock Transactions

●	In June 2019, the Company entered into Subscription Agreements with accredited investors (the “2019 Accredited Investors”) pursuant to which the 2019 Accredited Investors purchased an aggregate of approximately 1,292,000 shares of the Company’s common stock for an aggregate purchase price of approximately $3,100,000. In connection with the private offering, the Company paid a cash fee of approximately $173,000 and issued 41,275 common stock purchase warrants with a fair value of approximately $79,000 that are exercisable during a term of five years at an exercise price of $2.64 per share.

●	The Company also issued approximately 13,700 shares of common stock to two service providers in satisfaction of $41,000 due for services.

The criteria for the 2019 and 2018 performance based restricted stock have not been met as of December 31, 2020.

Warrants

●	During the year ended December 31, 2020, the Company issued approximately 980,000 common stock warrants in connection with its sale of common stock in the 4th quarter of 2020 for a term of five years at an exercise price $4.50 per share. Of the approximate 29.4 million shares, approximately 105,000 shares were issued to a broker-dealer in connection with the sale of common stock.

●	During the year ended December 31, 2020, the Company issued approximately 250,000 common stock warrants for a term of five years at an average exercise price of $4.50 cents in connection with cash exercises of previously issued warrants. The Company recorded a charge of approximately $367,000 in connection with an inducement to the warrant holders who exercised their outstanding warrants.

●

During the year ended December 31, 2019, the Company issued 41,725 common stock warrants to its investment bankers in connection with the June 2019 private common stock offering at an exercise price of $2.64 cents for a period of five years.

See Common Stock Transaction above for a further description of the warrant issuances.

The following is a summary of the Company’s warrant activity for the years ended December 31, 2020 and 2019:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding on January 1, 2019	1,540,049	$3.30	2.9 Years
Granted	41,725	$2.70	5.0 Years
Exercised/Cancelled	-	$-	-
Outstanding at December 31, 2019	1,581,774	$3.30	1.9 Years
Granted	1,227,389	$4.50	5.0 Years
Exercised/Cancelled	(985,930)	$1.80	-
Outstanding at December 31, 2020	1,823,234	$4.20	3.4 Years

Stock Options

The Company has adopted the Ipsidy Inc. 2014 Equity Compensation Plan and the 2017 Incentive Stock Plan. The Company has no other stock options plans in effect as of December 31, 2020.

On November 21, 2014, our Board of Directors authorized the Ipsidy Inc. Equity Compensation Plan (the “2014 Plan”). On September 28, 2017, the shareholders of the Company approved the 2017 Incentive Stock Plan (“2017 Incentive Plan”). The following is a summary of principal features of the 2014 Plan and the 2017 Incentive Plan. The summaries, however, does not purport to be a complete description of all the provisions of each plan.

The terms of Awards granted under the plans shall be contained in an agreement between the participant and the Company and such terms shall be determined by the Compensation Committee consistent with the provisions of the applicable plan. The terms of Awards may or not require a performance condition in order to vest the equity comprised in the relevant Award. The terms of each Option granted shall be contained in a stock option agreement between the optionee and the Company and such terms shall be determined by the Compensation Committee consistent with the provisions of the applicable plan.

The Company has also granted equity awards that have not been approved by security holders.

2020 Stock Option Issuances

●	During the year ended December 31, 2020, the Company granted Mr. Kumnick and Mr. Broenniman granted options to acquire 1,111,111 and 555,556 shares of common stock upon their employment. The options granted to Mr. Kumnick and Mr. Broenniman vest 20% at date of the grant with the balance vesting upon achieving certain performance thresholds. Additionally, the Company granted options to acquire approximately 422,500 shares of common stock to employees and one service provider in connection with service. The options have a term of ten years with vesting ranging from immediate to a three-year period. All options granted approximated fair value.

2019 Stock Option Issuances

●	During the year ended December 31, 2019, the Company granted options to acquire 4,000 shares of common stock to one member of the Board of Directors and three employees at fair market value on date of grant. Of the 4,000 stock options, 3,861 options vest over a three-year period and 139 options vest upon achieving certain performance thresholds. The options have a term of ten years and the approximate fair value of the options as of the grant date was $150,000.

The Company determined the grant date fair value of the options granted during the years ended December 31, 2020 and 2019 using the Black Scholes Method and the following assumptions:

	2020	2019
Expected Volatility	67% to 75%	75.0% to 80.0%
Expected Term	2.5 – 5.9 Years	2.5 – 5.9 Years
Risk Free Rate	0.33% to 0.5%	1.73% – 2.49%
Dividend Rate	0.00%	0.00%

Activity related to stock options for the years ended December 31, 2020 and 2019 is summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term (Yrs.)	Aggregate Intrinsic Value
Outstanding as of January 1, 2019	3,541,778	$5.70	9.5	$11,457,291
Granted	120,000	$2.10	10.0	$-
Exercised/Forfeited	(15,111)	$3.90	-	$-
Outstanding as of December 31, 2020	3,646,667	$5.40	6.5	$280,000
Granted	2,089,135	$2.10	10.0	$-
Exercised/Forfeited	(90,000)	$2.70	-	$-
Outstanding as of December 31, 2020	5,645,802	$4.50	6.9	$8,283,639
Exercisable as of December 31, 2020	3,772,858	$5.70	6.5	$4,862,410

The following table summarizes stock option information as of December 31, 2020:

Exercise Price	Outstanding	Weighted Average Life (Yrs.)	Exercisable
$0.003	116,667	5.5	116,667
$1.50	1,123,334	6.4	1,031,667
$1.80	34,802	9.4	34,802
$2.10	1,666,667	9.7	333,333
$2.70	387,667	0.8	-
$3.00	906,667	6.5	906,667
$3.60	33,333	8.8	11,945
$3.90	8,333	7.6	8,333
$4.50	93,333	5.6	93,333
$6.60	86,111	7.8	69,444
$7.50	83,333	7.6	61,111
$7.80	5,556	8.1	5,556
$8.70	33,333	7.1	33,333
$12.00	33,333	5.9	33,333
$13.50	1,033,333	5.6	1,033,333
	5,645,802	6.9	3,772,857

As of December 31, 2020, there was approximately $801,000 of unrecognized compensation costs related to employee stock options outstanding which will be recognized in 2021 through 2023. The Company will recognize forfeitures as they occur. Stock compensation expense for the years ended December 31, 2020 and 2019 was approximately $823,000 and $1,246,000, respectively.

The criteria for certain performance-based stock options have not been achieved as of December 31, 2020.

NOTE 10 – DIRECT FINANCING LEASE

In September 2016, the Company and an entity in Colombia entered into a rental contract for the rental of kiosks to provide cash collection and fare services at transportation stations. The lease term commenced in May 2017 when the kiosks were installed and operational. The term of the rental contract is ten years at an approximate monthly rental of $11,900. The lessee has the option at the end of the lease term to purchase each unit for approximately $40. The term of the lease approximates the expected economic life of the kiosks. As such, the lease was accounted for as a direct financing lease.

The Company has recorded the transaction at its net investment in the lease and will receive monthly payments of $11,856 before estimated executory costs, or $142,272, annually, to reduce investment in the lease and record income associated with the related amount due. Executory costs are estimated to be $1,677 month and initial direct costs are not considered significant. The transaction resulted in incremental revenue in the years ended December 31, 2020 and 2019 of approximately $56,800 and $63,400, respectively.

The equipment under the capital lease is valued at approximately $748,000. At the inception of the lease term, the aggregate minimum future lease payments to be received is approximately $1,422,000 before executory cost. Unearned income is recorded at the inception of this lease was approximately $474,000 and will be recorded over the term of the lease using the effective income rate method. Future minimum lease payments to be received under the lease for the next five years and thereafter are as follows:

Year Ending December 31,
2021	$122,148
2022	122,148
2023	122,148
2024	122,148
2025	122,148
Thereafter	40,716
651,456
Less deferred revenue	(156,753)
Net investment in lease	$494,703

NOTE 11 – LEASE OBLIGATION PAYABLE

The Company entered into a lease in March 2017 for the rental of its printer for its secured plastic and credential card products business under an arrangement that is classified as a capital lease. The leased equipment is amortized on a straight line basis over its lease term including the last payment (61 payments) which would transfer ownership to the Company. Total amortization related to the lease equipment as of December 31, 2020 is $123,225. The following is a schedule showing the future minimum lease payments under capital lease by year and the present value of the minimum lease payments as of December 31, 2020. The interest rate related to the lease obligation is 12% and the maturity date is March 31, 2022. Future cash payments related to this capital lease are as follow for the calendar years ending in 2021 and 2022.

2021	$43,096
2022	10,774
Total minimum lease payments	53,870
Less: Amount representing interest	(4,076)
Present value of minimum lease payments	$49,794

NOTE 12 – INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740 which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim period, disclosure and transition. There were no unrecognized tax benefits as of December 31, 2020 and 2019.

The Company’s loss before income taxes from US and Foreign sources for the years ended December 31, 2020 and 2019, are as follows:

	2020	2019
United States	$(8,899,719)	$(8,548,570)
Outside United States	(2,362,516)	(1,888,857)
Loss before income taxes	$(11,262,235)	$(10,437,427)

The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company’s effective tax rate for financial statement purposes for the years ended December 31, 2020 and 2019:

	2020	2019
US Federal statutory tax rate	21.00%	21.00%
State taxes	4.35%	4.35%
NOL true-ups	(14.93%)	5.27%
Change in valuation allowance	(10.42%)	(30.62%)
	0.00%	0.00%

The Company has paid certain minimum taxes and other obligations during the years ended December 31, 2020 and 2019 of approximately $36,000 and $63,000, respectively.

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31, 2020 and 2019 are summarized as follows:

	2020	2019
Deferred tax assets
Net operating loss	$8,472,849	$7,681,718
Stock options	6,359,279	6,632,746
Charitable contributions	1,267	1,267
Basis difference in intangible assets	64,848	7,405
Convertible note payable discount	205,557	-
Accrued payroll	186,159	51,907
Valuation allowance	(15,289,959)	(14,365,195)
Total deferred tax asset	-	9,848

Debt discounts	-	(6,769)
Debt issuance costs	-	(2,501)
Basis difference fixed assets	-	(578)
Total deferred tax liability	-	(9,848)

Net deferred tax asset	$-	$-

As of December 31, 2020, the Company has available federal net operating loss carry forward of $33.4 million and state net operating loss carry forwards of $33.4 million. Operating loss carryforwards of approximately $14.4 million will expire through 2037 and the balance of $19.0 million have an indefinite life. Additionally, the Company has income tax net operating loss carryforwards related to our international operations which have an indefinite life.

The Company assess the recoverability of its net operating loss carry forwards and other deferred tax assets and records a valuation allowance to the extent recoverability does not satisfy the “more likely than not” recognition criteria. The Company continues to maintain the valuation allowance until sufficient positive evidence exists to support full or partial reversal. As of December 31, 2020, the Company had a valuation allowance of approximately $15.3 million against its deferred tax assets, net of deferred tax liabilities, due to insufficient positive evidence, primarily consisting of losses within the taxing jurisdictions that have tax attributes and deferred tax assets.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time the Company is a party to various legal or administrative proceedings arising in the ordinary course of our business. While any litigation contains an element of uncertainty, we have no reason to believe that the outcome of such proceedings will have a material adverse effect on the financial condition or results of operations of the Company.

Executive Compensation

As of December 31, 2020, the Company had employment agreements with members of the management team providing base salary amounts and provisions for stock compensation, cash bonuses and other benefits to be granted at the discretion of the Board of Directors. Additionally, certain employment agreements include provisions for base salary, bonus amounts upon meeting certain performance milestones, severance benefits for involuntary termination from a change in control or other events as defined in their respective agreements. Additionally, the vesting of certain awards could be accelerated upon a change in control (as defined).

Leases

The lease related balances included in the Consolidated Balance Sheet as of December 31, 2020 were as follows:

Assets:
Current portion of operating lease ROU assets - included in other current assets	$121,285
Operating lease ROU assets – included in Other Assets	49,856
Total operating lease assets	$171,141

Liabilities:
Current portion of ROU liabilities – included in Accounts payable and accrued expenses	$117,414
Long-term portion of ROU liabilities – included in Other liabilities	47,809
Total operating lease liabilities	$165,223

The weighted average lease term remaining is 1.2 years and weighted average discount rate is 13.55%.

The following table presents the maturity of the Company’s operating lease liabilities as of December 31, 2020:

Years Ending December 31,
2021	$130,261
2022	49,716
Total operating lease payments	179,977
Less: Imputed interest	(14,754)
Total operating lease liabilities	$165,223

The Company leased office space in Plantation, Florida. Monthly rental was approximately $2,700 per month plus a share of building expenses. The lease ended in August 2020.

In October 2018, the Company leased office space in Alpharetta, Georgia, for approximately $3,800 per month. The lease ended March 31, 2020.

Additionally, the Company rents office space in Long Beach, New York at a monthly cost of $2,500 (reduced from $5,000 in September 2020) and $7,425 in 2020 and 2019, respectively. The agreement is month to month and can be terminated on 30 days’ notice. The agreement is between the Company and Bridgeworks LLC, an entity principally owned by Mr. Beck, our former CEO, former Board of Director and his family.

The Company leases an office location in Bogota, Colombia. In April 2017, MultiPay S.A.S. entered an office lease beginning April 22, 2017 for two years. The new lease cost is approximately $8,500 per month with an inflation adjustment after one year. The lease was extended for one additional year through April 21, 2021. The Company leased an apartment for a management team member for approximately $2,000 a month through April 2020. The Company intends to secure office space lease in Bogota with a smaller footprint and lower cost when its current lease expires in April 2021. The Company did not renew the apartment lease after it ended in October 2020.

The Company also leases space for its operation in South Africa. The current lease is through June 30, 2022 and the approximate monthly rent is $8,000.

Rent expense included in general and administrative on the Consolidated Statements of Operations for the years ended December 31, 2020 and 2019 was approximately $284,000 and $439,000, respectively.

Potential Obligation

The Company has entered an agreement with a facial recognition software company for the grant of a perpetual license for commercial use (unless terminated for breach by either party). The initial payment under the license of $160,000 was paid in 2018 with two additional installments due on the first and second anniversary of the Effective Date of the arrangement amounting to $80,000 and $40,000, respectively. The Company has recorded the outstanding liability and it is included in “Other of Accounts Payable and Accrued Expenses”. See Note 5. The Company is in discussion with the provider with respect to functionality as well as the financial obligation.

NOTE 14 – SEGMENT INFORMATION

General information

The segment and geographic information provided in the table below is being reported consistent with the Company’s method of internal reporting. Operating segments are defined as components of an enterprise for which separate financial information is available and which is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The CODM regularly reviews net revenue and gross profit by geographic regions. The Company products and services operate in two reportable segments: identity management and payment processing.

Information about revenue, profit/loss and assets

The CODM evaluates performance and allocates resources based on net revenue and operating results of the geographic region as the current operations of each geography are either primarily identity management or payment processing. Identity management revenue is generated in North America and Africa and payment processing is earned in South America which are the three geographic regions of the Company. We have included the lease income in payment processing are the leases are related to unattended ticking kiosks.

Long lived assets are in North America, South America and Africa. Most assets are intangible assets recorded from the acquisition of MultiPay (South America) in 2015 and FIN Holdings (North America and Africa) in 2016. Assets for North America, South America and Africa amounted to approximately $9.1 million, $0.4 million and $1.4 million, respectively, of which $4.2 million, $0.0 million and $1.2 million related to goodwill as of December 31, 2020.

Analysis of revenue by segment and geographic region and reconciliation to consolidated revenue, gross profit, and net loss are provided below. The Company has included in the schedule below an allocation of corporate overhead based on management’s estimate of resource requirements.

	Year Ended December 31,
	2020	2019
Net Revenues:
North America	$612,271	$642,313
South America	349,374	455,475
Africa	1,178,999	1,454,257
	2,140,644	2,552,045

Identity Management	1,791,270	2,090,570
Payment Processing	349,374	455,475
	2,140,644	2,552,045

Loss from Operations
North America	(2,237,745)	(3,536,664)
South America	(4,962,973)	(5,186,550)
Africa	(1,809,047)	(1,362,535)
	(9,009,765)	(10,085,749)

Identity Management	(4,046,792)	(4,899,199)
Payment Processing	(4,962,973)	(5,186,550)
	(9,009,765)	(10,085,749)

Interest Expense	(969,396)	(375,598)
Other (expense)/income	(1,283,074)	23,920

Loss before income taxes	(11,262,235)	(10,437,427)

Income tax expense	(36,323)	(62,931)

Net loss	$(11,298,258)	$(10,500,358)

1,468,429

Shares of Common Stock

Ipsidy Inc.

PROSPECTUS

ThinkEquity

, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. Except as otherwise noted, all the expenses below will be paid by us.

Amount
SEC registration fee	$1,316
FINRA filing fee	$4,250
Initial listing fee	$75,000
Accountants’ fees and expenses*	$100,000
Legal fees and expenses*	$250,000
Transfer Agent’s fees and expenses*	$5,000
Printing and engraving expenses*	$25,000
Miscellaneous*	$10,000
Total expenses	$470,566

*	Amounts shown are estimates.

Item 14. Indemnification of Directors and Officers

Our certificate of incorporation, as amended, contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of our directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. Our certificate of incorporation and bylaws provide that we shall indemnify our officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and currently intend to maintain insurance on behalf of each and any person who is or was our director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued and sold the following securities that were not registered under the Securities Act of 1933, as amended:

During the quarter ended March 31, 2018, the Company granted 24,000 shares of Restricted Stock to the non-employee Directors in connection with their compensation to serve as Board Members. The shares were valued at the fair market value at the date of grant and vest quarterly.

During the quarter ended March 31, 2018, an investor exercised 73,333 warrants at $1.50 cents on a cashless exercise basis resulting in the issuance of 55,740 shares of common stock of the Company.

On April 30, 2018, the Company and the Noteholder agreed to extend the due date of the Stern Note until April 30, 2020 for an extension fee of 50,000 shares of common stock issued to the Stern Trust.

During the three months ended June 30, 2018, the Company issued 91,667 shares of restricted stock of which 66,667 shares will be vested by upon achieving certain performance criteria and 25,000 common shares will vest over a three-year period. The Company also issued 5,674 shares of common stock to a service provider in satisfaction of $32,213 due for services.

During the quarter ended June 30, 2018, two investors and two option holders exercised 74,444 warrants and 83,611 options on a cashless exercise basis resulting in the issuance of 98,165 shares of common stock of the Company.

In August 2018, the Company entered into Subscription Agreements with accredited investors (the “August 2018 Accredited Investors”) pursuant to which the August 2018 Accredited Investors purchased an aggregate of approximately 2.41 million shares of Common Stock at $4.50 per share for an aggregate purchase price of $9.6 million.

In connection with the private offering, the company agreed to issue approximately 82,333 common stock purchase warrants valued at approximately $314,000 that are exercisable for a term of five years at an exercise price of $4.95 per share.

During 2018 and the six month period ended June 30 2019, the Company issued approximately 15,224 and 13,690 shares of common stock respectively in consideration of certain technical services.

In June 2019, the Company entered into Subscription Agreements with accredited investors (the “June 2019 Investors”) pursuant to which the June 2019 Investors purchased an aggregate of approximately 1.29 million shares of the Company’s common stock at $2.40 per share for an aggregate purchase price of approximately $3.1 million.

In December 2019 the Company entered into Securities Purchase Agreements with several accredited investors (the “8% Note Investors”) providing for the sale by the Company to the Investors of 8% Convertible Notes in the aggregate amount of $428,000 (the “8% Notes”).

On February 14, 2020, the Company, entered into Securities Purchase Agreements with several accredited investors (the “2020 Note Investors”) providing for the sale by the Company to the 2020 Note Investors of 15% Senior Secured Convertible Notes in the aggregate amount of $1,510,000 (the “2020 Notes”). The 2020 Notes mature February 28, 2022 and are a secured obligation of the Company. At the option of the 2020 Note Investors, they may at any time convert the 2020 Notes. The amount of shares delivered shall be equal to 150% of the amount of the principal converted divided by the conversion price of $6.00. Following the 2020 Note Anniversary, the Company may require that the 2020 Note Investors convert all or a portion of the 2020 Notes, if the Company’s volume weighted average price for any preceding 20-day period is equal to or greater than $9.00. In connection with this private offering, the Company paid Network 1 Financial Securities, Inc., a registered broker-dealer, a cash fee of approximately $104,800.

Subject to the aggregate principal amount of all the 2020 Notes being not less than $1,500,000, the 2020 Note Investors are entitled to nominate and the Company will not unreasonably reject the appointment of a new member to the Company’s Board of Directors.

Further, the Company and the Stern Trust entered an Amended and Restated Promissory Note (the “Restated Stern Note”) providing that the $2,000,000 principal of the Stern Note will be due and payable on the same terms (bearing interest at 15% per annum) and on the same maturity date as the 2020 Notes and that the interest due under the Stern Note as of January 31, 2020 in the amount of $662,000 will remain due and payable on the same terms as exist in the Stern Note prior to modification provided that the maturity of such interest shall be extended to the same maturity date as the 2020 Notes. The Company and the 8% Note Investors entered into an amendment agreement pursuant to which that the principal and interest due under the 8% Notes will remain due and payable on the same terms as exist in the 8% Notes prior to modification, save that the maturity shall be extended to the same maturity date as the 2020 Notes.

In June 2020, the Company entered into Subscription Agreements with two accredited investors (the “June 2020 Accredited Investors”) pursuant to which the June 2020 Accredited Investors purchased 114,719 shares of common stock at an average price of $1.80 cents per share for $200,000.

Additionally, on June 30, 2020, Company entered into and consummated private transactions pursuant to which a portion of the Company’s warrants exercisable at various prices were exercised for cash at an average exercise price of $1.80 per share for approximately $1,2 million. In addition, the holders that exercised the $3.00 Warrants received a warrant exercisable for two years to acquire one share of common stock at an exercise price of $4.50 per share (the “$4.50 Warrants”) for every four $3.10 Warrants exercised and the holders that exercised the $1.80 Warrants and $1.50 Warrants also received a $4.50 Warrant for every two $1.80 Warrants and $1.50 Warrants exercised. A total of 248,603 $4.50 Warrants were issued as a result of these transactions.

On October 30, 2020 and on November 6, 2020, the Company entered into Securities Purchase Agreements with several accredited investors (the “October 2020 Accredited Investors”) pursuant to which the October 2020 Accredited Investors agreed to purchase an aggregate of 1,747,833 shares of the Company’s common stock together with Warrants to acquire 873,917 shares of common stock for a term of five years at an exercise price of $4.50 per share for an aggregate purchase price of approximately $5.24 million. In connection with this private offering, the Company paid a registered broker-dealer, a cash fee of approximately $367,000 and issued the broker-dealer a common stock purchase warrant to acquire approximately 105 thousand shares of common stock of the Company exercisable for a term of five years at an exercise price of $4.50 per share.

During the year ended December 31, 2020, the Company issued approximately 3,533 shares of common stock to a third-party provider of services in lieu of cash compensation.

During 2020, the Company issued approximately 56,667 shares of common stock pursuant to cashless exercises of common stock purchase warrants and options, other than the June 2020 warrant exercises.

During 2021, through the date of filing of this Registration Statement, the Company issued approximately 667,044 shares of common stock pursuant to cashless exercises of common stock purchase warrants and options and certain note conversions, and 62,635 shares of common stock pursuant to cash exercises of common stock purchase warrants and options, for a total of 729,679 shares of common stock so issued in 2021.

As of June 30, 2021, the Company received conversion notices from (i) Theodore Stern Revocable Trust, the (“Stern Trust”) converting the principal amount, repayment premium and interest in the amount of approximately $3.5 million payable under the Amended and Restated Promissory Note thereon into approximately 561,000 shares of common stock, (ii) the holders of the 8% Convertible Notes converting principal and interest in the amount of approximately $0.4 million into approximately 180,000 shares of common stock and (iii) the holders of the 15% Senior Secured Convertible Notes converting principal, repayment premium and interest in the amount of approximately $2.5 million into approximately 398,000 shares of common stock. The Stern Trust is owed approximately $0.7 million in interest under the Amended and Restated Promissory Note, which has not been converted and remains outstanding. As a result, a total of approximately $6.1 million of Company indebtedness was converted and the Company issued 1,138,115 shares of common stock in the aggregate.

Unless otherwise set forth above, each issuance was exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 as promulgated under Regulation D.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number		Description
1.1	(12)	Underwriting Agreement
3.1	(1)	Amended & Restated Certificate of Incorporation
3.2	(2)	Amended & Restated Bylaws
3.3	(3)	Certificate of Amendment dated June 1, 2021
4.1	(3)	Form of Stock Option
4.2	(4)	Form of 8.0% Convertible Note
4.3	(5)	Form of 15.0% Convertible Note
4.4	(5)	Amended and Restated Promissory Note issued to The Theodore Stern Revocable Trust
4.5	(6)	Paycheck Protection Program Term Note dated May 6, 2020
4.6	(7)	Paycheck Protection Program Term Note dated February 1, 2021
4.7	(12)	Form of Underwriter’s Warrant
5.1	(12)	Opinion of Fleming PLLC
10.1	(3)	Form of Director Agreement
10.2	(3)	Form of Indemnification Agreement
10.3	(11)	Executive Retention Agreement entered between the Company and Stuart P. Stoller dated January 31, 2017
10.4	(8)	Executive Retention Agreement entered between the Company and Thomas Szoke dated January 31 2017
10.5	(9)	2017 Incentive Stock Plan
10.7	(3)	Executive Retention Agreement entered between the Company and Thomas L. Thimot dated June 14, 2021
10.8	(3)	Executive Retention Agreement entered between the Company and Cecil N. Smith III dated June 14, 2021
10.9	(3)	Letter Agreement between the Company and Thomas L. Thimot dated June 14, 2021
10.10	(3)	Letter Agreement between the Company and Cecil N. Smith III dated June 14, 2021
14.1	(10)	Code of Ethics
21.1	(10)	List of Subsidiaries
23.1*		Consent of Independent Registered Public Accounting Firm
23.2	(12)	Consent of Fleming PLLC (included in Exhibit 5.1)
24.1		Power of Attorney (included on Signature Page)

*	Filed herewith.

(1)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on March 23, 2021.

(2)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on January 22, 2021.

(3)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on June 15, 2021.

(4)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on December 16, 2019.

(5)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on February 18, 2020.

(6)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on May 13, 2020.

(7)	Incorporated by reference to the Form 10-Q Quarterly Report filed with the Securities Exchange Commission on May 6, 2021.

(8)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on February 6, 2017.

(9)	Incorporated by reference to the Form 10-Q Quarterly Report filed with the Securities Exchange Commission on May 4, 2018.

(10)	Incorporated by reference to the Form 10-K Annual Report filed with the Securities Exchange Commission on July 12, 2017.

(11)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on February 1, 2017.

(12)	Incorporated by reference to the Form S-1/A Amendment No. 1 to the S-1 Registration Statement filed with the Securities Exchange Commission on July 16, 2021

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriter during the subscription period, the amount of unsubscribed securities to be purchased by the underwriter, and the terms of any subsequent reoffering thereof. If any public offering by the underwriter is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) For the purpose of determining any liability under the Securities Act, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(f) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Long Beach, New York, on the 20th day of August, 2021.

IPSIDY INC.

By:	/s/ Thomas L. Thimot
Thomas L. Thimot
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ *	Chief Executive Officer and Director (Principal Executive Officer)	August 20, 2021
Thomas L. Thimot

/s/ Stuart Stoller	Chief Financial Officer	August 20, 2021
Stuart Stoller	(Principal Financial Officer and Principal Accounting Officer)

/s/ *	Chairman of the Board of Directors	August 20, 2021
Phillip L. Kumnick

/s/*	Director	August 20, 2021
Philip R. Broenniman

/s/*	Director	August 20, 2021
Jacqueline L. White

/s/*	Director	August 20, 2021
Michael L. Koehneman

/s/*	Director	August 20, 2021
Sanjay Puri

/s/*	Director	August 20, 2021
Michael A. Gorriz

*By:	/s/ Stuart Stoller
Stuart Stoller, Attorney-in-fact